UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Morgan’s Foods, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:     Common Shares, without par value

(2) Aggregate number of securities to which transaction applies:     4,162,814 Company common shares, which consists of: (A) 4,050,147 Common Shares issued and outstanding as of April 4, 2014; and (B) 112,667 stock options to purchase Common Shares outstanding as of April 4, 2014.

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001288 by the underlying value of the transaction of $20,645,069.50, which has been calculated as the sum of (A) the product of 4,050,147 Common Shares issued and outstanding as of April 4, 2014 and the merger consideration of $5.00 per Common Share; plus (B) the product of: 112,667 stock options to purchase Common Shares outstanding as of April 4, 2014 with an exercise price below $5.00 and (ii) the difference between $5.00 per share and the weighted-average exercise price of such options of $1.50 per share.

(4) Proposed maximum aggregate value of transaction:     $20,645,069.50

(5) Total fee paid:     $2,659.08

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Preliminary Proxy Statement – Subject to Completion
Dated April 4, 2014

[_________], 2014

Dear Fellow Shareholders:

You are cordially invited to attend a special meeting of shareholders of Morgan’s Foods, Inc. to be held on [_________], 2014, at [______ a.m.] (Eastern Time), at the Cleveland Marriott East Hotel, 26300 Harvard Road, Warrensville Heights, Ohio 44122.

Morgan’s Foods’ Board of Directors recently conducted a review of strategic alternatives to maximize shareholder value. As a result of this review, the Board of Directors approved a merger agreement among Morgan’s Foods, Apex Restaurant Managements, Inc. (“Apex”), and Apex Brands Foods, Inc., an Ohio corporation and wholly owned subsidiary of Apex, pursuant to which Morgan’s Foods will become a wholly owned subsidiary of Apex and each of your Morgan’s Foods common shares will be converted into the right to receive $5.00 in cash, without interest. At the special meeting, in addition to the other proposals described below, the Board of Directors will ask you to adopt the merger agreement.

The proxy statement accompanying this letter is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the special meeting.

The Board of Directors has carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the Board of Directors has determined that the merger is advisable to and in the best interests of Morgan’s Foods’ shareholders. Accordingly, the Board of Directors has unanimously approved the merger agreement and unanimously recommends that you vote FOR the adoption of the merger agreement.

Your vote is very important. The merger may not be completed unless holders of at least two-thirds of Morgan’s Foods common shares outstanding and entitled to vote at the special meeting vote to adopt the merger agreement.

Only holders of record of Morgan’s Foods common shares at the close of business on [_________], 2014, will be entitled to vote at the special meeting. Please complete, sign, date and return your proxy. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction form. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. Failure to submit a signed proxy or to vote in person at the special meeting will have the same effect as a vote against the adoption of the merger agreement.

The proxy statement explains the proposed merger and the merger agreement and provides specific information concerning the special meeting. Please read the entire proxy statement carefully.

Sincerely,

James J. Liguori
President and Interim Chief Executive Officer

This proxy statement is dated [_________], 2014 and is first being mailed, along with the attached proxy card for our common shareholders on or about [_________], 2014.

MORGAN’S FOODS, INC.

4829 Galaxy Parkway, Suite S

Cleveland, Ohio 44128

____________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [_________], 2014

____________

To Shareholders of Morgan’s Foods, Inc.:

A special meeting of shareholders of Morgan’s Foods, Inc. will be held at [_________ a.m.] (Eastern Time), on [_________], 2014, at the Cleveland Marriott East Hotel, 26300 Harvard Road, Warrensville Heights, Ohio 44122, unless adjourned or postponed to a later date. The special meeting is being held for the following purposes:

1.

To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 30, 2014, by and among Morgan’s Foods, Apex Restaurant Management, Inc. and Apex Brands Foods, Inc., a wholly owned subsidiary of Apex Restaurant Management, Inc. As a result of the merger, Morgan’s Foods will become a wholly owned subsidiary of Apex Restaurant Management, Inc. and each outstanding Morgan’s Foods common share will be converted into the right to receive $5.00 in cash, without interest.

2.	To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Morgan’s Foods in connection with the merger.

3.

To approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Only holders of record of Morgan’s Foods common shares at the close of business on [_________], 2014, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Each common share is entitled to vote on all matters that properly come before the special meeting and is entitled to one vote on each matter properly brought before the special meeting.

After careful consideration, our Board of Directors has approved the merger agreement and has declared the merger agreement and the transactions contemplated by the merger agreement to be fair to and in the best interests of the Company and our shareholders. Our Board of Directors recommends that holders of our common shares vote “FOR” the adoption of the merger agreement. Morgan’s Foods cannot complete the merger unless the merger agreement is adopted by Morgan’s Foods’ shareholders. Adoption of the merger agreement requires the affirmative vote of holders of at least two-thirds of Morgan’s Foods common shares outstanding and entitled to vote at the special meeting.

The attached proxy statement describes the proposed merger and the actions to be taken in connection with the merger and provides additional information about the parties involved.

Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope, or give your proxy by telephone or over the Internet by following the instructions on the proxy card. You may revoke the proxy at any time prior to its exercise at the special meeting in the manner described in this proxy statement. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. Simply attending the special meeting however, will not revoke your proxy. If you attend the meeting and give the Company notice in open meeting that the proxy is revoked, your vote at the special meeting will supersede any previously submitted proxy. The provisions of the Ohio Revised Code relating to your dissenters’ rights are attached to the accompanying proxy statement as Annex D.

If you fail to return your proxy or to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote AGAINST the adoption of the merger agreement.

By order of the Board of Directors,

Kenneth L. Hignett
Executive Vice President, Chief Financial Officer and Secretary
[_________], 2014

TABLE OF CONTENTS

SUMMARY	5
Parties to the Merger	5
Morgan’s Foods, Inc.	5
Apex Restaurant Management, Inc.	5
Apex Brands Foods, Inc.	5
The Special Meeting	5
Date, Time and Place	5
Purpose	5
Record Date; Shareholders Entitled to Vote	6
Voting and Proxies	6
Quorum	6
Vote Required	6
Effect of Abstentions and Broker Non-Votes on Voting	6
Expenses of Proxy Solicitation	7
Board of Directors Recommendation	7
The Merger and the Merger Agreement	7
Structure of the Merger	7
Morgan’s Foods Common Shares	7
Morgan’s Foods Stock Options	7
Opinion of Morgan’s Foods’ Financial Advisor	7
Conditions to the Merger	8
Termination of the Merger Agreement and Termination Fees	8
No Solicitation	8
Voting Agreement	8
Certain United States Federal Income Tax Consequences	8
Interests of Morgan’s Foods Directors and Executive Officers in the Merger	8
Dissenters’ Rights of Morgan’s Foods Shareholders	9
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	9
The Merger	9
Other Special Meeting Proposals	11
Procedures	11
FORWARD-LOOKING STATEMENTS	13
THE SPECIAL MEETING	13
Date, Time and Place	13
Record Date; Shareholders Entitled to Vote	14
Attendance	14

i

Quorum	14
PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING	14
PROPOSAL 1: THE MERGER	14
PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION	15
PROPOSAL 3: ADJOURNMENT	15
Voting and Proxies	16
Revocation of Proxies	17
Adjournments and Postponements	17
Dissenters’ Rights of Morgan’s Foods Shareholders	17
Solicitation Costs	18
Exchange of Share Certificates	18
THE MERGER	18
Background of the Merger	18
Morgan’s Foods’ Reasons for the Merger	22
Recommendation of the Board of Directors	25
Opinion of Morgan’s Foods’ Financial Advisor	25
Summary of Implied Share Values	27
Historical Trading Analysis	28
Selected Publicly Traded Company Analysis	28
Discounted Cash Flow Analysis	30
M&A Premiums Paid Analysis	30
Miscellaneous.	31
Certain Financial Information	31
Interests of Morgan’s Foods Directors and Executive Officers in the Merger	32
Treatment of Stock Options	32
Change in Control Agreements; Other Payments	33
Quantification of Payments and Benefits	34
Indemnification; Directors’ and Officers’ Insurance	35
Certain United States Federal Income Tax Consequences	35
Summary Only	35
Merger	36
Medicare Tax on Unearned Income	36
Dissenters’ Rights of Morgan’s Foods Shareholders	36
Termination of Quotation of Morgan’s Foods Common Shares	38
THE MERGER AGREEMENT	38
The Merger	39

Closing and Effective Time of the Merger	39
Consideration to be Received in the Merger	39
Cancellation of Shares	39
Treatment of Stock Options	39
Dissenters’ Shares	39
Payment for Shares	39
Representations and Warranties	40
Covenants and Agreements	42
Operating Covenants	42
No Solicitation	44
Access to Information; Confidentiality	46
Indemnification and Insurance	46
Employee Benefit Matters	46
Financing Covenant	47
Conditions of the Merger	47
Termination	48
Termination Fee	49
Effect of Termination	49
Amendment	49
Extension; Waiver	50
THE VOTING AGREEMENT	50
Voting Matters and Grant of Proxy	50
Transfer and Other Restrictions	51
Termination	51
MARKET PRICE DATA	51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	52
SHAREHOLDER PROPOSALS	53
WHERE YOU CAN FIND MORE INFORMATION	53

ANNEXES

Annex A - Merger Agreement

Annex B - Voting Agreement

Annex C - Brookwood Associates Fairness Opinion dated March 30, 2014

Annex D - Ohio Revised Code Sections 1701.84 and 1701.85

Summary

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the annexes, and the other documents to which we have referred you. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

Parties to the Merger

Morgan’s Foods, Inc.

Morgan’s Foods, Inc., an Ohio corporation (“Morgan’s Foods” or the “Company”), which was formed in 1925, owns and operates 68 KFC, Taco Bell and Pizza Hut Express franchises in Ohio, Pennsylvania, West Virginia, Illinois, New York and Missouri. Our principal executive offices are located at Morgan’s Foods, Inc., 4829 Galaxy Parkway, Suite S, Cleveland, Ohio 44128, and our telephone number is (216) 359-9000.

Apex Restaurant Management, Inc.

Apex Restaurant Management, Inc., a California corporation (“Apex”), was formed in 2005 and is one of the largest franchise organizations of Yum! Brands and Long John Silver’s. Apex owns and operates Long John Silver's, A&W, and KFC multi-brand restaurants in Texas, Arkansas, Louisiana, Oklahoma and Illinois. Apex’s principal executive offices are located at 7405 Hughes Drive, Plano, Texas 75024, and its telephone number is (469) 317-3900.

Apex Brands Foods, Inc.

Apex Brands Foods, Inc., an Ohio corporation, which we refer to as Merger Sub, is a direct wholly owned subsidiary of Apex formed solely for the purpose of effecting the merger with Morgan’s Foods. Merger Sub has not conducted any unrelated activities since its organization. Merger Sub’s principal executive offices are located at 7405 Hughes Drive, Plano, Texas 75024, and its telephone number is (469) 317-3900.

The Special Meeting (page 13)

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our Board of Directors for use at the special meeting.

Date, Time and Place

The special meeting of shareholders of Morgan’s Foods will be held at [______ a.m.] (Eastern Time), on [_________], 2014, at the Cleveland Marriott East Hotel, 26300 Harvard Road, Warrensville Heights, Ohio 44122, unless adjourned or postponed to a later date.

Purpose

You will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, which is referred to as the merger agreement. The merger agreement provides that Merger Sub will merge with and into Morgan’s Foods, and Morgan’s Foods will become a wholly owned subsidiary of Apex. Each Morgan’s Foods common share you own at the effective time of the merger will be converted into the right to receive $5.00 in cash, without interest.

You will also be asked to approve, on a nonbinding, advisory basis, compensation that will or may be paid by Morgan’s Foods to its named executive officers that is based on or otherwise relates to the merger, and to approve the adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal.

Record Date; Shareholders Entitled to Vote

You are entitled to vote at the special meeting if you owned Morgan’s Foods common shares as of the close of business on [_________], 2014, the record date for the special meeting. As of the record date, there were [_________] Morgan’s Foods common shares outstanding. You will have one vote on each matter submitted to a vote at the special meeting for each Morgan’s Foods common share that you owned as of the close of business on the record date.

Voting and Proxies

Shareholders can vote their Morgan’s Foods common shares on the adoption of the merger agreement at the special meeting in four ways, by (i) proxy; (ii) telephone; (iii) internet; or (iv) in person. See and read carefully “The Special Meeting - Voting and Proxies” beginning on page 16.

You may revoke your proxy at any time prior to the vote at the special meeting by delivering to Morgan’s Foods’ Corporate Secretary a signed notice of revocation or submitting a later-dated, signed proxy. You also may revoke your proxy in open meeting by attending the special meeting, giving the Company notice in open meeting that the proxy is revoked, and voting in person. Attendance at the special meeting will not, in and of itself, result in the revocation of a proxy or cause your Morgan’s Foods common shares to be voted.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. Under our Amended Code of Regulations, the holders of a majority of the outstanding Morgan’s Foods common shares entitled to vote at the special meeting, present in person or by proxy, shall constitute a quorum.

The holders of a majority of the common shares present or represented at the special meeting, whether or not a quorum is present, may adjourn the meeting without notice other than by announcement at the meeting, until the requisite number of shares shall be present or represented.

If you submit a properly executed proxy card, even if you abstain from voting, your Morgan’s Foods common shares will be counted for purposes of determining whether a quorum is present at the special meeting. In the event that a quorum is not present at the special meeting or additional votes must be solicited to adopt the merger agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Adoption of the merger agreement requires the affirmative vote of holders of at least two-thirds of Morgan’s Foods common shares outstanding and entitled to vote at the special meeting. As of the record date, there were [_________] Morgan’s Foods common shares outstanding. Shareholders owning in the aggregate 1,539,222, or approximately 37% of our common shares have entered into a voting agreement under which they have agreed to vote FOR the adoption of the merger agreement. See “The Voting Agreement” on page 50.

Effect of Abstentions and Broker Non-Votes on Voting

Abstentions and shares not in attendance and not voted at the special meeting will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. Because brokers or banks holding Morgan’s Foods common shares in “street name” may vote your Morgan’s Foods common shares on the proposals to be considered at the special meeting only if you provide instructions on how to vote, your failure to provide instructions will result in your shares not being present at the meeting and not being voted on these proposals. Consequently, there cannot be any broker non-votes occurring in connection with any of the proposals at the special meeting. It is very important that all of our shareholders vote their Morgan’s Foods common shares, so please promptly complete and return the enclosed proxy card.

Expenses of Proxy Solicitation

Our directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail or other means, but they will not be specifically compensated for these services. Brokers, banks and other persons will be reimbursed by us for expenses they incur in forwarding proxy material to obtain voting instructions from beneficial shareholders. The total cost of solicitation of proxies will be borne by us. For a description of the costs and expenses to us of soliciting proxies, see “The Special Meeting— Solicitation Costs” on page 18.

Board of Directors Recommendation (page 25)

The Board of Directors has found and declared that the merger agreement and the merger are advisable, fair to, and in the best interests of the Company and its shareholders, has unanimously approved the merger agreement and unanimously recommends that our shareholders vote FOR the adoption of the merger agreement.

The Merger and the Merger Agreement (pages 18 & 38)

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety because it is the principal legal agreement that governs the merger.

Structure of the Merger

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of Apex, will be merged with and into Morgan’s Foods. Morgan’s Foods will continue as the surviving corporation and become a wholly owned subsidiary of Apex.

Morgan’s Foods Common Shares

At the effective time of the merger, each Morgan’s Foods common share, will be converted into the right to receive $5.00 in cash, without interest. After the effective time of the merger, Morgan’s Foods common shares will no longer be publicly traded.

Morgan’s Foods Stock Options

Pursuant to the merger agreement, we will take all action necessary so that, upon completion of the merger, each stock option outstanding immediately prior to the effective time of the merger will become fully vested and will be converted into the right to receive the excess, if any, of $5.00 over the exercise price per share of the stock option multiplied by the number of Morgan’s Foods common shares subject to the stock option, less any applicable withholding tax.

Opinion of Morgan’s Foods’ Financial Advisor

In connection with the merger, our financial advisor, Brookwood Associates, L.L.C., delivered to our Board of Directors its written opinion that as of March 30, 2014, and based upon and subject to the factors, assumptions and limitations set forth therein, the consideration to be paid to holders of our common shares (other than Morgan's Foods, Apex, Merger Sub or their subsidiaries) in the merger was fair, from a financial point of view, to such holders. Brookwood’s opinion was directed solely to the Board of Directors for its benefit and use in evaluating the fairness of the transactions contemplated by the merger agreement. Brookwood’s opinion relates only to the fairness, from a financial point of view, of the consideration to be received by Morgan’s Foods shareholders (other than Morgan’s Foods, Apex, Merger Sub or their subsidiaries) in the merger pursuant to the merger agreement, does not address any other aspect of the merger or any related transactions, and does not constitute a recommendation to any Morgan’s Foods shareholder as to how such Morgan’s Foods shareholder should vote or act with respect to the merger. No opinion or view was expressed as to the relative merits of the merger in comparison to other other strategies or transactions that might be available to us or in which we might engage or as to our underlying business decision to proceed with or effect the merger. The summary of Brookwood’s opinion is qualified in its entirety by reference to the full text of the opinion attached to this proxy statement as Annex C, including the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by Brookwood in rendering its opinion. You are urged to read the entire opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by Brookwood in rendering its opinion.

Conditions to the Merger

A number of conditions must be satisfied or waived before the merger can be completed. See and read carefully “The Merger Agreement— Conditions of the Merger” beginning on page 47. We can offer no assurance that all of the conditions will be satisfied or waived or that the merger will occur.

Termination of the Merger Agreement and Termination Fees

The merger agreement may be terminated by the mutual written consent of us and Apex, or by either us or Apex, under certain specified circumstances. Upon termination of the merger agreement under certain specified circumstances, we may be required to pay a termination fee of $500,000 to Apex. See and read carefully “The Merger Agreement— Termination” beginning on page 48, “The Merger Agreement — Termination Fee” beginning on page 49 and “The Merger Agreement— Effect of Termination” beginning on page 49.

No Solicitation

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in us. However, under certain circumstances, if we receive an unsolicited takeover proposal from a third party that our Board of Directors determines in good faith (after consultation with counsel and its financial advisor) could result in such takeover proposal becoming a superior proposal, we may furnish nonpublic information to that third party and engage in negotiations regarding a takeover proposal with that third party, subject to specified conditions. See and read carefully “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 44.

Voting Agreement (page 50)

In connection with the merger agreement, certain of our shareholders, who are referred to as the voting agreement shareholders and who owned collectively 1,539,222, or approximately 37% of our issued and outstanding common shares, entered into a voting agreement with Apex and Merger Sub and agreed to vote Morgan’s Foods common shares held by them at the time of the special meeting for the adoption of the merger agreement at the special meeting.

Certain United States Federal Income Tax Consequences (page 35)

Generally, a holder of Morgan’s Foods common shares will recognize taxable gain or loss for United States federal income tax purposes equal to the difference between (1) the amount of cash such holder receives and (2) the adjusted tax basis of such holder’s Morgan’s Foods common shares exchanged therefor.

You should read “The Merger—Certain United States Federal Income Tax Consequences” beginning on page 35 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular circumstances. We urge you to consult your own tax advisor to fully understand the tax consequences of the merger to you (including the application and effect of any state, local, or foreign income and other tax laws).

Interests of Morgan’s Foods Directors and Executive Officers in the Merger (page 32)

When considering the recommendation of the Board of Directors with respect to the adoption of the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, their interests as shareholders and the interests of shareholders generally. The Board of Directors was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that you vote for the adoption of the merger agreement at the special meeting. For a more detailed discussion of these interests, see “The Merger— Interests of Morgan’s Foods Directors and Executive Officers in the Merger” beginning on page 32.

Dissenters’ Rights of Morgan’s Foods Shareholders (page 36)

Under Ohio law, if you own Morgan’s Foods common shares and do not vote in favor of adopting the merger agreement, you will have the right to seek appraisal of the fair value of your Morgan’s Foods common shares under Sections 1701.84 and 1701.85 of the Ohio Revised Code (“ORC”) if the merger is completed. This value could be more than, less than, or the same as the merger consideration for Morgan’s Foods common shares. Failure to strictly comply with all procedures required by Section 1701.85 of the ORC will result in a loss of the right to appraisal.

Merely voting against the adoption of the merger agreement will not preserve your right to appraisal under the ORC. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of dissenters’ rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your Morgan’s Foods common shares.

Annex D to this proxy statement contains the full text of Sections 1701.84 and 1701.85 of the ORC, which relate to dissenters’ rights. We encourage you to read these provisions carefully and in their entirety.

Questions And Answers About the
Special Meeting and The Merger

The Merger

Q.	Why am I receiving this proxy statement?

A.

Apex has agreed to acquire Morgan’s Foods under the terms of the merger agreement that is described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, our shareholders must vote to adopt the merger agreement. We are seeking to obtain this approval at the special meeting to be held on [_________], 2014. The approval of this proposal by our shareholders is a condition to the consummation of the merger. See “The Merger Agreement— Conditions of the Merger” beginning on page 47.

This proxy statement, which you should read carefully, contains important information about the merger, the merger agreement and the special meeting of our shareholders. The enclosed voting materials allow you to vote your shares without attending the special meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q.	What is the position of the Board of Directors of Morgan’s Foods regarding the merger?

A.

The Board of Directors conducted a review of strategic alternatives to maximize shareholder value. The Board of Directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has determined that the merger is advisable to and in the best interests of Morgan’s Foods and its shareholders. The Board of Directors unanimously recommends that Morgan’s Foods shareholders vote FOR the proposal to adopt the merger agreement at the special meeting. See “The Merger— Morgan’s Foods’ Reasons for the Merger” beginning on page 22.

Q.	What vote of Morgan’s Foods shareholders is required to adopt the merger agreement?

A.

The adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the Morgan’s Foods common shares outstanding and entitled to vote at the special meeting. If a Morgan’s Foods shareholder does not vote, it will have the same effect as a vote AGAINST the adoption of the merger agreement. Shareholders owning in the aggregate 1,539,222, or approximately 37% of our common shares have entered into a voting agreement under which they have agreed to vote FOR the adoption of the merger agreement.

Q:	What do I need to do now?

A:

This proxy statement contains important information regarding the special meeting, the merger agreement and the merger, as well as information about the Company, the directors and our named executive officers. It also contains important information about some of the factors our board of directors considered in approving the merger agreement and the merger. We urge you to read this proxy statement carefully, including the annexes. You may also want to review the documents referenced in the section captioned “Where You Can Find More Information” beginning on page 53.

Q.	What rights do I have if I own shares and oppose the merger?

A.

You can vote your common shares against approval and adoption of the merger agreement by indicating a vote against the proposal on your proxy or by voting against the merger proposal in person at the special meeting. Under the applicable provisions of Ohio law, dissenters’ rights are available to holders of our common shares with respect to the merger. See “The Merger — Dissenters’ Rights of Morgan’s Foods Shareholders” beginning on page 36.

Q.	How do Morgan’s Foods directors and executive officers intend to vote their Morgan’s Foods common shares in respect of adoption of the merger agreement?

A.

All of our directors and all of our executive officers have informed us that they currently intend to vote all of their Morgan’s Foods common shares FOR the adoption of the merger agreement. Certain shareholders, JCP Investment Management, LLC, an affiliate of Board member James C. Pappas, which beneficially owns approximately 11.7% of the Company’s outstanding common shares and Bandera Master Fund L.P., an affiliate of Board member Jefferson P. Gramm, which beneficially owns approximately 25.3% of the Company’s outstanding common shares, have entered into voting agreements under which they have agreed to vote all of their Morgan’s Foods common shares FOR the adoption of the merger agreement.

Q.	What will happen to my Morgan’s Foods common shares after the merger?

A.

Upon completion of the merger, each issued and outstanding Morgan’s Foods common share will automatically be converted into the right to receive $5.00 in cash, without interest, which is referred to as the merger consideration. After the effective time of the merger, Morgan’s Foods common shares will no longer be publicly traded.

Q.	Should I send in my share certificates now?

A.

No. Promptly after the completion of the merger, our common shareholders will receive a letter of transmittal describing how you may exchange your common shares for the common share merger consideration. At that time, you must send your share certificates with your completed letter of transmittal to the paying agent. You should not send your certificates to us or anyone else until you receive these instructions. You will receive payment of your common share merger consideration after the paying agent receives from you a properly completed letter of transmittal accompanied by your certificates.

Q.	When does Morgan’s Foods expect the merger to be completed?

A.

We are working to complete the merger as quickly as possible. In addition to obtaining shareholder approval, we must satisfy all other closing conditions. Because a vote of our common shareholders is only one of the conditions to completion of the mergers, we can give you no assurance as to when or whether the merger will occur. We currently expect to complete the merger during the late spring or summer of 2014.

Q.	Who can help answer my questions about the merger?

A.

If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact us at: Morgan’s Foods, Inc. 4829 Galaxy Parkway, Suite S, Cleveland, Ohio 44128, Telephone: (216) 359-9000, Attention: Secretary of the Company, Kenneth L. Hignett.

Other Special Meeting Proposals

Q.	Am I being asked to vote on any other proposals at the special meeting?

A.

The proposals set forth in the notice of meeting will be the only business considered at the meeting. Our Amended Code of Regulations limit the business that can be transacted at special meetings to the objects stated in the notice. In the event that a quorum is not present at the special meeting or additional votes must be solicited to adopt the merger agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies to adopt the merger agreement. If adjournment, postponement or any other matters were to properly come before the meeting, the persons named in the accompanying proxy card as proxies will vote in their discretion the common shares represented by all properly executed proxies on such matters.

Procedures

Q.	When and where is the special meeting?

A.	The special meeting will be held at [______ a.m.] (Eastern Time), on [_________], 2014, at the Cleveland Marriott East Hotel, 26300 Harvard Road, Warrensville Heights, Ohio 44122.

Q:	Who is entitled to notice of and to attend the special meeting?

A:

Only our common shareholders of record at the close of business on the record date, [________], 2014, are entitled to receive notice of and to attend the special meeting. You may be asked to present evidence that you are a Company shareholder and photo identification for admittance.

Q:	Who is entitled to vote at the special meeting?

A:

Only our common shareholders of record at the close of business on the record date are entitled to vote common shares that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting. Each common shareholder has one vote for each common share owned on the record date.

Q:	What happens if I sell my common shares before the special meeting?

A:

The record date for the special meeting, [________], 2014, is earlier than the date of the special meeting. If you held your common shares on the record date but transfer them before the special meeting without granting a proxy, you will retain your right to vote at the special meeting but not the right to receive the merger consideration for those common shares. The right to receive the merger consideration will pass to the person who owns your common shares when the merger is completed.

Q:	How do I vote my common shares?

A:

Complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided, vote by telephone ([1-___-___-____]) or internet ([___________________]), or submit your proxy in accordance with the voting instruction form received from any bank, brokerage firm or other nominee that may hold your common shares on your behalf as soon as possible so that your common shares can be voted at the special meeting. See “The Special Meeting - Voting and Proxies” beginning on page 16.

Q.	If my Morgan’s Foods shares are held in “street name” by my broker or bank, will my broker or bank vote my shares for me?

A.

Your broker or bank will vote your Morgan’s Foods common shares for you on the adoption of the merger agreement only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your Morgan’s Foods common shares. If you do not provide instructions to your bank or broker, your Morgan’s Foods common shares will not be voted on the adoption of the merger agreement, which will have the effect of a vote AGAINST the adoption of the merger agreement.

Q:	May I vote my common shares in person?

A:

Yes. You may vote in person at the special meeting, rather than submitting a proxy, if you own common shares in your own name. If your shares are held in “street name” through a bank, brokerage firm or other nominee, you may vote in person at the special meeting by obtaining a legal proxy from your bank, brokerage firm or other nominee and presenting it at the special meeting.

Q.	If I am going to attend the special meeting, should I return my proxy card?

A.

Yes. Returning your signed and dated proxy card ensures that your shares will be represented and voted at the special meeting. You may revoke your proxy at any time prior to the vote at the special meeting by delivering to our Corporate Secretary a signed notice of revocation or submitting a later-dated, signed proxy following the instructions provided on the proxy card. You also may revoke your proxy in open meeting by attending the special meeting, giving the Company notice in open meeting that the proxy is revoked, and voting in person. See “Summary —The Special Meeting— Voting and Proxies” on page 6.

Q:	May I change my vote after I have submitted my proxy?

A:

Yes. You may change your vote at any time before the common shares reflected on your proxy are voted at the special meeting. If you own your common shares in your name, you can do this in one of three ways. First, you can send a written notice of revocation of your proxy to the Secretary of the Company at our principal executive offices. Second, you can complete, sign, date and return a new proxy card with a later date than your previously submitted proxy. Third, you can attend the meeting and revoke your proxy in open meeting. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a bank, brokerage firm or other nominee to vote your common shares, you must follow the directions received from the bank, brokerage firm or other nominee to change your instructions.

Q.	What if I don’t vote in respect of the proposal to adopt the merger agreement?

A.	If you are a registered shareholder and you return a signed proxy card without indicating your vote, your shares will be voted FOR the proposal to adopt the merger agreement.

Q:	What happens if I do not return a proxy card or vote at the special meeting?

A:

If you fail to return your signed proxy card or vote in person at the special meeting, or if you mark your proxy “abstain,” the effect will be the same as voting AGAINST approval and adoption of the merger agreement.

Q:	Where can I find more information about the Company?

A:

We file certain information with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and on our website at www.morgansfoods.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information” beginning on page 53.

Forward-Looking Statements

Certain statements and assumptions in this proxy statement are based on “forward-looking” information and involve risks and uncertainties. We believe that such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those that may predict, forecast, indicate or imply future results, performance or achievements. These statements are subject to numerous risks, assumptions and uncertainties that could cause actual results, performance or achievements to differ materially from those suggested by our forward-looking statements. Although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements could be incorrect. Such risks, assumptions and uncertainties include the failure of Morgan’s Foods shareholders to adopt the merger agreement; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger agreement; the failure to close for any other reason; the amount of the costs, fees, expenses and charges related to the merger; the effect of the announcement of the merger on our key franchisor and supplier relationships, operating results and business generally, including the ability to retain key employees; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Morgan’s Foods disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “hopes,” “targets” or similar expressions are intended to identify forward-looking statements, which speak only as to the date of this proxy statement. It is not possible to predict all risk factors or to estimate the impact of these factors. Accordingly, shareholders should not place undue reliance on our forward-looking statements.

The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Morgan’s Foods’ most recent Annual Report on Form 10-K and Morgan’s Foods’ more recent other reports filed with the SEC. Morgan’s Foods can give no assurance that the conditions to the merger agreement will be satisfied. Except as required by applicable law, Morgan’s Foods undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

The Special Meeting

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our Board of Directors for use at the special meeting of shareholders in connection with the proposed merger and the other items to be voted on at the special meeting. This proxy statement provides our shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

We will hold the special meeting on [_________], 2014 at [______ a.m.] (Eastern Time), at the Cleveland Marriott East Hotel, 26300 Harvard Road, Warrensville Heights, Ohio 44122.

Record Date; Shareholders Entitled to Vote

The record date for the special meeting is [_________], 2014. Record holders of Morgan’s Foods common shares at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were outstanding [__________] Morgan’s Foods common shares. Shareholders will have one vote for the merger and any other matter properly brought before the special meeting for each Morgan’s Foods common share they owned on the record date.

Attendance

If you are a shareholder of record, that is, you hold your shares in an account with our transfer agent, Computershare Trust Company, N.A., or you have a Morgan’s Foods share certificate, and received information about our special meeting in the mail you may attend the special meeting. If your shares are held in “street name,” that is, you hold your shares in an account with a bank, brokerage firm or other nominee, and you plan to attend the meeting in person, evidence that you are a Company shareholder, such as a recent account statement, will be required to attend the special meeting.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. Under our Amended Code of Regulations, the holders of a majority of the outstanding Morgan’s Foods common shares entitled to vote at the special meeting, present in person or by proxy, shall constitute a quorum. Abstentions are counted as present for establishing a quorum.

The holders of a majority of the common shares present or represented at the special meeting, whether or not a quorum is present, may adjourn the meeting without notice other than by announcement at the meeting, until the requisite number of shares shall be present or represented.

If you submit a properly executed proxy card, even if you abstain from voting or vote against the adoption of the merger agreement, your Morgan’s Foods common shares will be counted for purposes of calculating whether a quorum is present at the special meeting. If a quorum is not present at the special meeting or additional votes must be solicited to adopt the merger agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. If a new record date is set for the adjourned meeting, however, then a new quorum would have to be established at the adjourned meeting.

Proposals to be Considered at the Special Meeting

Proposal 1: The Merger

As discussed elsewhere in this proxy statement, our shareholders will consider and vote on a proposal to adopt the merger agreement. You should read carefully this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement.

The Board of Directors unanimously recommends that Morgan’s Foods shareholders vote FOR the adoption of the merger agreement.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your Morgan’s Foods common shares represented by such proxy card will be voted FOR the adoption of the merger agreement

Adoption of the merger agreement requires the affirmative vote of holders of at least two-thirds of Morgan’s Foods common shares outstanding and entitled to vote at the special meeting. Shareholders owning in the aggregate 1,539,222, or approximately 37% of our common shares, have entered into a voting agreement under which they have agreed to vote FOR the adoption of the merger agreement.

Abstentions and shares not in attendance and not voted at the special meeting will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. It is very important that ALL of our shareholders vote their Morgan’s Foods common shares, so please promptly complete and return the enclosed proxy card.

Proposal 2: Advisory Vote on
Named Executive Officer Merger-Related
Compensation

In accordance with Section 14A of the Exchange Act, Morgan’s Foods is providing its shareholders with the opportunity to cast a nonbinding, advisory vote on the compensation that will be paid or may become payable to the named executive officers of Morgan’s Foods in connection with the merger, the value of which is set forth in the table titled “Golden Parachute Compensation” on page 34. This proposal, commonly known as “say-on-golden parachutes,” is referred to in this proxy statement as the named executive officer merger-related compensation proposal. As required by Section 14A of the Exchange Act, Morgan’s Foods is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that will be paid or may become payable to Morgan’s Foods’s named executive officers in connection with the merger, as disclosed under “The Merger— Interests of Morgan’s Foods Directors and Executive Officers in the Merger— Quantification of Payments and Benefits,” including the table “Golden Parachute Compensation,” associated footnotes and narrative discussion related thereto, is hereby APPROVED.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the named executive officer merger-related compensation proposal, and vice versa. Because the vote to approve the named executive officer merger-related compensation proposal is only advisory in nature, it will not be binding on Morgan’s Foods, Apex or the surviving corporation. Because Morgan’s Foods is contractually obligated to make the potential merger-related payments to the executive officers, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved and regardless of the outcome of the advisory vote.

Approval of the named executive officer merger-related compensation proposal requires the affirmative vote of the holders of a majority of the votes cast with respect to this matter in person or represented by proxy at the special meeting and entitled to vote thereon (provided a quorum is present in person or by proxy). Abstentions and the failure to vote your shares will have no effect on the outcome of the proposal. Because the vote is advisory, it will not be binding upon the Company.

The Morgan’s Foods Board of Directors unanimously recommends that the Morgan’s Foods shareholders vote “FOR” the named executive officer merger-related compensation proposal.

Proposal 3: Adjournment

Morgan’s Foods shareholders may be asked to approve a proposal that will give the Board of Directors authority to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal. Under Morgan’s Foods Amended Code of Regulations, if a quorum does not exist, the special meeting may be adjourned to another place, date or time if the motion to adjourn is approved by the holders of a majority of the voting shares represented at the special meeting in person or represented by proxy. If this adjournment proposal is approved, the special meeting could also be adjourned by the Morgan’s Foods Board of Directors. If the special meeting is adjourned or postponed for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, your shares will be voted in favor of the adjournment proposal. Morgan’s Foods does not intend to call a vote on this proposal if the merger proposal has been approved at the special meeting.

The Morgan’s Foods Board of Directors unanimously recommends that the Morgan’s Foods shareholders vote “FOR” the adjournment proposal.

Voting and Proxies

If you are a shareholder of record, this proxy statement and proxy card have been sent directly to you by the Company. If your shares are held in “street name” in an account with a bank, brokerage firm or other nominee, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee. As the beneficial owner of Company common shares, you have the right to instruct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Shareholders who hold Morgan’s Foods common shares can vote shares on matters presented at the special meeting in four ways:

(i)     By Proxy. You can vote by signing, dating and returning the enclosed proxy card. If you do this, the proxies will vote your Morgan’s Foods common shares in the manner you indicate. All properly executed proxies that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If you do not indicate instructions on the card, your Morgan’s Foods common shares will be voted FOR the adoption of the merger agreement.

(ii)     By Telephone. After reading the proxy materials and with your proxy and voting instruction form in front of you, you may call the toll-free number [1-___-___-____] using a touch-tone telephone. You will be prompted to enter your control number from your proxy and voting instruction form. This number will identify you and Morgan’s Foods. Then you can follow the simple instructions that will be given to you to record your vote.

(iii)     Over the Internet. After reading the proxy materials and with your proxy and voting instruction form in front of you, you may use your computer to access the Web site [___________________]. You will be prompted to enter your control number from your proxy and voting instruction form. This number will identify you and Morgan’s Foods. Then you can follow the simple instructions that will be given to you to record your vote.

(iv)     In Person. You may attend the special meeting and cast your vote in person.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly. If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your common shares of the Company in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your common shares of the Company should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

How you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. However, if your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from your brokerage firm or other holder of record, to be able to vote at the meeting.

Brokers or banks holding Morgan’s Foods common shares in “street name” may vote your Morgan’s Foods common shares on the adoption of the merger agreement only if you provide instructions on how to vote. Brokers or banks will provide you with directions on how to instruct the broker or bank to vote your Morgan’s Foods common shares, and you should carefully follow these instructions.

If you properly sign your proxy card but do not mark the boxes showing how your common shares of the Company should be voted on a matter, the common shares of the Company represented by your properly signed proxy will be voted FOR the proposal to adopt the merger agreement, FOR the say-on-golden parachutes advisory vote, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

It is important that you vote your common shares of the Company promptly. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card, or submit your proxy by telephone or the Internet.

If you have any questions about how to vote or direct a vote in respect of your Morgan’s Foods common shares, you may contact Morgan’s Foods, Inc., 4829 Galaxy Parkway, Suite S, Cleveland, Ohio 44128, Telephone: (216) 359-9000, Attention: Secretary of the Company, Kenneth L. Hignett.

Shareholders should not send in their share certificates with their proxies. A transmittal form with instructions for the surrender of certificates representing Morgan’s Foods common shares will be mailed to shareholders if the merger is completed.

Revocation of Proxies

Any proxy given by a Morgan’s Foods shareholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

●	delivering a written notice bearing a date later than the date of the first proxy to Morgan’s Foods’ Corporate Secretary stating that the first proxy is revoked;

●	completing, signing and delivering a proxy card relating to the same Morgan’s Foods common shares and bearing a later date than the date of the previous proxy; or

●	attending the special meeting, giving the Company notice in open meeting that the proxy is revoked, and voting in person.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies as described in this proxy statement under the heading “Proposal 3: Adjournment” if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting that was adjourned or postponed.

Dissenters’ Rights of Morgan’s Foods Shareholders

Under Ohio law, if you own Morgan’s Foods common shares and do not vote in favor of adopting the merger agreement, you will have the right to seek appraisal of the fair value of your Morgan’s Foods common shares under Sections 1701.84 and 1701.85 of the ORC, if the merger is completed. This value could be more than, less than, or the same as the merger consideration for Morgan’s Foods common shares. Failure to strictly comply with all procedures required by Section 1701.85 of the ORC will result in a loss of the right to appraisal.

Merely voting against the adoption of the merger agreement will not preserve your right to appraisal under the ORC. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of dissenters’ rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your Morgan’s Foods common shares. See “The Merger — Dissenters’ Rights of Morgan’s Foods Shareholders” beginning on page 36.

Solicitation Costs

We are soliciting the enclosed proxy card on behalf of our Board of Directors. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

We will bear the cost of our solicitation of proxies. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Morgan’s Foods common shares held of record by such nominee holders. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Exchange of Share Certificates

Our shareholders should not send share certificates with their proxies. Separate transmittal documents for the surrender of certificated and uncertificated Morgan’s Foods common shares in exchange for cash merger consideration will be mailed to our shareholders as soon as practicable following completion of the merger. See “The Merger Agreement— Payment for Shares” beginning on page 39.

The Merger

The discussion in this proxy statement of the merger and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully.

Background of the Merger

Morgan’s Foods’ Board of Directors and management team regularly evaluate Morgan’s Foods’ business and operations, long-term strategic goals, alternatives to maximize shareholder value, and prospects as an independent company. Morgan’s Foods’ Board of Directors also regularly reviews the strategic alternatives available to Morgan’s Foods, including the purchase or sale of stores or groups of stores, expanding into other brands, strategic combinations, joint ventures or other strategic alliances, refinancing, recapitalizing or reorganizing the Company, or the sale or merger of the entire Company.

Based on these reviews and discussions, in late summer 2013, the Board of Directors and management determined the time was appropriate to formally evaluate the potential strategic alternatives available to the Company, including the level of potential interest in an acquisition of certain or all of Morgan’s Foods’ stores or an acquisition of the whole Company, and engage a financial advisor to assist it in conducting the strategic review process.

On September 19, 2013, the Board of Directors met to consider retaining Brookwood as financial advisor to assist the Board of Directors in this process. The Board of Directors discussed the objectives of the proposed engagement, including a review of the possible and expected outcomes. After discussion, the Board of Directors concluded, based on Brookwood’s extensive experience and contacts in the quick-service restaurant business, that Brookwood was an ideal financial advisor to assist the Board of Directors in this process and resolved to hire Brookwood.

On September 23, 2013, Morgan’s Foods engaged Brookwood and publicly announced that the Board of Directors was evaluating the strategic alternatives available to the Company with Brookwood’s assistance.

At a regularly scheduled meeting of the Board of Directors on October 8, 2013, the Board of Directors discussed the preliminary potential buyer list prepared by Brookwood and the strategies for the potential redeployment of capital should the process result in a sale of some or all of the Company’s stores as opposed to a sale of the whole Company.

In late October 2013, Brookwood, on behalf of Morgan’s Foods, began contacting a number of strategic and financial buyers in order to determine whether any of those entities would be interested in considering an acquisition of some or all of Morgan’s Foods’ stores. The entities selected to be contacted were chosen based on factors including perceived interest in Morgan’s Foods’ businesses, familiarity with franchise operations, financial position and ability to consummate a transaction.

During this period, Brookwood contacted or had initial discussions with 88 parties potentially interested in a transaction involving Morgan’s Foods, including Apex and 30 other potential strategic buyers and 57 private equity firms. Thirty of these parties, including Apex and ten other potential strategic buyers and 19 private equity firms, executed confidentiality agreements. Each of these 30 parties received certain summary non-public information regarding Morgan’s Foods and was requested to provide a non-binding, preliminary indication of interest by December 17, 2013.

On December 17, 2013, Morgan’s Foods received seven non-binding indications of interest. On December 23, 2013, Brookwood presented a summary of these seven non-binding indications of interest to Morgan’s Foods’ management. On December 30, 2013, two more non-binding indications were received, including from Apex. Some of the non-binding indications of interest contemplated a stock purchase, while others contemplated an asset purchase and others, including Apex, did not indicate a deal structure. Those indications of interest that contemplated an asset deal included the purchase of all of Morgan’s Foods’ stores.

The Board of Directors met for a special meeting on December 30, 2013, to review the nine non-binding indications of interest that had been received to date. Representatives of Brookwood discussed with the Board of Directors the status of the various bidders’ participation in the process, and reviewed the background and structure of each of the non-binding indications of interest. Brookwood also reviewed with the Board of Directors Brookwood’s preliminary valuation analysis of Morgan’s Foods, which preliminary valuation analysis was subsumed by the final valuation analysis that was presented by Brookwood to the Board of Directors on March 30, 2014, and described below under the caption — “Opinion of Brookwood Associates, Inc.” This preliminary valuation analysis had previously been discussed with management of Morgan’s Foods and James Pappas, Chairman of the Board of Directors.

At the December 30, 2013 Board of Directors meeting, representatives of Brookwood also reviewed the proposed schedule of, and materials to be discussed at, management presentations to be held in mid-January 2014. The Board of Directors then had an extensive discussion of the bids received and the possible strategic direction of the Company, including how to use the sales proceeds, if the transaction were structured as an asset sale. At the conclusion of the meeting, the Board of Directors authorized management and Brookwood to continue discussions with the potential bidders, focusing on the six entities, including Apex, the Board of Directors believed had the highest likelihood of submitting a successful bid.

At a regularly scheduled meeting held on January 14, 2014, management updated the Board of Directors on the progress of the auction, noting that management presentations had been scheduled with five potential bidders for later that week. After a lengthy discussion, the Board of Directors concluded that no definitive decisions could be made regarding a sale or restructuring of the business until the management presentations had been concluded and final bids received.

Between January 15 and 17, 2014, five bidders, including Apex, participated in presentations conducted by Morgan’s Food’s management. In addition, one other party participated in a conference call with management as opposed to an in-person meeting.

Throughout the remainder of January, the bidders continued their financial due diligence review of Morgan’s Foods, which included follow-up discussions with Morgan’s Food’s senior management and representatives of Brookwood and a review of certain non-public information pursuant to the terms of the confidentiality agreements between the bidders and the Company.

On January 21, 2014, senior management of Morgan’s Foods, representatives of Brookwood Associates, representatives of Tucker Ellis, and Mr. Pappas held a meeting to discuss transaction structures and review a draft of the final bid instruction letter. Management discussed the tax aspects of an asset sale or a sale of the Company’s subsidiaries versus a sale of all of the equity of Morgan’s Foods. Representatives of Tucker Ellis discussed the corporate aspects of winding up a company after a sale of all of its assets, including the fact that a shareholder vote would be necessary for such a transaction. After an extensive discussion, Brookwood was instructed to indicate in the final bid instruction letter that the Company preferred that any purchase transaction be structured as an acquisition of all of the Company’s equity, as opposed to an asset deal or a purchase of the Company’s subsidiaries.

On January 23, 2014, a final bid instruction letter was distributed to the six bidders who had either attended the management presentations or participated in a conference call with management and to one additional bidder who had not participated in any management presentation. These bidders were requested to submit final bids by February 7, 2014. These bidders also continued their respective due diligence investigations of Morgan’s Foods, to varying degrees, during this period.

On February 7 and 8, 2014, five of the bidders who had received the final bid instruction letter, including Apex, submitted their bids. All except one of these bids contemplated a stock purchase. The other two parties who had received the final bid instruction letter did not submit a bid.

On February 15, 2014, the Board of Directors met with management, representatives of Brookwood and representatives of Tucker Ellis to review the bids received the previous week. The meeting initially convened without Brookwood present, and representatives of Tucker Ellis reviewed with the Board of Directors its fiduciary duties in general and how they may be affected in the context of a sale of control of the Company. The Board of Directors also discussed the possibility, should it decide to pursue a sale of the Company, of obtaining a fairness opinion from an investment bank other than Brookwood. Finally, the Board of Directors discussed and determined to form a Transaction Committee comprised of Mr. Pappas and Jacob Saour for the purpose of reviewing and monitoring the bid process on behalf of the Board of Directors. The Transaction Committee was not authorized to approve any transaction on behalf of the Board of Directors.

Brookwood was then invited to join the meeting and reviewed the five bids that were submitted. The Board of Directors discussed with management and representatives of Brookwood and Tucker Ellis the differences between a stock deal and an asset deal, including the tax inefficiencies of an asset deal compared to a stock deal, and the value that would be realized by shareholders under the different structures. The Board of Directors also discussed the alternatives of winding up the Company or reinvesting the sales proceeds if a transaction were structured as an asset deal. Based on this discussion, the Board of Directors concluded that a stock deal would be more likely to generate greater shareholder value than an asset deal. The representatives of Brookwood then left the meeting.

The Board of Directors then had an extensive discussion regarding all aspects of the auction process and the consideration of strategic alternatives. The Board of Directors discussed in more detail the various bids, including the differences to shareholder value of a stock versus asset transaction. The Board of Directors discussed if there was a minimum acceptable price at which to sell the Company, whether any of the bids received would meet that minimum acceptable price if one were set, and whether the Board of Directors should consider keeping the Company independent and pursuing strategic alternatives other than a sale. After an extended discussion of value and strategy, the Board of Directors determined to instruct Brookwood to negotiate higher values from each of the remaining bidders, and that those bids should be expressed on a per share basis as opposed to an enterprise value basis.

Brookwood then contacted the five bidders remaining in the process, including Apex, to encourage them to submit a revised bid that contemplated only an acquisition of all of the equity of Morgan’s Foods, that had their highest and best offer, and that was expressed on a per share basis. The bidder whose bid had contemplated as asset purchase dropped out of the process. Over the next couple weeks, Brookwood had multiple conversations with the four remaining bidders to provide information from Morgan's Foods necessary for them in arriving at a per share offer taking into account the Company’s outstanding debt and cash on hand.

In the evening on February 25, 2014, the Board of Directors met with management and representatives of Brookwood and Tucker Ellis to discuss the four remaining bids, only three of which had been revised by the respective bidders to present a per share offer. Two of the bids, the one submitted by Apex and the one submitted by Company X, were significantly higher than the other two bids. Apex had submitted an offer of $4.51 per share, and Company X had submitted an offer that was slightly less. Just prior to the start of the meeting, however, Company X submitted a revised offer that exceeded Apex’s offer. The Board of Directors, management and representatives of Brookwood discussed the likelihood, given the escalating bids during the day, of either or both of Apex and Company X making higher bids.

The Board of Directors also discussed the respective reputations of Apex and Company X, the terms and conditions of the two bids, the financing capability of the two bidders and the potential timing to signing a definitive agreement. After a lengthy discussion regarding the strategy for approaching the two bidders, the Board of Directors instructed Brookwood to request that both Apex and Company X submit their highest and best offers by February 27, 2014, for Brookwood to express a belief that a bid of at least $5.00 would be necessary to win the auction, and for each bidder to confirm that there would be no conditions to closing contained in the definitive merger agreement other than a standard representation and warranty and covenant bring down.

During the day on February 26, 2014, representatives of Brookwood had multiple conversations with representatives of Apex and Company X regarding improving their bids. By the end of the day, Apex had submitted a final and best offer of $5.00 per share while Company X had submitted a final and best offer that was less than $5.00 per share. Later that evening, the members of the Transaction Committee met with Brookwood to review the two bids. The Transaction Committee determined that the Apex bid was superior because the Company X bid was at a lower cash price, Apex was “Growth Ready” approved by KFC, and because Apex was obtaining its debt financing from Huntington Bank, which is Morgan’s Foods’ current lender, thus making the receipt of debt financing, as well as due diligence, easier and less time consuming for management. The Transaction Committee authorized management, Brookwood and Tucker Ellis to negotiate with Apex and its advisors to arrive at a final negotiated deal by Monday, March 31, 2014, at or above $5.00 per share.

On March 5, 2014, Tucker Ellis circulated a draft merger agreement to Apex’s counsel.

On March 10, 2014, the Board of Directors met with management and representatives of Tucker Ellis to consider whether to have Brookwood render a fairness opinion on the proposed merger with Apex or to hire a second financial advisor to render the opinion. Representatives of Tucker Ellis reviewed the state of the law regarding whether receipt of a success fee by a financial advisor created a disqualifying conflict of interest in rendering a fairness opinion, and concluded that receipt of a success fee, standing alone, should not create such a conflict of interest. Management of Morgan’s Foods noted that since it was engaged on September 23, 2013, Brookwood had become intimately familiar with the financial details of the Company, and thus there would be fewer demands on the resources of the Company for Brookwood to provide the opinion. The Board of Directors also discussed Brookwood’s extensive experience with transactions in the quick-service restaurant space. After extensive discussion, the Board of Directors unanimously determined to retain Brookwood to provide the fairness opinion should the Board of Directors conclude to move forward with the merger with Apex.

Between March 17, 2014, when Apex’s counsel circulated its first set of comments to the merger agreement, and March 30, 2014, representatives of Tucker Ellis and legal counsel to Apex negotiated the terms of the merger agreement, in particular, closing conditions, termination events, termination fees and related triggers, and the identity of Apex, and Apex concluded its due diligence review of Morgan’s Foods. Representatives of Tucker Ellis consulted frequently with the members of management and the Transaction Committee during these negotiations with Apex’s counsel.

On the afternoon of March 30, 2014, the Board of Directors convened a special meeting to consider the proposed merger with Apex. The Board of Directors reviewed with Morgan’s Foods’ management and legal and financial advisors the status of negotiations with Apex as well as the terms and conditions of Apex’s debt commitment letter. Representatives of Tucker Ellis reviewed with the members of the Board of Directors their fiduciary duties in the context of sale of control of the Company. Representatives of Tucker Ellis also reviewed the material terms and conditions of the merger agreement, as reflected in the then current draft, including the Board of Directors’ non-solicitation obligations and fiduciary out, conditions to closing and the termination fees applicable in situations in which the merger was made the subject of competitive bids from third parties or in which the Board of Directors withdrew its recommendation of the merger. Representatives of Brookwood then reviewed the financial aspects of the proposed merger. At the conclusion of its presentation, Brookwood delivered its opinion to the Board of Directors to the effect that, as of March 30, 2014, and based upon and subject to the various considerations and assumptions discussed, the merger consideration to be received by the holders of Morgan’s Foods’ common shares (other than Morgan's Foods, Apex, Merger Sub or their subsidiaries) pursuant to the merger agreement was fair, from a financial point of view, to those holders. Following a thorough discussion, the Board of Directors unanimously determined that the merger is advisable to, and in the best interests of, Morgan’s Foods and its shareholders and approved the merger and the merger agreement, resolved to recommend that Morgan’s Foods’ shareholders vote to adopt the merger agreement, and authorized its executive officers to execute and deliver the merger agreement.

On March 30, 2014, the parties executed and delivered the merger agreement, and on March 31, 2014, the parties announced the signing of the merger agreement.

Morgan’s Foods’ Reasons for the Merger

During the course of reaching its decision to approve the merger and the transactions contemplated by the merger agreement, the Board of Directors considered a number of factors and consulted the Company’s senior management and outside financial and legal advisors.

The Board of Directors considered a number of potentially positive factors in its deliberations, including, among other matters:

●

discussions with management regarding the Company’s business, financial condition, results of operations, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of the Company’s business and the industry in which it competes, and current industry, economic and market conditions, both on a historical and on a prospective basis, which led the Board of Directors to conclude that the merger presented an opportunity for Morgan’s Foods shareholders to realize greater value than the value likely to be realized by shareholders over the short to medium term in the event the Company remained independent or pursued other alternatives evaluated in the review process;

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the review of the possible alternatives to a sale of Morgan’s Foods that had been considered by the Board of Directors over the years, including the purchase or sale of stores or groups of stores, expanding into other brands, strategic combinations, joint ventures or other strategic alliances, or refinancing, recapitalizing or reorganizing the Company, the value to shareholders of such alternatives and the timing and likelihood of actually achieving additional value from these alternatives, and the Board’s assessment that none of these options was reasonably likely to create value for shareholders in the short to medium term greater than the merger consideration;

●

that the Board of Directors considered the interests of shareholders in connection with a potential strategic transaction, directed the process conducted by Brookwood Associates, including through the Transaction Committee, met numerous times to discuss possible alternatives available to the Company, including a sale, and representatives of Brookwood Associates and Tucker Ellis were available during those meetings to answer questions of the Board of Directors;

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that the merger was agreed to only after a comprehensive strategic review process pursuant to which 88 potential purchasers were contacted, which process included, for certain parties, management presentations, due diligence sessions, and the submission of multiple non-binding proposals to acquire all or a portion of the Company;

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that, in addition to formally contacting 88 potential purchasers, Brookwood also had informal private conversations at industry trade shows and conferences with a broad base of market participants they believed might be interested in acquiring all or a portion of the Company;

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that the merger was agreed to by the Board of Directors only after the issuance on September 23, 2013 of a press release regarding a review of Company’s strategic alternatives, significant publicity concerning the review of strategic alternatives, the possibility that the Company may be sold, and the passage of a significant period of time between issuance of the press release and approval of the merger agreement;

●

that the two final bidders in the auction process were, in the Board of Directors’ view, the two strongest buyers in the quick-service restaurant industry and the most likely to be able to complete a transaction quickly, and that the $5.00 per share merger consideration was the highest price offered as a result of active bidding between these two bidders on the bid deadline;

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the current and historical market prices of Morgan’s Foods’ shares relative to the $5.00 per share merger consideration, and the fact that the merger consideration represents a 61.3% premium over the closing price of Morgan’s Foods’ common shares on September 20, 2013 (the last full trading day prior to the announcement to consider strategic alternatives) and a 100% premium over the closing price of Morgan’s Foods’ common shares on March 28, 2014 (the last full trading day prior to the Board’s approval of the merger agreement);

●	the Board of Director’s assessment that Morgan’s Foods’ common share price was not likely to trade at or above the $5.00 per share merger consideration, were the merger not consummated;

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the fact that the merger consideration consists entirely of cash, which provides certainty of value to holders of Morgan’s Foods common shares compared to a transaction in which shareholders receive stock or other securities;

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the financial analyses of Brookwood Associates presented to the Board of Directors on March 30, 2014, as well as the opinion of Brookwood Associates, dated as of March 30, 2014, to the Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be paid to the holders of Company common shares (other than Morgan's Foods, Apex, Merger Sub or their subsidiaries) in the proposed merger, as more fully described below under the caption “Opinion of Morgan’s Foods’ Financial Advisor” beginning on page 25;

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the fact that Morgan’s Foods shareholders who dissent from the merger will have dissenters’ rights, as described in the section entitled “The Merger — Dissenters’ Rights of Morgan’s Foods Shareholders” beginning on page 36;

●	the terms of the merger agreement, as reviewed by the Board of Directors with the Company’s legal advisors, including:

●	sufficient operating flexibility for the Company to conduct its business in the ordinary course between the execution of the merger agreement and consummation of the merger;

●	the fact that the completion of the merger is not conditioned on Apex’s obtaining financing;

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the fact that the conditions required to be satisfied prior to completion of the merger are customary and can be expected to be fulfilled in the ordinary course and the corresponding likelihood that the merger will be consummated;

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the Company’s ability to furnish information to and conduct negotiations with third parties under certain circumstances, as more fully described in “The Merger Agreement — No Solicitation” beginning on page 44; and

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the ability of the Board of Directors to recommend a more favorable unsolicited acquisition proposal to Company shareholders and the Company’s corresponding right to terminate the merger agreement upon the payment of a $500,000 termination fee to Apex;

●	Apex’s financial capability, as indicated by the financing commitment received by Apex;

●	the view of the Board of Directors, based upon the advice of senior management after consultation with legal counsel, that no regulatory approvals are necessary; and

●

the view of the Board of Directors, after consultation with legal counsel, that the conditions to Apex’s obligation to complete the merger, and the right of Apex to terminate the merger agreement under certain circumstances, are not significant, see “The Merger Agreement— Termination” beginning on page 48.

The Board of Directors also considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

●

the risk that, notwithstanding the likelihood of the merger being completed, the merger might not be completed, including the effect of the pendency of the merger and such failure to be completed may have on:

●	the trading price of Morgan’s Foods common shares;

●	Morgan’s Foods’ operating results, including the costs incurred in connection with the transaction;

●	Morgan’s Foods’ ability to attract and retain key personnel; and

●	Morgan’s Foods’ ability to maintain key franchisor and supplier relationships;

●	that the Company will no longer exist as a publicly traded company and that shareholders will no longer participate in the future growth of the business;

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that, under the terms of the merger agreement, the Company cannot solicit other acquisition proposals and the Company must pay Apex a termination fee if the merger agreement is terminated under certain circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to shareholders;

●	the fact that gains from an all-cash transaction would generally be taxable to shareholders for United States federal income tax purposes;

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that if the merger does not close, the Company’s employees will have expended extensive time and efforts to attempt to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction; and

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the risks and contingencies related to the announcement and pendency of the merger, including the likely impact on key franchisor and supplier relationships and the potential effect of the merger on existing relationships with other third parties.

During its consideration of the merger with Apex, the Board of Directors was also aware that some of our directors and executive officers have interests in the merger that are in addition to or differ from those of our shareholders generally, as described in “The Merger—Interests of Morgan’s Foods Directors and Executive Officers in the Merger” beginning on page 32.

This summary is not meant to be an exhaustive description of the information and factors considered by the Board of Directors but is believed to address the material information and factors considered by each of them. In view of the wide variety of factors considered by the Board of Directors, it is not possible to quantify or to give relative weights to the various factors. After taking into consideration all of the factors set forth above, as well as other factors not specifically described above, the Board of Directors unanimously concluded that the merger is advisable to, and in the best interests of, Morgan’s Foods shareholders and approved the merger agreement and the transactions contemplated by the merger agreement.

Recommendation of the Board of Directors

At its meeting on March 30, 2014, after due consideration, the Board of Directors unanimously approved the merger agreement and unanimously recommended that Morgan’s Foods shareholders vote FOR the adoption of the merger agreement.

Opinion of Morgan’s Foods’ Financial Advisor

Brookwood was retained to act as the financial advisor to the Board of Directors to render certain investment banking services including soliciting offers for the possible sale of Morgan’s Foods.

As part of its engagement, the Board of Directors requested the opinion of Brookwood as to the fairness, from a financial point of view, to the holders of the outstanding common shares (other than Morgan’s Foods, Apex, Merger Sub or their subsidiaries) of Morgan’s Foods, Inc. of the $5.00 per share cash consideration to be received by such shareholders (other than Morgan’s Foods, Apex, Merger Sub or their subsidiaries) pursuant to the merger agreement. On March 30, 2014, Brookwood delivered its oral opinion to the Board of Directors and subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions, qualifications and limitations stated in the opinion, the $5.00 per share cash consideration to be received by the shareholders (other than Morgan’s Foods, Apex, Merger Sub or their subsidiaries) pursuant to the merger was fair, from a financial point of view, to such shareholders.

Brookwood provided the opinion described above for the information and assistance of the Board of Directors (in their capacity as directors and not in any other capacity) in connection with its consideration of the merger. The terms of the merger agreement, including the amount and form of the consideration payable in the merger, were determined through negotiations between Morgan’s Foods and Apex, and were approved by the Board of Directors. Brookwood did not determine or recommend any specific consideration to the Board of Directors or that any specific consideration constituted the only appropriate consideration for the merger. During the course of Brookwood’s engagement, at the request of the Board of Directors, Brookwood contacted certain parties to solicit indications of interest regarding a transaction involving Morgan’s Foods. This process resulted in certain bids which culminated in Morgan's Foods decision to enter into the merger agreement. Brookwood considered the results of such solicitation in rendering its opinion. The opinion described above delivered to the Board of Directors was reviewed and approved by Brookwood’s Fairness Opinion Committee. Brookwood has consented to the inclusion in this proxy statement of its opinion and the description of its opinion appearing under this subheading “Opinion of Brookwood.”

The full text of Brookwood’s written opinion, dated March 30, 2014, is attached as Annex C to this proxy statement and incorporated into this proxy statement by reference. You are urged to read the entire opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by Brookwood in rendering its opinion. Brookwood’s opinion was directed solely to the Board of Directors for its benefit and use in evaluating the fairness of the transactions contemplated by the merger agreement. Brookwood’s opinion relates only to the fairness, from a financial point of view, of the consideration to be received by Morgan’s Foods shareholders (other than Morgan’s Foods, Apex, Merger Sub or their subsidiaries) in the merger pursuant to the merger agreement, does not address any other aspect of the merger or any related transactions, and does not constitute a recommendation to any Morgan’s Foods shareholder as to how such Morgan’s Foods shareholder should vote or act with respect to the merger. Brookwood did not consider and expressed no opinion as to the amount or nature of the compensation to any of Morgan’s Foods’ officers, directors or employees (or any class of such persons) relative to the merger consideration payable to public shareholders. Brookwood did not address the merits of the underlying decision by Morgan’s Foods to engage in the merger or the merits of any other potential alternative available to Morgan’s Foods. The following summary of Brookwood’s opinion is qualified in its entirety by reference to the full text of the opinion attached to this proxy statement as Annex C, including the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by Brookwood in rendering its opinion.

In connection with Brookwood’s review of the merger and the preparation of its opinion, Brookwood examined or discussed, among other things:

●	the financial terms of the March 28, 2014 draft of the merger agreement;

●	certain publicly available financial, business and operating information related to the Company that Brookwood deemed relevant;

●

certain internal financial, operating and other data with respect to the historical, current and future operations, financial condition and prospects of the Company prepared and furnished to Brookwood by the management of the Company;

●	certain internal financial projections for the Company that were prepared for financial planning purposes and furnished to Brookwood by the management of the Company;

●	certain publicly available market and securities data of the Company (including historical trading prices and volume);

●	certain financial data, transaction terms, and the imputed prices and trading activity of certain other publicly-traded companies that Brookwood deemed relevant for purposes of the opinion; and

●	other information, financial studies, analyses and investigations and other factors that Brookwood deemed relevant for purposes of the opinion.

Brookwood also conducted discussions with members of the senior management of Morgan’s Foods concerning the historical, current and future financial condition, operating results, business and prospects for Morgan’s Foods.

Brookwood relied upon and assumed the accuracy, completeness and fair presentation of the financial, accounting and other information furnished or otherwise made available to it by Morgan’s Foods, discussed with or otherwise reviewed by Brookwood, or publicly available, and has not assumed responsibility independently to verify such information or any liability therefore. Brookwood also assumed, in reliance upon the assurances of management, that the information provided by Morgan’s Foods was prepared on a reasonable basis in accordance with industry practice and, with respect to financial forecasts, projections and other estimates and other business outlook information, reflected the best currently available estimates and judgments of management, was based on reasonable assumptions, and that there was not (and that management of the Company was not aware of) any information or facts that would make the information provided or otherwise made available to Brookwood incomplete or misleading. With respect to Morgan’s Foods forecasts and estimates, Brookwood was advised by Morgan’s Foods, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. Brookwood expressed no opinion as to such financial forecasts, projections and other estimates and business outlook information or the assumptions on which they are based. Further, Brookwood relied, with Morgan’s Foods consent, on advice of the outside counsel and the independent accountants to Morgan’s Foods, and on the assumptions of the management of Morgan’s Foods, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the merger agreement. Furthermore, in arriving at its opinion, Brookwood was not requested to make, and has not made, any physical inspection of the properties or facilities of Morgan’s Foods.

Brookwood assumed that the final form of the merger agreement would be substantially similar to the last draft it had reviewed. Brookwood also assumed, at the direction of Morgan’s Foods, that the merger would be consummated in accordance with its terms, without waiver, modification, or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Morgan’s Foods or the merger. Brookwood did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent, off-balance sheet or other) of Morgan’s Foods, and has not been furnished with any such appraisals or valuations. Brookwood expresses no opinion regarding the liquidation value or solvency of any entity.

Brookwood’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Morgan’s Foods as of, the date of its opinion. In performing its analyses, Brookwood considered industry performance, general business and economic conditions and other matters, many of which are beyond Morgan’s Foods control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which companies may actually be sold. It should be understood that, although subsequent developments may affect Brookwood’s opinion, Brookwood does not have any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material analyses performed and material factors considered by Brookwood in connection with its opinion. Brookwood performed certain procedures, including each of the analyses described below, and reviewed with the Board of Directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by Brookwood in this regard, it does set forth those considered by Brookwood to be material in arriving at its opinion. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Brookwood to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Brookwood was carried out in order to provide a different perspective on the financial terms of the merger and add to the total mix of information available. Accordingly, Brookwood believes that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying Brookwood’s analyses and opinion. Brookwood arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration from a financial point of view as of the date of Brookwood’s opinion.

This summary includes information presented in tabular format, which tables must be read together with the corresponding text, and considered as a whole, in order to fully understand the financial analyses presented by Brookwood. The tables alone do not constitute a complete summary of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Brookwood’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 28, 2014, and is not necessarily indicative of current market conditions.

Summary of Implied Share Values

Brookwood assessed the fairness of the per share merger consideration to the holders of Morgan’s Foods common shares (other than Morgan’s Foods, Apex, Merger Sub or their subsidiaries), by assessing the value of Morgan’s Foods using several methodologies, including selected publicly traded company analysis, discounted cash flow analysis and M&A premiums paid analysis, each of which is described in more detail in the summaries set forth below. Each of these methodologies was used to generate implied valuation ranges that were compared to the per share merger consideration of $5.00. In rendering its opinion, Brookwood did not utilize or rely on a Selected Precedent Transactions Analysis as Brookwood determined in the exercise of its professional judgment that there was insufficient publicly available information regarding acquisitions of companies sufficiently comparable to Morgan’s Foods to make such an analysis meaningful.

The following table shows the ranges of implied valuation per common share of Morgan’s Foods derived under each of these methodologies. The table should be read together with the more detailed summary of each of these valuation analyses as set forth below. Each of these ranges is below the $5.00 per share merger consideration:

Historical Trading Analysis

Brookwood observed the historical trading prices of Morgan’s Foods for the last twelve months and for the last three years ending March 28, 2014. Brookwood noted that over the last twelve months, Morgan’s closing share price ranged from a low of $1.50 per share to a high of $4.55 per share, with a volume weighted average price of $3.24 per share. Brookwood also noted that over the past three years, Morgan’s Foods closing share price ranged from a low of $0.02 per share to a high of $4.55 per share, with a volume weighted average price of $1.25 per share. Brookwood’s analysis of historical trading concluded that 100% of those shares that traded in the last twelve months and 100% of those shares that traded over the past three years traded below the merger consideration of $5.00 per share. The below chart provides the respective premiums of the merger consideration to historical prices over the last twelve months.

Selected Publicly Traded Company Analysis

Brookwood reviewed and compared certain financial information relating to Morgan’s Foods to corresponding financial information, ratios and public market multiples for a selected group of publicly-traded companies in the restaurant industry. Although none of the selected companies was identical or directly comparable to Morgan’s Foods, the companies listed were selected because they are publicly traded companies with market capitalizations below $150 million, many of which represent QSR franchisee operations. Carrol’s Restaurant Group was also included because its standing as a 100% franchisee of a QSR concept. Additionally, Yum! Brands, the franchisor of the KFC, Taco Bell and Pizza Hut concepts, was also included as these are all concepts which Morgan’s Foods operates under as a franchisee. Brookwood identified and analyzed seven comparable public companies:

●	Ark Restaurants, Corp.

●	Brazil Fast Food Corp.

●	Carrol’s Restaurant Group, Inc.

●	Flanigan’s Enterprises, Inc.

●	Granite City Food & Brewery Ltd.

●	Meritage Hospitality Group Inc.

●	YUM! Brands, Inc.

Among the information Brookwood considered were revenue, EBITDA (earnings before interest, taxes, depreciation and amortization) and EBIT (earnings before interest and taxes). Brookwood considered the enterprise value for each company (including Morgan’s Foods), which Brookwood calculated as the equity values based on closing share prices on March 28, 2014 (the last trading day prior to Brookwood’s distribution of its analysis to the Board of Directors), plus total debt, minority interest and preferred stock, less cash and cash equivalents. Enterprise Values were then divided by the revenue, EBITDA and EBIT for each company for the last twelve months for which results were publicly available, which we refer to as LTM, to arrive at certain multiples. The operating results and the corresponding derived multiples for Morgan’s Foods and each of the selected public companies were based on each company’s most recent available publicly disclosed financial information and closing share prices as of March 28, 2014. For Morgan’s Foods and each of the selected public companies, Brookwood considered EBITDA and EBIT on an adjusted basis, to eliminate the impact of non-recurring, non-operating or non-cash items.1 The implied enterprise value of Morgan’s Foods is based on the equity value implied by the merger consideration plus the total debt, less cash and cash equivalents held by Morgan’s Foods as of February 2, 2014 (the period twelve 2014 balance provided to Apex and other potential acquirers in the process identified before).

Brookwood then compared the multiples implied for Morgan’s Foods based on the merger, to the range of trading multiples for the aggregate group of selected public companies. Information regarding the multiples from Brookwood’s analysis of selected publicly traded companies is set forth in the following table.

Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data. Brookwood performed this analysis to understand the multiples of revenue, EBITDA and EBIT, of these comparable public companies based upon market prices.

Based on the estimates and assumptions used in the comparable public companies analysis, the multiples implied by the merger consideration were above or within the range of the trading multiples of the comparable public companies. Based on the various judgments concerning relative comparability of each of the selected companies to Morgan’s Foods, Brookwood did not rely solely on the quantitative results of the comparable public companies analysis in developing a reference range or otherwise applying its analysis. Based on the various judgments identified above, Brookwood estimated that an appropriate valuation range for Morgan’s Foods is between 5.0x and 6.0x PF LTM P12 2014 Adjusted EBITDA. The implied valuation range for Morgan’s Foods based on this comparable public companies analysis results in an implied price per share range of $3.50 to $4.39 per share.

1 Non-recurring, non-operating and non-cash expenses, include but not limited to restaurant closure and impairment expenses, gains/losses on asset disposals, pension settlement charges and early extinguishment of debt.

Discounted Cash Flow Analysis

Brookwood performed a discounted cash flow analysis of Morgan’s Foods to calculate the estimated present value of the standalone, unlevered, after-tax free cash flows that Morgan’s Foods was forecasted to generate during the Company’s fiscal years 2015 through 2019 based on the projections provided by Morgan’s Foods management. In this analysis, Brookwood assumed terminal multiples of Fiscal Year 2019 EBITDA ranging from 5.0x to 6.0x and assumed discount rates ranging from 18.1% to 20.1%. The terminal multiples range was derived from the relevant multiple ranges of the selected public companies analysis. The discount rate range was derived based upon a weighted average cost of capital analysis using the capital asset pricing model.

Brookwood aggregated the present value of the free cash flows over the applicable forecast period with the present value of the range of terminal values to arrive at an implied enterprise value range. Brookwood derived a range of diluted equity value per share by deducting Morgan’s Foods’ net debt as of February 2, 2014, from the resulting enterprise value range and by dividing by Morgan’s Foods’ total diluted shares outstanding, including in-the-money options. The implied valuation range for Morgan’s Foods based on the discounted cash flow analysis was $2.56 to $3.34 per share.

M&A Premiums Paid Analysis

Brookwood reviewed data from 99 acquisitions of publicly traded companies, in which majority of the target’s equity was acquired for cash and stock consideration at an equity value below or equal to $100 million, occurring after January 1, 2011. Brookwood also reviewed data from a subset of 84 transactions within the same parameters, in which majority of the target’s equity was acquired for 100% cash consideration at an equity value below or equal to $100 million, occurring after January 1, 2011. Brookwood calculated the premiums paid relative to the target’s share price one day and 30 days prior to the date the transaction was announced. The table below compares the premiums paid in these transactions to the premium that would be paid to Morgan’s Foods shareholders based on the per share merger consideration.

Based on the mean and median premiums paid in the selected transactions at one day prior and 30 days prior to announcement, the implied valuation range for Morgan’s Foods was $2.37 to $2.47 and $3.57 to $3.66, respectively.

Miscellaneous.

As noted above, the discussion set forth above is a summary of the material financial analyses presented by Brookwood to the Board of Directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Brookwood in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Brookwood believes that its analyses summarized above must be considered as a whole. Brookwood further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Brookwood’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

Brookwood is an investment banking firm and is regularly engaged as a financial advisor in connection with mergers and acquisitions. The Board of Directors selected Brookwood to render its fairness opinion in connection with the proposed merger on the basis of Brookwood’s experience and reputation in acting as a financial advisor in connection with mergers and acquisitions and particularly because of its familiarity with acquisitions in the quick-serve restaurant industry.

Brookwood acted as financial advisor to Morgan’s Foods in connection with the merger and will receive a fee from Morgan’s Foods for its services upon consummation of the merger. Brookwood’s financial advisory fee is contingent upon the consummation of the merger. Brookwood also received a fee of $100,000 from Morgan’s Foods for providing its opinion. This opinion fee is not contingent upon the consummation of the merger. Morgan’s Foods has also agreed to indemnify Brookwood against certain liabilities in connection with its services and to reimburse it for certain expenses in connection with its services. Brookwood is familiar with Morgan's Foods, having provided certain investment banking services to Morgan's Foods from time to time, including general advisory services such as debt restructuring, sale leaseback advisory and debt capital raising.

Certain Financial Information

In the course of the sale process described under “The Merger— Background of the Merger,” we provided to Brookwood Associates in preparation of their fairness opinion, selected, non-public financial projections prepared by our senior management. In addition, bidders were provided selected, non-public historical financial information. Morgan’s Foods does not as a matter of course make public projections as to future performance or earnings and the portions of these financial projections set forth below are included in this proxy statement only because this information was provided to Brookwood in connection with Brookwood rendering the fairness opinion described in “Opinion of Morgan’s Foods’ Financial Advisor” above.

You should note that these financial projections constitute forward-looking statements. See “Forward-Looking Statements” on page 13.

Morgan’s Foods advised the recipients of the financial projections that such projections are subjective in many respects. The financial projections are based on a variety of estimates and assumptions of our senior management regarding our business, industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. In particular, these forward-looking statements were prepared on the assumption that Morgan’s Foods remained a standalone company and were based on numerous other assumptions that are now outdated. You should not regard the inclusion of these projections in this proxy statement as an indication that Morgan’s Foods, Apex, Brookwood Associates or any of their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and you should not rely on the projections as such. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. If the assumptions do not prove accurate, the projections will not be accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. It is highly likely that the contribution of Morgan’s Foods’ business to Apex’s consolidated results will be different from Morgan’s Foods’ performance on a standalone basis. In addition, if the merger is not consummated, we may not be able to achieve these financial projections. None of Morgan’s Foods, Apex or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of Morgan’s Foods compared to the information contained in the projections.

The financial projections have been prepared by Morgan’s Foods’ senior management. Neither Morgan’s Foods’ independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance with respect thereto. The financial projections were not prepared with a view toward public disclosure or compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. We do not intend to update these outdated financial projections or to make other projections public in the future.

The financial projections included (in thousands of dollars):

	LTM P12 2014(1)	Pro Forma LTM P12 2014	2015	2016	2017	2018	2019
Total Net Sales	$84,021	$80,730	$84,186	$87,554	$91,056	$94,698	$98,486
EBITDA	$6,489	$3,715	$3,917	$4,161	$4,409	$4,696	$4,912

(1) Only LTM P12 2014 historical financials were provided to bidders.

The foregoing pro forma adjustments and financial projections are based upon numerous estimates and assumptions including, without limitation, the following:

●	Pro Forma LTM P12 2014 adjusted for GAAP accounting treatment of capitalized leases and restaurants closed during that twelve month period;

●	same store sales growth of 4.0% annually in FYE 2015 through FYE 2019;

●	store level margins improve based on improvements in food and labor costs; and

●	General and Administrative expenses held constant as a percentage of sales.

Interests of Morgan’s Foods Directors and Executive Officers in the Merger

In considering the Board of Director’s recommendation to vote for the proposal to adopt the merger agreement, Morgan’s Foods shareholders should be aware that some of the directors and executive officers of Morgan’s Foods have interests in the merger that are different from, or in addition to, the interests of Morgan’s Foods shareholders generally and that may create potential conflicts of interest. The Board of Directors was aware of and considered the interests of its directors and executive officers when it considered and approved the merger agreement and determined to recommend to Morgan’s Foods shareholders that they vote for the proposal to adopt the merger agreement.

Treatment of Stock Options

Under the terms of the merger agreement, each outstanding stock option held by our employees (including our executive officers) and directors that is outstanding as of the effective time of the merger (whether or not such stock option is vested and exercisable prior to the effective time) will be canceled and converted into the right to receive a cash payment equal to the number of shares underlying the option multiplied by the amount (if any) by which $5.00 (the merger consideration) exceeds the option exercise price, less any applicable withholding taxes, and without interest.

The following table shows, for our directors and executive officers, the aggregate number of shares subject to outstanding options and the cash-out value of the outstanding options with a per share exercise price less than $5.00. The information in the table is as of March 2, 2014.

Name	Aggregate Shares Subject to All Options	Aggregate Cash-Out Value of All Options
James J. Liguori	21,334	$74,669
Ramesh J. Gursahaney	21,333	$74,666
Kenneth L. Hignett	21,333	$74,666
Vincent J. Oddi	21,333	$74,666

Change in Control Agreements; Other Payments

On November 6, 2008, the Company entered into separate Change in Control Severance Agreements, collectively referred to as the CIC Agreements, with James J. Liguori, Kenneth L. Hignett, Ramesh J. Gursahaney and Vincent J. Oddi. The CIC Agreements are designed to retain these individuals and provide for continuity of management in the event of any actual or threatened change in control (as defined in the CIC Agreements) of the Company. The merger would constitute a change in control under each of the CIC Agreements.

The CIC Agreements are “double trigger” agreements. In order for an officer to receive the payments and benefits set forth in the CIC Agreement, there first must occur both (i) a change in control in the Company, as defined in the CIC Agreement, and (ii) a termination of the officer’s employment by the Company without cause, or a voluntary termination by the officer for good reason within two years of the change in control or before the executive dies or becomes disabled. After the triggering events, if the officer delivers a release to the Company, the officer will be paid in a lump sum within 60 days from the separation of service equal to three times the officer’s annual base compensation and three times the officer’s average annual bonus. In addition, each officer is entitled to 18 months of continued health benefits.

After termination of employment, the officer is not obligated to mitigate the amounts paid pursuant to the CIC Agreement. In addition, for the first year following termination of employment, the officer agrees not to disclose any of the Company’s confidential information, trade secret, or proprietary information and agrees not to compete with the Company in the ownership, development or management of KFC or Taco Bell franchises, and to not hire or solicit the employment of any employee who has been employed by the Company within the six months immediately preceding such date of hiring or solicitation. If and to the extent payments made to the officer on account of a change in control are treated as excess parachute payments under the Internal Revenue Code of 1986, as amended, the CIC Agreement provides for an additional payment to make the officer whole with respect to additional excise tax payments.

The following table summarizes the estimated cost of the change in control and severance benefits for our named executive officers if each named executive officer’s employment were terminated immediately following the merger under the CIC Agreements described above, assuming a July 31, 2014 merger closing date and that each named executive officer and each other executive officer experiences a simultaneous qualifying termination of employment.

Executive Officer	Potential Amount of Cash Severance	Estimated Value of Benefit Continuation	Total

James J. Liguori	$690,000	$28,178	$718,178
Kenneth L. Hignett	$525,000	$28,178	$553,178
Ramesh J. Gursahaney	$375,000	$28,178	$403,178
Vincent J. Oddi	$265,500	$28,178	$293,178

Long-Term Incentive Plan. On April 9, 2013, the Company’s Board of Directors adopted and approved Morgan’s Foods, Inc. Long-Term Incentive Plan (the “LTIP”). A total of 150,000 Company common shares are reserved and available for awards under the LTIP. The Compensation and Leadership Committee of the Board of Directors administers the LTIP and determines who receives awards, the type and amount of awards, the consideration, if any, to be paid for awards, the timing of awards and the terms and conditions of awards. The Committee may only grant stock options that do not qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended. In addition, the Committee may make grants of restricted common shares, deferred shares, share purchase rights, share appreciation rights in tandem with stock options, other share-based awards or any combination thereof. Stock options will be exercisable and restricted common share grants will vest at such time or times as the Committee determines at the time of grant. In general, restricted common shares are non-transferable prior to vesting. Additionally, if any stock option or restricted common share grant is exercisable or becomes vested only in installments or after specified exercise dates, the Committee may waive such exercise provisions and accelerate any exercise date based on such factors as the Committee shall determine in its sole discretion. On April 9, 2013, the Committee granted incentive equity awards pursuant to the LTIP of 27,140 restricted common shares. In addition, on April 9, 2013, the Committee granted an incentive equity award pursuant to the LTIP of 3,429 restricted common shares.

Executive and Manager Nonqualified Stock Option Plan. On April 2, 1999, the Board of Directors of the Company approved a Stock Option Plan for Executives and Managers. Under the Plan 145,500 shares were reserved for the grant of options. The Stock Option Plan for Executives and Managers provides for grants to eligible participants of nonqualified stock options only. The exercise price for any option awarded under the Plan is required to be not less than 100% of the fair market value of the shares on the date that the option is granted. Options are granted by the Compensation and Leadership Committee of the Company. Options for 145,150 shares were granted to executives and managers of the Company on April 2, 1999, at an exercise price of $4.125 and options for 350 shares were granted on November 6, 2008, at an exercise price of $1.50. The plan provides that the options are exercisable after a waiting period of 6 months and that each option expires 10 years after its date of issue.

Key Employee Nonqualified Stock Option Plan. At the Company's annual meeting on June 25, 1999 the shareholders approved the Key Employees Stock Option Plan. This plan allows the granting of options covering 291,000 shares of stock and has essentially the same provisions as the Stock Option Plan for Executives and Managers which was discussed above. Options for 129,850 shares were granted to executives and managers of the Company on January 7, 2000, at an exercise price of $3.00. Options for 11,500 shares were granted to executives on April 27, 2001, at an exercise price of $.85. Options for 149,650 shares were granted to executives on November 6, 2008, at an exercise price of $1.50. As of March 3, 2013, no options were available for grant under either plan.

Quantification of Payments and Benefits

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation and benefits that each named executive officer of the Company could receive that are based on or otherwise relate to the merger. These amounts have been calculated assuming the merger is consummated on July 31, 2014, and assuming each named executive officer experiences a qualifying termination of employment under their CIC Agreement as of that date, without taking into effect any possible reduction that might be required to avoid Sections 280G and 4999 of the Code.

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Total ($)

James J. Liguori	$690,000	$74,669	$28,178	$792,847
Kenneth L. Hignett	$525,000	$74,666	$28,178	$627,844
Ramesh J. Gursahaney	$375,000	$74,666	$28,178	$477,844

(1)

Represents a double trigger lump sum cash severance payment under the CIC Agreement equal to three times the sum of the named executive officer’s base salary and the greater of the named executive officer’s average annual bonus over the last three completed calendar years or the last five completed calendar years. As described above (see “Change in Control Agreements; Other Payments”) the CIC Agreement is a double trigger agreement which means that for payment to be made under the CIC Agreement by the Company to the named executive officer there must also be a termination of employment within two years of a change in control. This disclosure assumes a qualifying termination has occurred within two years of the closing of the merger.

(2)	Represents the merger consideration cash-out value of each named executive officer’s outstanding options with a per share exercise price less than $5.00.

(3)

Represents the value of continued health benefits for the executive and his family for 18 months payable in connection with a qualifying termination under the CIC Agreements via payment of the applicable COBRA premiums.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, Apex has guaranteed, for a period of four years after the effective time of the merger, that the Articles of Incorporation and Code of Regulations of the surviving company in the merger shall contain, without amendment, modification or repeal, the provisions with respect to indemnification set forth in the Amended Code of Regulations of Morgan’s Foods. Apex also has agreed, for a period not less than four years after the effective time of the merger, to maintain directors’ and officers’ liability insurance coverage for the benefit of the officers and directors of Morgan’s Foods that is at least as favorable to the insureds as the policy maintained by Morgan’s Foods immediately prior to the effectiveness of the merger, or, if substantially equivalent insurance coverage is not available, the best coverage available, subject to certain limitations on the amount of premiums required to be paid for such insurance coverage.

The Company has also entered into Indemnification Agreements with its directors and executive officers (each an “Indemnified Person”). The Indemnification Agreements provide that the Company will indemnify the Indemnified Person to the fullest extent not otherwise prohibited by the statute or other applicable law, including without limitation indemnity against any and all costs and expenses, in connection with any threatened, pending, or completed action, suit or proceeding, arbitration or other alternative dispute resolution mechanism, whether domestic or foreign, whether civil, criminal, administrative, or investigative, to which the Indemnified Person is or at any time becomes a party, or is threatened to be made a party, as a result, directly or indirectly, of serving at any time: (i) as a director, officer or agent of the Company; or (ii) at the request of the Company as a director, officer, trustee, fiduciary, manager, member, or agent of a corporation, partnership, trust, limited liability company, director benefit plan, or other enterprise or entity, whether domestic or foreign. Under the Indemnification Agreement there is no Company indemnity obligation (i) except to the extent that the aggregate amount of losses to be indemnified exceed the aggregate amount of such losses for which the Indemnified Person is actually paid or reimbursed pursuant to D&O insurance, if any, which may be purchased and maintained by the Company or any of its subsidiaries; (ii) on account of any proceeding in which judgment is rendered against the Indemnified Person for an accounting of profits made from the purchase or sale of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act; (iii) on account of the Indemnified Person’s conduct which is determined to have been knowingly fraudulent, deliberately dishonest, or willful misconduct, except to the extent such indemnity is otherwise permitted under the statute; (iv) with respect to any remuneration paid to Indemnified Person determined by a court having jurisdiction to have been in violation of law; (v) if it shall have been determined by a court having jurisdiction that indemnification is not lawful; and (vi) any action in which the only liability asserted against the Indemnified Person who is or was a director of the Company is pursuant to Section 1701.95 of the ORC.

Certain United States Federal Income Tax Consequences

Summary Only

The following is a summary of certain United States federal income tax consequences of the merger to Morgan’s Foods shareholders whose common shares are converted into the right to receive cash under the merger agreement. The summary is based on provisions of the Internal Revenue Code, United States Treasury Regulations promulgated thereunder, judicial opinions and published positions of the United States Internal Revenue Service, each in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect. The summary applies only to shareholders who hold Morgan’s Foods common shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not purport to consider all aspects of United States federal income taxation that might be relevant to Morgan’s Foods shareholders in light of their particular circumstances and does not apply to shareholders that are subject to special rules under the United States federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons subject to the alternative minimum tax, persons who hold or have held Morgan’s Foods common shares as part of a straddle, hedge, integrated constructive sale or conversion transaction for tax purposes, and persons who acquired Morgan’s Foods common shares in compensatory transactions). If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of Morgan’s Foods common shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership.

This summary does not address the United States federal income tax consequences to any shareholder who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign taxation.

All holders of Morgan’s Foods common shares are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger.

Merger

In general, a shareholder who surrenders Morgan’s Foods common shares for cash pursuant to the merger will recognize a capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received in the merger and the shareholder’s adjusted tax basis in Morgan’s Foods common shares surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss if a shareholder’s holding period for such shares is more than one year at the time of the completion of the merger. In the case of individuals, long-term capital gain is currently eligible for reduced rates of United States federal income tax. There are limitations on the deductibility of capital losses.

Backup federal withholding tax at a rate of 28% may apply with respect to certain payments, including cash received in the merger, unless a payee (1) comes within certain exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such shareholder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules. Each of our shareholders and, if applicable, each other payee, should complete and sign the Substitute Form W-9 that will be included as part of the letter of transmittal to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a credit against your United States federal income tax liability, provided that you furnish the required information to the United States Internal Revenue Service. Such amounts, once withheld, are not refundable by us or the paying agent.

Medicare Tax on Unearned Income

For taxable years beginning after December 31, 2012, certain taxable U.S. holders who are individuals, trusts, or estates with adjusted gross income in excess of certain thresholds are subject to a 3.8% tax on all or a portion of “net investment income,” which includes gains recognized upon a disposition of stock. U.S. holders who are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to any gain recognized pursuant to the merger.

The United States federal income tax consequences set forth above are for general informational purposes only and are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, all shareholders are urged to consult with their own tax advisors regarding the tax consequences of the merger to them, including the application of state, local and foreign tax laws.

Dissenters’ Rights of Morgan’s Foods Shareholders

If the merger agreement is adopted, each Morgan’s Foods shareholder objecting to the merger agreement may be entitled to seek relief as a dissenting shareholder under Sections 1701.84 and 1701.85 of the ORC. The following is a summary of the principal steps a shareholder must take to perfect his or her dissenters’ rights under the ORC. This summary is qualified by reference to a complete copy of Sections 1701.84 and 1701.85 of the ORC, which is attached as Annex D to this proxy statement. Any dissenting shareholder contemplating exercise of his or her dissenters’ rights is urged to carefully review the provisions of Sections 1701.84 and 1701.85 and to consult an attorney, since failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights.

To perfect dissenters’ rights, a dissenting shareholder must satisfy each of the following conditions and must otherwise comply with Section 1701.85:

●

A dissenting shareholder must be a record holder on [_________], 2014, the record date for determining entitlement to vote on the proposal to adopt the merger agreement, of the Morgan’s Foods common shares as to which such shareholder seeks to exercise dissenters’ rights. Because only shareholders of record on the record date may exercise dissenters’ rights, any person who beneficially owns Morgan’s Foods common shares that are held of record by a broker, fiduciary, nominee or other holder and who desires to exercise dissenters’ rights must, in all cases, instruct the record holder of the Morgan’s Foods common shares to satisfy all of the requirements outlined under Section 1701.85.

●

A dissenting shareholder must not vote his or her Morgan’s Foods common shares in favor of the proposal to adopt the merger agreement at the special meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s rights. However, a proxy returned to Morgan’s Foods signed but not marked to specify voting instructions will be voted in favor of the proposal to adopt the merger agreement and will be deemed a waiver of dissenters’ rights. A dissenting shareholder may revoke his or her proxy at any time before its exercise by: (i) filing with Morgan’s Foods an instrument revoking it; (ii) delivering a duly executed proxy bearing a later date; or (iii) attending and giving notice of the revocation of the proxy at the special meeting.

●

A dissenting shareholder must deliver a written demand for payment of the fair cash value of his or her Morgan’s Foods common shares to Morgan’s Foods before the vote on the proposal is taken at the special meeting. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him or her on the record date, and the amount claimed as the “fair cash value” of the Morgan’s Foods common shares.

●

If Morgan’s Foods so requests, a dissenting shareholder must submit his or her common share certificates to Morgan’s Foods within 15 days of such request for endorsement thereon by Morgan’s Foods that demand for the fair cash value of such shares has been made. Such a request is not an admission by Morgan’s Foods that a dissenting shareholder is entitled to relief. Morgan’s Foods will promptly return the share certificates to the dissenting shareholder. At the option of Morgan’s Foods, a dissenting shareholder who fails to deliver his or her certificate upon request from Morgan’s Foods may have his or her dissenters’ rights terminated, unless a court otherwise directs for good cause shown.

Morgan’s Foods and a dissenting shareholder may come to agreement as to the fair cash value of the Morgan’s Foods common shares. If Morgan’s Foods and any dissenting shareholder cannot agree upon the fair cash value of the Morgan’s Foods common shares, then either may, within three months after service of demand by the dissenting shareholder, file a petition in the Court of Common Pleas of Cuyahoga County, Ohio, for a determination that the shareholder is entitled to exercise dissenters’ rights and to determine the fair cash value of the Morgan’s Foods common shares. The court may appoint one or more appraisers to recommend a fair cash value. The fair cash value is to be determined as of the day prior to the date of the special meeting. The fair cash value is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the dissenting shareholder’s demand. In determining this value, any appreciation or depreciation in the market value of the Morgan’s Foods common shares resulting from the merger is excluded, as is any control premium or discount for lack of marketability or minority shareholder status. The Ohio Supreme Court, in Armstrong v. Marathon Oil Company, 32 Ohio St. 3d 397 (1987), has held that fair cash value for publicly traded shares of a company with significant trading activity will be the market price for such shares on the date that the transaction is submitted to the shareholders or directors for final approval, as adjusted to exclude the impact of the transaction giving rise to the dissenters’ rights. The fair cash value may ultimately be more or less than the per share merger consideration. Interest on the fair cash value and costs of the proceedings, including reasonable compensation to any appraisers, are to be assessed or apportioned as the court considers equitable.

Payment of the fair cash value must be made within 30 days after the later of the final determination of such value or the closing date of the merger. Such payment shall be made only upon simultaneous surrender to Morgan’s Foods of the share certificates for which such payment is made.

A dissenting shareholder’s rights to receive the fair cash value of his or her Morgan’s Foods common shares will terminate if:

●	the dissenting shareholder has not complied with Section 1701.85 of the ORC;

●	the merger is abandoned or is finally enjoined or prevented from being carried out, or the Morgan’s Foods shareholders rescind their adoption of the merger agreement;

●	the dissenting shareholder withdraws his or her demand with the consent of the Board of Directors; or

●	the dissenting shareholder and Board of Directors have not agreed on the fair cash value per share and neither has filed a timely complaint in the Court of Common Pleas of Cuyahoga County, Ohio.

All rights accruing from Morgan’s Foods common shares, including voting and dividend and distribution rights, are suspended from the time a dissenting shareholder makes demand with respect to such shares until the termination or satisfaction of the rights and obligations of the dissenting shareholder and Morgan’s Foods arising from the demand. During this period of suspension, any dividend or distribution paid on the Morgan’s Foods common shares will be paid to the record owner as a credit upon the fair cash value thereof. If a shareholder’s dissenters’ rights are terminated other than by purchase by Morgan’s Foods of the dissenting shareholder’s Morgan’s Foods common shares, then at the time of termination all rights will be restored and all distributions that would have been made, but for suspension, will be made.

Termination of Quotation of Morgan’s Foods Common Shares

Morgan’s Foods common shares are currently authorized for quotation on the OTCQB marketplace under the symbol “MRFD.” Upon the consummation of the merger, the quotation of Morgan’s Foods common shares on the OTCQB marketplace will terminate.

The Merger Agreement

The following description of the merger agreement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The full text of the merger agreement is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger.

The provisions contained in the merger agreement are intended to govern the contractual rights and relationships, and to allocate risks, between Morgan’s Foods and Apex with respect to the merger. The representations and warranties made by Morgan’s Foods and Apex to one another in the merger agreement were negotiated between the parties, and any inaccuracies in the representations and warranties may be waived by the beneficiary of such representations and warranties. Moreover, the representations and warranties are qualified in a number of important respects, including through the use of exceptions for certain matters disclosed by the party that made the representations and warranties to the other party. None of the representations and warranties will survive the closing of the merger.

The Merger

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of Apex, will merge with and into Morgan’s Foods. The separate corporate existence of Merger Sub will cease and Morgan’s Foods will continue as the surviving corporation and will become a wholly owned subsidiary of Apex. Merger Sub was created solely for purposes of the merger and has no material assets or operations of its own.

Closing and Effective Time of the Merger

The merger will become effective at the time a certificate of merger is filed with the Secretary of State of the State of Ohio or such other time specified in the certificate of merger, which is referred to as the effective time of the merger.

The closing of the merger will take place on a date specified by the parties, which, unless otherwise agreed by the parties, shall be no later than the second business day after the satisfaction or waiver of all of the conditions described below under “The Merger Agreement — Conditions of the Merger” beginning on page 47.

Consideration to be Received in the Merger

The merger agreement provides that, at the effective time of the merger, each issued and outstanding Morgan’s Foods common share will be converted into the right to receive $5.00 in cash, without interest, which is referred to as the merger consideration. At that time, except with respect to dissenting shares as described below, each holder of Morgan’s Foods common shares will no longer have any rights with respect to such common shares, except for the right to receive the merger consideration.

Cancellation of Shares

Each Morgan’s Foods common share owned by Apex or any of its subsidiaries or held by Morgan’s Foods as treasury stock immediately prior to the effective time of the merger automatically will be canceled and will not be entitled to any merger consideration.

Treatment of Stock Options

Pursuant to the merger agreement, we will take all action necessary so that, upon completion of the merger, each option outstanding immediately prior to the effective time of the merger will be entitled to receive, in settlement thereof, for each common share subject to such option, a cash payment equal to the product of (i) the excess, if any, of the per share merger consideration over the per share exercise price of the options and (ii) the number of common shares subject to such holder’s options not previously exercised, whether or not then vested and exercisable, less any applicable withholding tax.

Dissenters’ Shares

The merger agreement provides that any Morgan’s Foods common shares held by a shareholder who has demanded and perfected the demand for appraisal of such holder’s Morgan’s Foods common shares pursuant to Sections 1701.84 and 1701.85 of the ORC and as of the effective time of the merger has not withdrawn or lost the right to such appraisal shall not be converted into or represent the right to receive merger consideration and such holder will only be entitled to the right granted to dissenting shareholders under applicable provisions of Ohio law; provided, however, that if such holder effectively withdraws or loses the right to appraisal, then such holder’s shares will automatically be converted into and represent only the right to receive the merger consideration, without interest.

Payment for Shares

Prior to completion of the merger, Merger Sub will appoint a paying agent reasonably acceptable to Morgan’s Foods to pay the merger consideration. At the effective time of the merger, Apex or Merger Sub will deposit with the paying agent funds sufficient to pay the merger consideration.

As soon as reasonably practicable and in any event not later than two business days after the effective time of the merger, the paying agent will mail to all record holders of Morgan’s Foods common shares as of the time of the completion of the merger a letter of transmittal and instructions on how to surrender certificates in exchange for the merger consideration. Upon delivery of a valid letter of transmittal and the surrender of certificates on or before the first anniversary of the effective time of the merger, Apex or Merger Sub shall cause the paying agent to pay the holder of such certificates, in exchange for the certificates, cash in an amount equal to the merger consideration in respect of the Morgan’s Foods common shares represented by such certificate, without interest. Each certificate representing Morgan’s Foods common shares that is surrendered will be canceled. Do not send common share certificates with your proxy card.

Payment of the merger consideration may be made to a person other than the person in whose name the surrendered certificate is registered if:

●	the certificate is properly endorsed or otherwise in proper form for transfer; and

●

the person requesting the payment establishes to the satisfaction of Merger Sub or the paying agent that any transfer or other taxes resulting from the payment of the merger consideration to a person other than the registered holder of that certificate have been paid or are not applicable.

After the completion of the merger, no transfers of Morgan’s Foods common shares will be made on the transfer books of the surviving corporation.

If your Morgan’s Foods common share certificate has been lost, stolen or destroyed, you will be entitled to obtain payment of the merger consideration only by signing an affidavit to that effect and, if required by Morgan’s Foods as the surviving corporation, posting a bond in an amount sufficient to protect Morgan’s Foods against claims by any other party related to your lost, stolen or destroyed Morgan’s Foods common share certificate.

The merger consideration paid in the merger will be net to the holder of Morgan’s Foods common shares in cash, subject to reduction only for the withholding of any federal taxes payable by such shareholder.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by Morgan’s Foods, including representations and warranties relating to:

●	corporate organization, good standing and similar matters;

●	capital structure and equity securities;

●	corporate power and authority to enter into the merger agreement and due execution, delivery and enforceability of the merger agreement;

●	receipt of a fairness opinion from Brookwood Associates;

●	absence of conflicts with charter documents, applicable law or certain contracts;

●	absence of required governmental or third party consents in connection with the execution and delivery of the merger agreement or the closing of the merger;

●	accuracy and sufficiency of reports and financial statements filed with the SEC;

●	the absence of certain changes or events and the conduct of business in the ordinary course from March 3, 2013 through the date of the merger agreement;

●	the absence of material undisclosed liabilities;

●	material legal proceedings;

●	tax matters;

●	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

●	labor and employee matters;

●	compliance with applicable law, court orders and regulatory matters;

●	material contracts;

●	environmental matters and compliance with environmental laws;

●	intellectual property;

●	assets and property, including ownership of certain real property;

●	the inapplicability of state takeover statutes;

●	Board of Directors approval of the merger;

●	brokers’ fees payable in connection with the merger; and

●	the accuracy of information about Morgan’s Foods included in this proxy statement.

The merger agreement also contains a number of representations and warranties by Apex and Merger Sub, including representations and warranties relating to:

●	corporate organization, good standing and similar matters;

●	corporate power and authority to enter into the merger agreement and due execution, delivery and enforceability of the merger agreement;

●	absence of conflicts with charter documents, applicable law or certain contracts;

●	absence of required governmental or third party consents in connection with the execution and delivery of the merger agreement or the closing of the merger;

●	the accuracy of information supplied to Morgan’s Foods for inclusion in this proxy statement;

●	sufficiency of financial resources to consummate the transactions contemplated by the merger agreement; and

●	the operations of Merger Sub since its formation.

Significant portions of the representations and warranties of Morgan’s Foods, Apex and Merger Sub are qualified as to “materiality,” “material adverse effect,” or “Company Material Adverse Effect.” Under the merger agreement, a material adverse effect means, when used in connection with Morgan’s Foods, any event, circumstance, change, occurrence or state of facts that (i) has a material adverse effect on the business, financial condition or results of operations of Morgan’s Foods and its subsidiaries, taken as a whole or (ii) prevents Morgan’s Foods from performing its obligations under the merger agreement, provided that “material” and “materially” have correlative meanings except, in the case of clause (i), any such events, circumstances, changes, occurrences or any state of facts relating to:

●	changes in industries relating to Morgan’s Foods and its subsidiaries in general and not specifically relating to Morgan’s Foods and its subsidiaries;

●

general legal, regulatory, political, business, economic, financial or securities market conditions in the United States or elsewhere (including fluctuations, in and of themselves, in the price of Morgan’s Foods common shares);

●

the negotiation, execution or the announcement of the merger agreement, the undertaking and performance or observance of the obligations contemplated by the merger agreement or necessary to consummate the transactions contemplated by the merger agreement (including adverse effects on the results of operations attributable to uncertainties associated with the period between the date of the merger agreement and the closing date) or the consummation of any transaction (including the merger), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees;

●	acts of war, insurrection, sabotage or terrorism;

●	changes in GAAP or the accounting rules or regulations of the SEC;

●	the effect of incurring out-of-pocket expenses in connection with negotiating, entering into, performing or consummating the transactions contemplated by the merger agreement; or

●

the failure, in and of itself, by Morgan’s Foods to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the merger agreement.

Covenants and Agreements

Operating Covenants

We have agreed, with certain exceptions disclosed to Apex, that during the period from the date of the merger agreement until the effective time of the merger:

●

Morgan’s Foods and its subsidiaries will conduct business only in the ordinary course of business, and, to the extent consistent therewith, each of Morgan’s Foods and its subsidiaries shall use its reasonable best efforts to preserve its business organization intact and maintain its existing permits, relations with customers, suppliers, employees, creditors and business partners;

●	Morgan’s Foods and its subsidiaries will maintain their existing policies of insurance at current levels;

●

Morgan’s Foods and its subsidiaries will maintain their assets in normal operating condition and will not sell, lease, pledge or otherwise dispose of encumber any properties or assets material to Morgan’s Foods and its subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its subsidiaries, but excluding the sale or non-exclusive license of products and the sale of inventory in the ordinary course of business);

●	Morgan’s Foods and its subsidiaries will not adopt or implement any shareholder rights plan;

●

Morgan’s Foods and its subsidiaries will not enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of Morgan’s Foods and its subsidiaries;

●

Morgan’s Foods and its subsidiaries will purchase and maintain inventories for the restaurants in such quantities and quality as necessary to operate the restaurants in accordance with historical practice;

●	Morgan’s Foods and its subsidiaries will make all payments for rent or other amounts due under any leases when such payments become due;

●	Morgan’s Foods will not amend its Amended and Restated Articles of Incorporation or Amended Code of Regulations;

●

neither Morgan’s Foods nor any of its subsidiaries will (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any additional-shares of Morgan’s Foods securities other than in respect of common shares reserved for issuance on the date of the merger agreement pursuant to the exercise of options outstanding on the date of the merger agreement, (iii) split, combine or reclassify the outstanding Morgan’s Foods common shares or any outstanding capital stock of any of the subsidiaries of Morgan’s Foods or (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of Morgan’s Foods’ capital stock;

●

except in the ordinary course of business or as required by any law or under the terms of any Morgan’s Foods employee benefits plan, Morgan’s Foods will not (i) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents, consultants or persons providing management services, (ii) enter into or amend any employment, severance, consulting, termination or other agreement or Morgan’s Foods employee benefits plan or (iii) make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to any Morgan’s Foods employee benefits plan or otherwise;

●

except in the ordinary course of business or as required by any law under the terms of any Morgan’s Foods employee benefits plan, Morgan’s Foods will not (i) pay or agree to pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate, (ii) pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of Morgan’s Foods of any amount relating to unused vacation days, (iii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Morgan’s Foods employee benefits plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent, consultant or other person, whether past or present or (iv) amend any such existing Morgan’s Foods employee benefits plan, agreement or arrangement in a manner inconsistent with the foregoing;

●

neither Morgan’s Foods nor any of its subsidiaries will (i) incur or assume any long-term indebtedness, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (iii) make any loans, advances or capital contributions to, or investments in, any other person or (iv) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate), except in the ordinary course of business and consistent with past practice;

●

neither Morgan’s Foods nor any of its subsidiaries will settle, or offer or propose to settle, any material action involving or against Morgan’s Foods or any of its subsidiaries, any shareholder litigation or dispute against Morgan’s Foods or any of its officers or directors or any action that relates to the transactions contemplated by the merger agreement;

●

neither Morgan’s Foods nor any of its subsidiaries will pay, discharge, waive or satisfy any rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver or satisfaction of any such rights, claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, Morgan’s Foods’ audited consolidated financial statements;

●

neither Morgan’s Foods nor any of its subsidiaries will (i) change any of the accounting methods used by it unless required by GAAP or applicable law, (ii) settle any material tax claim or assessment or (iii) consent to any material tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment;

●

neither Morgan’s Foods nor any of its subsidiaries will (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the merger agreement) or (ii) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets, other than in the ordinary course of business and consistent with past practice;

●	neither Morgan’s Foods nor any of its subsidiaries will commit any material violation of applicable law;

●

neither Morgan’s Foods nor any of its subsidiaries will fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed or change any accounting method, policy, practice or application previously employed;

●

neither Morgan’s Foods nor any of its subsidiaries will fail to pay, or to make adequate provision for the payment of, all taxes, interest payments and penalties due and payable to any city, state, the United States, or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established, or make any elections with respect to taxes;

●

neither Morgan’s Foods nor any of its subsidiaries will acquire, enter into letters of intent, or agree to acquire (i) any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to Morgan’s Foods or any of its subsidiaries, except purchases of inventory in the ordinary course of business consistent with past practice;

●	neither Morgan’s Foods nor any of its subsidiaries will open or close any restaurant; and

●

neither Morgan’s Foods nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

No Solicitation

We have agreed that we will not, nor will we authorize or knowingly permit any of our subsidiaries or our or their directors, officers, employees or representatives (including any investment banker, attorney, accountant or other advisor or representative retained by us or any of our subsidiaries) to directly or indirectly:

●	solicit, initiate or knowingly or intentionally encourage the submission of any takeover proposal;

●	except as permitted below, enter into any letter of intent, memorandum of understanding or agreement with respect to any takeover proposal; or

●

except as permitted below, provide any non-public information regarding Morgan’s Foods to any third party or engage in any negotiations or substantive discussions in connection with any takeover proposal.

The merger agreement provides that, notwithstanding the restrictions described above, if, at any time prior to the time that our shareholders adopt the merger agreement, we receive a takeover proposal that was not solicited, initiated or knowingly or intentionally encouraged by Morgan’s Foods or a representative of Morgan’s Foods, we may make such inquiries as may be necessary to inform ourselves of the proposed terms and details of the unsolicited takeover proposal and, if our Board of Directors determines in good faith, after consultation with counsel and financial advisors, that the following actions could result in the takeover proposal becoming a superior proposal, we may provide any non-public information regarding us to such person or engage in any negotiations or substantive discussions with such person concerning such a takeover proposal.

We have also agreed to keep Apex informed of the status and details of such discussions and negotiations, including promptly notifying Apex of the receipt of any such proposal and its material terms.

The Board of Directors cannot (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Apex or Merger Sub, the recommendation of the Board of Directors or (ii) approve or recommend, or propose publicly to approve or recommend, any takeover proposal. Notwithstanding the foregoing restrictions, the Board of Directors may, (i) in response to a takeover proposal that was not solicited, initiated or knowingly or intentionally encouraged by Morgan’s Foods or a representative of Morgan’s Foods in breach of merger agreement, the Board of Directors may terminate the merger agreement and cause Morgan’s Foods to enter into an agreement with respect to any superior proposal, but only at a time that is after the second business day following Morgan’s Foods’ delivery to Apex of written notice advising Apex that the Board of Directors is prepared to accept a superior proposal, specifying the material terms and conditions of such superior proposal, and during such two-day period Morgan’s Foods must have reasonably cooperated with Apex and Merger Sub to enable Apex and Merger Sub to make an offer that is at least as favorable to the shareholders of Morgan’s Foods as such superior proposal (see “Merger Agreement – Termination” beginning on page 48 for applicable termination procedures and requirements and “Merger Agreement – Termination Fee” beginning on page 49 for applicable termination fees), and (ii) withdraw or modify in a manner adverse to Apex the recommendation of the Board of Director recommendation, but only if and to the extent, in each case, that the Board of Directors determines in good faith, after consultation with counsel and its financial advisor, that failing to take any such action could result in a breach of the fiduciary duties of the Board of Directors.

A “superior proposal” as used herein means a “takeover proposal” that the Board of Directors determines in good faith, after consultation with counsel and its financial advisor and taking into account all legal, financial and regulatory and other aspects of the takeover proposal, the person making the takeover proposal and all relevant material terms of such takeover proposal, and the merger agreement (including any changes to the merger agreement proposed by Apex in response to a takeover proposal), is more favorable to our shareholders than the merger and the other transactions contemplated by the merger agreement.

A “takeover proposal” as used herein means (i) any inquiry, proposal or offer for an acquisition, merger, consolidation, or business combination or other similar transaction involving us, (ii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, more than 25% of the outstanding Morgan’s Foods common shares, or (iii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, assets of Morgan’s Foods or its subsidiaries representing more than 25% of the consolidated assets of Morgan’s Foods, in each case, other than the transactions contemplated by the merger agreement.

Nothing described above limits our ability to take actions to comply with our disclosure obligations under Rule 14e-2(a) of the Exchange Act with regard to a takeover proposal or to make such disclosure to our shareholders as, in the good faith judgment of the Board of Directors, after receiving advice from counsel, is required under applicable law.

Access to Information; Confidentiality

Prior to the effective time of the merger or the termination of the merger agreement, we will, except as prohibited by law:

●	report to Apex and Merger Sub material operational matters and the general status of ongoing operations;

●	notify Apex and Merger Sub of any unexpected emergency or other change in the normal course of Morgan’s Foods’ business or in the operation of its properties; and

●	notify Apex and Merger Sub of any governmental complaints, investigations, adjudicatory proceedings, or hearings (or communications indicating that the same may be contemplated).

The information will be held in confidence to the extent required by the provisions of the confidentiality agreement between us and Apex.

Indemnification and Insurance

The merger agreement requires that Apex and Morgan’s Foods, as the surviving company in the merger, to the fullest extent permitted under Ohio law, honor Morgan’s Foods’ obligations pursuant to the Amended Code of Regulations to indemnify certain persons as set forth therein arising out of or pertaining to any action or omission occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement) and that these provisions not be amended, modified or repealed for four years from the effective time of the merger in a manner that would adversely affect the rights of any individual who at the effective time of the merger is covered by such provisions unless required by law, and that Apex shall guarantee the obligations of the surviving company under such provisions. Apex also has agreed to cause the surviving company in the merger to provide for at least four years after the effective time of the merger, directors’ and officers’ liability insurance coverage for the benefit of the current officers and directors of Morgan’s Foods that is at least as favorable to the insureds as the policy maintained by Morgan’s Foods immediately prior to the effectiveness of the merger, subject to certain limitations on the amount of premiums required to be paid for such insurance coverage.

Employee Benefit Matters

Apex has agreed to provide, or cause to be provided, the employees and former employees of Morgan’s Foods and its subsidiaries with employee benefits and compensation plans (including with respect to salary and bonus), programs and arrangements no less favorable, in the aggregate, than those provided by Morgan’s Foods or its subsidiaries, as the case may be, to the such employees for a period of two years after the effective time of the merger.

Apex has further agreed that with respect to any Apex benefit plan in which an employee of Morgan’s Foods or any of its subsidiaries first becomes eligible to participate on or after the effective time of the merger, Apex will (i) with respect to any self-insured welfare benefit plans, cause, and with respect to all other welfare benefit plans, use reasonable best efforts to cause, waiver of all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employee and his or her dependents, except to the extent such pre-existing conditions, exclusions or waiting periods applied immediately before the effective time of the merger under the analogous Morgan’s Foods benefit plan, (ii) provide such employee and his or her dependents with credit for any co-payments and deductibles paid before becoming eligible to participate in the Apex benefit plan under the analogous Morgan’s Foods benefit plan, and (iii) recognize all service of such employee with Morgan’s Foods and its subsidiaries that was recognized by Morgan’s Foods prior to the date of the merger agreement for purposes of eligibility, vesting and benefit accruals under such Apex benefit plans to the extent such service was recognized for such purpose under the analogous Morgan’s Foods benefit plan.

Financing Covenant

The merger agreement requires Apex to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate Apex’s financing on the terms and conditions described in Apex’s debt commitment letter, including, using reasonable best efforts to:

●	satisfy on a timely basis all terms, covenants and conditions set forth in the debt commitment letter;

●	enter into definitive agreements on the terms and conditions contemplated by the debt commitment letter; and

●	consummate the financing at or prior to the effective time of the merger.

Apex has agreed to keep Morgan’s Foods informed with respect to all material activity concerning the status of the financing contemplated by the debt commitment letter and to give Morgan’s Foods prompt notice of any material adverse change with respect to such financing. Without limiting the foregoing, Apex agreed to notify Morgan’s Foods promptly, and in any event within two business days, if at any time:

●	the Huntington Bank debt commitment letter expires or is terminated for any reason;

●	any source of Apex’s debt or equity financing notifies Apex that it no longer intends to provide financing to Apex; or

●	for any reason Apex no longer believes in good faith that it will be able to obtain all or any portion of the financing.

Apex has further agreed that it will not, and will not permit any of its affiliates to, without the prior written consent of the Morgan’s Foods, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent consummation of the debt financing, the equity financing or any alternate financing. In addition, Apex has agreed not to amend or alter, or agree to amend or alter, the debt commitment letter in any manner that would prevent or materially impair or delay the consummation of merger without the prior written consent of Morgan’s Foods.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter or the debt commitment letter is terminated or modified in a manner materially adverse to Apex for any reason, Apex will use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the merger, including:

●	satisfying on a timely basis all terms, covenants and conditions set forth in any new commitment letter;

●	entering into definitive agreements with on the terms and conditions contemplated by any new commitment letter; and

●	consummating the alternate financing at or prior to the closing of the merger.

Conditions of the Merger

The obligation of each party to effect the merger is subject to the satisfaction or waiver on or before the closing date of each of the following conditions:

●	adoption of the merger agreement by Morgan’s Foods shareholders; and

●

no order or law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other governmental entity, or other legal restraint or prohibition, each of which is referred to as a transaction restraint, shall be in effect preventing the consummation of the merger; provided, however, that each of the parties to the merger agreement shall have used its commercially reasonable efforts to prevent the entry of such transaction restraints and to appeal as promptly as possible any such transaction restraints that may be entered.

The obligation of Apex and the Merger Sub to effect the merger is also subject to the satisfaction or waiver of the following conditions:

●	accuracy as of the time of closing of the representations and warranties made by us to the extent specified in the merger agreement;

●	we shall have performed in all material respects all obligations and agreements under the merger agreement to be performed or complied with by us at or prior to the closing date; and

●	since the date of the merger agreement, there shall not have been any continuing material adverse effect to Morgan’s Foods.

The obligation of Morgan’s Foods to effect the merger is also subject to the satisfaction or waiver of the following conditions:

●	accuracy as of the time of closing of the representations and warranties made by Apex and Merger Sub to the extent specified in the merger agreement; and

●

each of Apex and Merger Sub shall have performed in all material respects all obligations and agreements under the merger agreement to be performed by or complied with by it at or prior to the closing date.

We and Apex can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

Termination

We, Apex and Merger Sub may mutually agree in writing, at any time before the effective time of the merger, to terminate the merger agreement. Also, either Apex or we may terminate the merger agreement, without the consent of the other, before the effective time of the merger if:

●

the merger is not consummated on or before July 31, 2014, referred to as the outside date, or such later time as we and Apex may agree; provided, that a party whose breach of the merger agreement results in a failure of the merger to be consummated by such time will not be able to terminate under this provision;

●

a permanent injunction which is final and non-appealable shall have been issued restraining or otherwise prohibiting consummation of the merger or any of the other transactions contemplated by the merger agreement, provided that the party exercising its right to terminate has used all reasonable best efforts to prevent the entry of such permanent injunction; or

●	our shareholders fail to adopt the merger agreement at the special meeting (including any adjournments or postponements thereof).

Apex can terminate the merger agreement before the effective time of the merger if:

●	the Board of Directors has withdrawn, or modified in a manner materially adverse to Apex its recommendation to adopt the merger agreement;

●	the Board of Directors recommends a takeover proposal other than the merger; or

●

Morgan’s Foods has materially breached its obligations (i) not to solicit, initiate or knowingly or intentionally encourage the submission of any takeover proposal, (ii) not to enter into any letter of intent, memorandum of understanding or agreement with respect to any takeover proposal, except in compliance with the merger agreement, (iii) not to provide any non-public information regarding Morgan’s Foods to any third party or engage in any negotiations or substantive discussions in connection with any takeover proposal, except in compliance with the merger agreement, (iv) to prepare and file with the SEC the proxy statement as soon as reasonably practicable after the date of the merger agreement and (v) to duly call, give notice of, convene and hold a special meeting of the Morgan’s Foods shareholders for the purpose of considering and taking action upon the approval of the merger and the adoption of this merger agreement as soon as practicable after the date of the merger agreement and in accordance with applicable law.

Morgan’s Foods can terminate the merger agreement before the effective time of the merger if prior to the receipt of shareholder approval, the Board of Directors:

●	withdraws the recommendation of the Board of Directors; or

●	recommends or enters into an agreement with respect to a takeover proposal other than the merger.

Termination Fee

Morgan’s Foods must pay Apex a $500,000 termination fee if:

●

the merger agreement is terminated by either Apex or Morgan’s Foods prior to the receipt of shareholder approval because the Board of Directors (i) withdraws or modifies in a manner adverse to Apex, the recommendation of the Board of Directors recommendation, or (ii) recommends, or enters into an agreement with respect to, a takeover proposal other than the merger; or

●

the merger agreement is terminated by Apex because Morgan’s Foods materially breached its obligations (i) not to solicit, initiate or knowingly or intentionally encourage the submission of any takeover proposal, (ii) not to enter into any letter of intent, memorandum of understanding or agreement with respect to any takeover proposal, except in compliance with the merger agreement, (iii) not to provide any non-public information regarding Morgan’s Foods to any third party or engage in any negotiations or substantive discussions in connection with any takeover proposal, except in compliance with the merger agreement, (iv) to prepare and file with the SEC the proxy statement as soon as reasonably practicable after the date of the merger agreement and (v) to duly call, give notice of, convene and hold a special meeting of the Morgan’s Foods shareholders for the purpose of considering and taking action upon the approval of the merger and the adoption of this merger agreement as soon as practicable after the date of the merger agreement and in accordance with applicable law.

Effect of Termination

If the merger agreement is terminated by either Morgan’s Foods or Apex in accordance with its terms, the merger agreement will immediately become void and have no effect, without any liability or obligation on the part of any party, other than payment of the termination fee in certain circumstances, certain provisions relating to publicity and certain other general provisions which would survive the termination.

Amendment

The merger agreement may be amended by the parties at any time by an instrument in writing signed on behalf of each of the parties. However, after the adoption of the merger agreement at the special meeting no such amendment will alter or change (i) the merger consideration, (ii) any term of the articles of incorporation of the surviving company in the merger or (iii) any other terms and conditions of the merger agreement that, alone or in the aggregate, would materially adversely affect any Morgan’s Foods shareholder.

Extension; Waiver

At any time before the effective time of the merger, any party may extend the time for the performance of any of the obligations or acts of the other party, waive any inaccuracies in any representations or warranties or waive compliance with any of the covenants or conditions contained in the merger agreement. Any agreement on the part of either party to any such extension or waiver shall be valid only if in a written instrument signed on behalf of such party.

The Voting Agreement

In connection with the merger agreement, Apex and Merger Sub entered into a voting agreement (the “Voting Agreement”) with each of (i) JCP Investment Management, LLC, which beneficially owns approximately 11.7% of Morgan’s Foods’ outstanding common shares and (ii) Bandera Master Fund L.P., which beneficially owns approximately 25.3% of Morgan’s Foods’ outstanding common shares, who are collectively referred to as the voting agreement shareholders and who are entitled to vote at the special meeting, as of the close of business on the record date. Morgan’s Foods is not a party to the voting agreement. The following description of the voting agreements describes the material provisions of each voting agreement but does not purport to describe all of the terms of each voting agreement. The full text of the form voting agreement is attached to this proxy statement as Annex B and incorporated by reference into this proxy statement. You are urged to read the voting agreements in their entirety as it is a legal document that relates to the rights among the voting agreement shareholders, Apex, and Merger Sub and may affect whether the vote required to adopt the merger agreement will be obtained.

Voting Matters and Grant of Proxy

Each voting agreement shareholder has agreed to vote (or cause to be voted) all of its Morgan’s Foods common shares for the proposal to adopt the merger agreement at the special meeting or any adjournment thereof or in any other circumstance upon which a vote or other approval with respect to the proposal to adopt the merger agreement is sought or required.

In addition, each voting agreement shareholder has agreed (unless otherwise directed by Apex) to vote (or cause to be voted), at any Morgan’s Foods shareholders’ meeting or any adjournment thereof or in any other circumstance in which their vote is sought or required, all of their Morgan’s Foods common shares against:

●	any acquisition proposal;

●	any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of Morgan’s Foods under the merger agreement;

●	any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Morgan’s Foods or any of its subsidiaries;

●

any sale, lease or transfer of a material amount of assets of Morgan’s Foods or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of Morgan’s Foods or its subsidiaries; or

●

any change in a majority of the persons who constitute the Board of Directions of Morgan’s Foods as of the date of the voting agreement; any change in the present capitalization of Morgan’s Foods or any amendment of Morgan’s Foods’ Amended and Restated Articles of Incorporation or Amended Code of Regulations; any other material change in Morgan’s Foods’ corporate structure or business; or any other action that, in the case of the items listed above, is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or adversely affect the merger and the other transactions contemplated by the voting agreement and the merger agreement.

Transfer and Other Restrictions

The voting agreement shareholders have agreed that, during the term of the voting agreement, except as otherwise provided therein, shareholder will not:

●	tender into any tender or exchange offer or otherwise sell, transfer pledge, assign, or otherwise dispose of, or encumber with and lien, and of the shares;

●	acquire any of Morgan’s Foods common shares or other securities of Morgan’s Foods (otherwise than in connection with a transaction of the type described in section 2.02 of the voting agreement);

●	deposit the shares into a voting trust, enter into any other voting agreement or arrangement with respect to the shares or grant any proxy, power of attorney with respect to their shares;

●

enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, transfer, pledge, assignment or other disposition of any interest in or the voting of any of Morgan’s Foods common shares or any other securities of Morgan’s Foods.

Termination

The voting agreement will terminate upon the earliest to occur of: (i) the effective time, as described in the merger agreement; (ii) the date the merger agreement is terminated in accordance with its terms, (iii) the mutual consent of Morgan’s Foods and Apex, and (iv) the effectiveness of any amendment, modification or supplement to the merger agreement, or waiver under the merger agreement by Morgan’s Foods of any of its rights, powers or privileges, in any such case, where such amendment, modification, supplement or waiver would (a) decrease, or change the form of, the per share merger consideration, or (b) materially delay the occurrence of the effective time of the merger, unless the voting agreement shareholder subsequently approves such decrease or change in form of the merger consideration

Market Price Data

Morgan’s Foods common shares are quoted for trading on the OTCQB marketplace under the symbol “MRFD.” The following table sets forth, for the fiscal quarters indicated, the high and low closing prices per share.

	High ($)	Low ($)
Fiscal Year Ended March 2, 2014 (“Fiscal Year 2014”)
First Quarter	3.50	2.80
Second Quarter	4.10	2.70
Third Quarter	3.29	2.50
Fourth Quarter	3.97	1.75
Fiscal Year Ended March 3, 2013 (“Fiscal Year 2013”)
First Quarter	1.40	0.81
Second Quarter	3.72	0.85
Third Quarter	2.45	2.01
Fourth Quarter	2.50	1.15

The closing price of the Morgan’s Foods common shares on the OTCQB® marketplace on March 28, 2014, the trading day prior to the announcement of the merger, was $2.50 per share. On [_________], 2014, the most recent practicable date before this proxy statement was printed, the closing price for the Morgan’s Foods common shares on the OTCQB® marketplace was [$_____] per share.

We did not pay dividends on our common shares in Fiscal Year 2013 or Fiscal Year 2014.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 2, 2014, by: (a) our directors; (b) each other person who is known by us to own beneficially more than 5% of our outstanding common shares; (c) our named executive officers; and (d) all of our executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares	Percent of Class
Jefferson P. Gramm (1)	1,052,250	25.4%
Leonard R. Stein-Sapir (2)	826,517	20.0%
FCMI Financial Corp., et al (3)	576,482	13.9%
James C. Pappas (4)	486,972	11.8%
Bernard Lerner	111,351	2.7%
Kenneth L. Hignett (5)	62,855	1.5%
James J. Liguori (6)	52,873	1.3%
Ramesh J. Gursahaney (5)	21,583	*
Steven S. Kaufman	12,971	*
Marilyn A. Eisele	8,285	*
Jacob J. Saour	-	-
All Officers and Directors as a Group (7)	1,831,910	44.4%
Nine Persons
*	Less than one percent of the outstanding Common Shares of the Company.
(1)

Based on Schedule 13D filing dated March 30, 2014 together with Mr. Gramm’s affiliates Bandera Partners LLC, Bandera Master Fund L.P., and Gregory Bylinsky. The address of Mr. Gramm and Bandera Partners LLC is 50 Broad Street, Suite 1820, New York, New York 10004.

(2)

Includes 21,334 shares subject to exercisable options, 1,666 shares owned by Mr. Stein-Sapir’s wife and 60,000 shares held in trusts for which Mr. Stein-Sapir is advisor. Mr. Stein-Sapir disclaims any beneficial interest in the shares owned by his wife or by the trusts. The address of Mr. Stein-Sapir is c/o Mortgage Information Services, Inc., 4877 Galaxy Parkway, Suite I, Cleveland, OH 44128.

(3)	The address of FCMI Financial Corp. is 181 Bay Street, Toronto A6 M5J 2T3, Canada.
(4)

Based on Schedule 13D filing dated March 30, 2014 together with Mr. Pappas’ affiliates JCP Investment Management, LLC, JCP Investment Partnership, LP, JCP Investment Partners, LP, and JCP Investment Holdings, LLC. The address for Mr. Pappas and JCP Investment Management, LLC is 1177 West Loop South, Suite 1650, Houston, Texas 77027.

(5)	Includes 21,333 shares subject to exercisable options.
(6)	Includes 83 shares owned by his wife and 21,334 shares subject to exercisable options. Mr. Liguori disclaims any beneficial interest in the shares owned by his wife.
(7)	Includes 85,333 shares subject to exercisable options.

Shareholder Proposals

We do not expect to hold our 2014 annual meeting unless the merger is not completed. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of shareholders. If the 2014 meeting is held prior to the completion of the merger, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2014 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and our Amended Code of Regulations, as described below.

Any shareholder who intended to present a proposal for inclusion in the proxy statement and form of proxy relating to the 2014 Annual Meeting of Shareholders was required to advise the Company of the proposal at its principal executive offices before February 5, 2014. The Company is not required to include in its proxy statement or form of proxy a shareholder proposal which was received after that date or which otherwise failed to meet requirements for shareholder proposals established by regulations of the Securities and Exchange Commission, unless the date of the meeting is changed by more than 30 days from the date of the previous year's meeting, in which case the deadline for submitting any proposal that a shareholder wishes to include in proxy materials pursuant to Rule 14a-8 would be a reasonable time before we print proxy materials.

If a shareholder intends to raise, at the Company’s annual meeting in 2014, a proposal that the shareholder does not seek to have included in the Company’s proxy statement, that shareholder must notify the Company of the proposal on or before April 19, 2014. If the shareholder fails to notify the Company, the Company’s proxies will be permitted to use their discretionary voting authority with respect to such proposal when and if it is raised at such annual meeting, whether or not there is any discussion of such proposal in the annual meeting proxy statement.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. You also may obtain copies of this information by mail from the Public Reference Room at the address set forth above, at prescribed rates. In addition, the SEC maintains a web site that contains reports, proxy statements and other information about issuers like Morgan’s Foods who file electronically with the SEC. The address of that site is http://www.sec.gov. Our SEC filings are also available, free of charge, on our website, at http://morgansfoods.com.

Annex A

Merger Agreement

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

APEX RESTAURANT MANAGEMENT, INC.,

APEX BRANDS FOODS, INC.

and

MORGAN’S FOODS, INC.

dated as of

March 30, 2014

-A-i-

-A-ii-

-A-iii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 30, 2014, by and among Apex Restaurant Management, Inc., a California corporation (“Parent”), Apex Brands Foods, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Morgan’s Foods, Inc., an Ohio corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Merger Sub by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding common share, without par value, of the Company (the “Common Shares”), other than Dissenting Shares and any Common Shares owned by Parent or any of its Subsidiaries or held in the treasury of the Company, will be converted into the right to receive the Per Share Merger Consideration.

WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, certain shareholders of the Company are entering into a Voting Agreement with Parent and Merger Sub simultaneously with the execution and delivery of this Agreement in substantially the form attached hereto as Exhibit A (the “Voting Agreement”), whereby, among other things, such shareholders have agreed, upon the terms and subject to the conditions set forth therein, to vote their Common Shares in favor of adoption of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:

Article I

THE MERGER

Section 1.1     The Merger. At the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation. The Company as the surviving corporation after the Merger is referred to in this Agreement as the “Surviving Corporation. ”

Section 1.2     Effective Time. The parties to this Agreement shall cause a certificate of merger to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree), with the Secretary of State of the State of Ohio in such form as required by, and executed in accordance with, the relevant provisions of Ohio Law. The Merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Ohio or such time as is agreed upon by the parties and specified in the certificate of merger (such time is referred to in this Agreement as the “Effective Time”).

Section 1.3     Closing. The closing of the Merger (the “Closing”) shall take place on a date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of all of the conditions set forth in Article VII (the “Closing Date”), at the offices of Tucker Ellis LLP, 950 Main Ave. Suite 1100, Cleveland, Ohio 44113, unless another date or place is agreed to in writing by the parties to this Agreement.

Section 1.4     Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of Ohio Law. Without limiting the generality of the foregoing, and subject to the foregoing, at the Effective Time all the assets, property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub will vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5     Articles of Incorporation; Code of Regulations.

(a)     At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately before the Effective Time, will be the Articles of Incorporation of the Surviving Corporation, except that the corporate name of Merger Sub shall at the Effective Time be changed to the corporate name of the Company, until the Articles of Incorporation of the Surviving Corporation are thereafter further amended as provided by Law and such Articles of Incorporation.

(b)     At the Effective Time, the Code of Regulations of Merger Sub, as in effect immediately before the Effective Time, will be the Code of Regulations of the Surviving Corporation until thereafter amended as provided by Law, the Articles of Incorporation of the Surviving Corporation and such Code of Regulations.

Section 1.6     Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Code of Regulations of the Surviving Corporation.

Article II

conversion of common shares; exchange of certificates; and payment

Section 2.1     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of Common Shares or securities of Parent or Merger Sub:

(a)     Each Common Share issued and outstanding immediately before the Effective Time (other than any Common Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares) will be cancelled and extinguished and be converted into the right to receive $5.00 in cash payable to the holder of such Common Share, without interest (the amount to be received in respect of each Common Share being the “Per Share Merger Consideration” and the aggregate amount to be received in respect of all of the Company Shares being the “Merger Consideration”), upon (i) surrender of the certificate formerly representing such Common Share (a “Certificate”) in the manner provided in Section 2.2 or (ii) in the case of an uncertificated Common Share which immediately prior to the Effective Time was registered to a holder on the share transfer books of the Company (an “Uncertificated Share”), transfer of such Uncertificated Share in the manner provided in Section 2.2. All such Common Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of a Certificate or Uncertificated Share will cease to have any rights with respect to such Common Shares, except the right to receive the Per Share Merger Consideration for such Common Shares upon the surrender of such Certificate or Uncertificated Shares in accordance with Section 2.2, without interest.

(b)     Each Common Share that is owned, directly or indirectly, by Parent or any direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time or held by the Company or any direct or indirect wholly-owned Subsidiary of the Company immediately prior to the Effective Time (in each case, other than any Common Shares held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c)     Each common share, without par value, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable common share, without par value, of the Surviving Corporation.

Section 2.2     Payment; Surrender of Common Shares; Stock Transfer Books.

(a)     Before the Effective Time, Merger Sub shall designate the Company’s transfer agent or another bank or trust company reasonably acceptable to the Company to act as agent for the holders of Common Shares in connection with the Merger (the “Paying Agent”) to receive the funds necessary to make the payments contemplated by Section 2.1(a). Before the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent in a separate account for the benefit of holders of Common Shares (the “Payment Fund”) the Merger Consideration. If for any reason the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b)     As soon as reasonably practicable after the Effective Time and in any event not later than two Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of Common Shares whose Common Shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal (which must specify that delivery will be effected, and risk of loss and title to the Certificates or Uncertificated Shares will pass, only upon delivery to the Paying Agent and will be in such form and have such other provisions as the Company and Merger Sub may reasonably specify) and (ii) instructions for use in surrendering Certificates or Uncertificated Shares in exchange for the Per Share Merger Consideration. Each holder of a Certificate, Certificates or Uncertificated Shares may thereafter until the first anniversary of the Effective Time surrender such Certificate, Certificates or Uncertificated Shares to the Paying Agent under cover of the letter of transmittal, as agent for such holder. Upon (A) delivery of a valid letter of instruction and the surrender of Certificates or (B) receipt of an “agent’s message” by the Paying Agent (or such evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, in each case, on or before the first anniversary of the Effective Time, Merger Sub shall cause the Paying Agent to pay the holder of such Certificates or Uncertificated Shares, in exchange for the Certificates or Uncertificated Shares, cash in an amount equal to the Per Share Merger Consideration multiplied by the number of Common Shares represented by such Certificate or Uncertificated Shares, without interest. Until so surrendered, each Certificate or Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares and Certificates and Uncertificated Shares representing Common Shares held by Parent or any direct or indirect wholly owned Subsidiary of Parent or in the treasury of the Company) will represent solely the right to receive the Per Share Merger Consideration relating to the Common Shares represented by such Certificates or Uncertificated Shares, without interest.

(c)     If payment of the Per Share Merger Consideration in respect of cancelled Common Shares is to be made to a Person other than the Person in whose name a surrendered Certificate or transferred Uncertificated Shares is registered, it will be a condition to such payment that (i) either the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or Uncertificated Share surrendered or shall have established to the satisfaction of Parent, the Paying Agent or the Surviving Corporation that such tax either has been paid or is not applicable. The Per Share Merger Consideration paid upon the surrender for exchange of Certificates or Uncertificated Shares in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares theretofore represented by such Certificates or Uncertificated Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date (i) prior to the Effective Time that may have been declared or made by the Company on such Common Shares in accordance with the terms of this Agreement or (ii) prior to the date of this Agreement, and in each case which remain unpaid at the Effective Time.

(d)     At the Effective Time, the share transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company’s capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates or Uncertificated Shares will cease to have any rights with respect to such Common Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they will be cancelled and exchanged for Per Share Merger Consideration as provided in this Article I . No interest will accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates or transfer of Uncertificated Shares which immediately before the Effective Time represented outstanding Common Shares.

(e)     Promptly following the date which is one year after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect to such cash), Certificates and other documents in its possession relating to the transactions contemplated hereby (the “Transactions”), which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Uncertificated Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or Uncertificated Shares, without any interest on such Merger Consideration. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent will be liable to any holder of a Certificate or Uncertificated Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)     The Per Share Merger Consideration paid in the Merger will be net to the holder of Common Shares in cash, subject to reduction only for any applicable federal withholding taxes or, as set forth in Section 2.2(c), share transfer taxes payable by such holder.

(g)     The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Common Shares such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares, in respect of which such deduction and withholding were made.

(h)     The Paying Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation or its designee upon termination of the Payment Fund pursuant to Section 2.2(e).

Section 2.3     Treatment of Option Plans.

(a)     At the Effective Time each holder of a then-outstanding option (the “Options”) to purchase Common Shares under the Option Plans will be entitled to receive, in settlement thereof, for each Common Share subject to such Option, a cash payment equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of the Options and (ii) the number of Common Shares subject to such holder’s Options not previously exercised, whether or not then vested and exercisable.

(b)     All amounts payable pursuant to this Section 2.3 shall be subject to any required withholding of taxes and shall be paid without interest.

Section 2.4     Dissenting Shares.

(a)     Notwithstanding any provision of this Agreement to the contrary, any Common Shares held by a holder who has demanded and perfected his, her or its demand for appraisal of his, her or its Common Shares in accordance with Ohio Law (including but not limited to Section 1701.85 of Ohio Law) and as of the Effective Time has neither effectively withdrawn nor lost his, her or its right to such appraisal (“Dissenting Shares”), will not be converted into or represent a right to receive cash pursuant to Section 2.1(a), but the holder of the Dissenting Shares will be entitled to only such rights as are granted to holders of Dissenting Shares by Ohio Law.

(b)     Notwithstanding the provisions of Section 2.4(a), if any holder of Common Shares who demands appraisal of his, her or its Common Shares under Ohio Law effectively withdraws or loses (through failure to perfect or otherwise) his, her or its right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Common Shares will automatically be converted into and represent only the right to receive the Per Share Merger Consideration as provided in Section 2.1(a), without interest thereon, upon surrender of the Certificate or Certificates representing such Common Shares or transfer of Uncertificated Shares pursuant to Section 2.2.

(c)     The Company shall give Merger Sub prompt notice of any written demands for appraisal or payment of the fair value of any Common Shares, withdrawals of such demands, and any other instruments served pursuant to Ohio Law received by the Company. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Merger Sub, settle or offer to settle any such demands.

Section 2.5     Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.6     Adjustments. If, during the period between the date hereof and the Effective Time, any change in the outstanding Common Shares shall occur, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Options, the Per Share Merger Consideration, and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.7     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Common Shares represented by such Certificate, as contemplated by this Article II .

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the letter from the Company, dated the date hereof, addressed to Parent and Merger Sub (the “Company Disclosure Letter”) or (ii) set forth in the Company SEC Documents (other than the risk factors included in such Company SEC Documents, or any disclosures relating to forward-looking statements included in such Company SEC Documents, or any disclosures included in such Company SEC Documents that are cautionary, predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1     Organization.

(a)     Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)     The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)     Section 3.1(c) of the Company Disclosure Letter sets forth a complete and accurate list of all of the Company’s Subsidiaries and the Company’s direct or indirect equity interest therein. The Subsidiaries are wholly owned by the Company and neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and neither the Company, nor any of its Subsidiaries, has, at any time, been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity.

Section 3.2     Authorization; Validity of Agreement; Company Action.

(a)     The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, except that the consummation of the Merger requires the approval of the Company’s shareholders as contemplated by Section 5.1. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) for the Enforceability Exceptions and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)     The affirmative vote of the holders of two-thirds of the outstanding Common Shares is the only vote of the holders of any class or series of the Company’s capital stock that is necessary to adopt this Agreement.

(c)     At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders and has declared this Agreement advisable, (ii) approved this Agreement and the Transactions and (iii) resolved (subject to Section 5.2) to recommend to the Company’s shareholders that they adopt this Agreement and approve the Merger (such recommendation, the “Company Recommendation”).

Section 3.3     Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the filing of the certificate of merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Amended and Restated Articles of Incorporation or the Amended Code of Regulations of the Company or similar organizational documents of any of the Company’s Subsidiaries, (b) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract or (d) violate any Order or Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (b), (c) or (d) where failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.4     Capitalization.

(a)     The authorized capital stock of the Company consists of One Million (1,000,000) shares of serial preferred stock, without par value (the “Preferred Stock”), and Twenty-Five Million (25,000,000) Common Shares, without par value. As of the date of this Agreement, (i) no shares of Preferred Stock are issued and outstanding, (ii) 4,050,147 Common Shares are issued and outstanding, (iii) no Common Shares are issued and held in the treasury of the Company and (iv) 112,667 Common Shares are reserved under the Option Plans in respect of outstanding awards. Section 3.4(a) of the Company Disclosure Letter discloses the number of shares subject to each outstanding Option and the exercise price of each Option. All the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the terms of the Options, duly authorized, validly issued, fully paid and non-assessable. Except for the Options, there are no (x) existing options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such share or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment or (y) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares, or the capital stock of the Company or of any Subsidiary or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity. No Subsidiary of the Company owns any Common Shares.

(b)     All of the outstanding shares of capital stock of each of the Subsidiaries are beneficially and of record owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and non-assessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, security interests, options, claims, mortgages, pledges or other encumbrances and restrictions of any nature whatsoever.

Section 3.5     SEC Reports and Financial Statements.

(a)     The Company has filed with or furnished to the SEC all forms, reports, schedules, statements, prospectuses, registration statements and other documents required to be filed or furnished by it since March 2, 2009, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (as such documents have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including any financial statements or schedules included therein (A) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Company SEC Documents or necessary in order to make the statements in the Company SEC Documents, in light of the circumstances under which they were made, not misleading and (B) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act or the Securities Act, as the case may be. None of the Company’s Subsidiaries are required to file any forms, reports, schedules, statements, prospectuses, registration statements or other documents with the SEC.

(b)     Each of the consolidated financial statements included or incorporated by reference in the Company SEC Documents (the “Financial Statements”) (w) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (x) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (y) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”), in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in the Financial Statements or in the notes to the Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure) and (z) fairly presents in accordance with GAAP, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the date and for the periods referred to in the Financial Statements. Since February 27, 2012, there has been no change in accounting methods or position or any election, agreement or arrangement with regard to accounting.

(c)     The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(d)     Since February 27, 2012, the Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(e)     There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(f)     Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(g)     Except as disclosed in the Company SEC Documents, since March 3, 2013, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.6     Absence of Certain Changes. From March 3, 2013, through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and (b) there has not occurred any event, change or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7     No Undisclosed Material Liabilities. There are no material liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, and there is no existing situation that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the balance sheet included in the Financial Statements or in the notes thereto, and (ii) liabilities or obligations incurred in the Ordinary Course of Business since March 3, 2013, or as expressly contemplated by this Agreement.

Section 3.8     Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and, since February 27, 2012, has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law or Order, except for failures to comply or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”). The Company and each of its Subsidiaries is in material compliance with the terms of the Company Permits.

Section 3.9     Material Contracts; Franchise Agreements.

(a)     For the purposes of this Agreement, a material contract (“Material Contract”) shall mean all of the following agreements:

 (i)     Each Agreement filed as an exhibit to a Company SEC Document pursuant to Item 601(b)(10) Regulation S-K;

 (ii)      Each franchise agreement, development agreement or master franchise agreement, as amended (collectively, a “Franchise Agreement”);

 (iii)      Any employment, service or consulting agreement with any current or former executive officer, employee or consultant of the Company or any of its Subsidiaries or member of the Company’s Board of Directors contemplating payment in excess of $50,000 in any year, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without liability or financial obligation to the Company or any of its Subsidiaries;

 (iv)     Any agreement containing any covenant: (A) prohibiting or limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, make, sell or distribute any material product or service, or compete with any Person in any line of business or to compete with any party or the manner or locations in which any of them engage, (B) granting any exclusivity rights or “most favored nation” status that, following the Merger, would in any way apply to the Surviving Corporation, or (C) prohibiting or limiting the right of the Company to enforce any of the Company’s or any Subsidiaries’ Intellectual Property;

 (v)     Any note, bond, mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the Ordinary Course of Business;

 (vi)     Any settlement agreement (including any compromise agreement or other form of release) entered into since January 1, 2011, other than: (A) releases or settlement agreements immaterial in nature or amount entered into with former employees or independent contractors of the Company in the Ordinary Course of Business in connection with the routine cessation of such employee’s or independent contractor’s employment or engagement with the Company, or (B) settlement agreements for cash only (which has been paid) and does not exceed $50,000 as to such settlement;

 (vii)     Any agreement under which the Company or any Subsidiaries has received a license to any material third party intellectual property but excluding generally commercially available, off-the-shelf software programs;

 (viii)     Any agreement which has aggregate future sums due from the Company or any of its Subsidiaries in excess of $20,000 and is not (A) terminable by the Company or any such Subsidiary (without penalty or payment) on 90 (or fewer) days’ notice or (B) a Real Property Lease;

 (ix)     Any Company lease or lease, sublease or license by the Company or any of its Subsidiaries of any real property (the “Real Property Leases”);

 (x)     Any agreement for any capital expenditure or leasehold improvements;

 (xi)     Any other agreement of the Company or any of its Subsidiaries: (i) with any Affiliate of the Company (other than the Company or any other of its Subsidiaries), (ii) with a Governmental Entity which imposes any material obligation or restriction on the Company or any of its Affiliates, (iii) with investment bankers, financial advisors, attorneys, accountants or management consultants retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries of more than $10,000 on an annual basis, (iv) providing for indemnification by the Company or the relevant Subsidiaries of any Person, except for any such agreement that is: (A) not material to the Company or any of its Subsidiaries, and (B) entered into in the Ordinary Course of Business, or (v) containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries have agreed not to acquire assets or securities of another Person.

(b)     Section 3.9(b) of the Company Disclosure Letter sets forth a list of all Material Contracts to which the Company or any of its Subsidiaries is a party or bound by as of the date hereof, and complete and correct copies (including all amendments, modifications, extensions, renewals, guarantees or other contracts with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable laws governing the sharing of information) of each Material Contract has been made available to Parent and Merger Sub. True and correct copies of the Franchise Agreements (and any amendments thereto) have been made available to Parent and Merger Sub on a document database.

(c)      All Material Contracts are legal, valid and binding and in full force and effect. Neither the Company nor any of its Subsidiaries has violated, and, to the Knowledge of the Company, no other party to any of the Material Contracts have violated, any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract. Neither the Company nor any of its Subsidiaries has received written notice of any material default under any Material Contract.

(d)     No Franchise Agreement has been assigned by Company or any interest granted therein by Company to any third party, or is subject to any mortgage, pledge, hypothecation, security interest, lien, or other encumbrance or claim except for Permitted Encumbrances and the Franchisor’s right of first refusal under the Franchise Agreements. As of the Closing Date, Company or a Subsidiary shall have made all payments and performed all obligations then due through the Closing Date under each Franchise Agreement, or any other agreement between Company or a Subsidiary and Franchisor, any of Franchisor’s affiliates, or any of Franchisor’s major suppliers or vendors. Neither the Company nor any of its Subsidiaries has received written notice of any material default under any Franchise Agreement.

Section 3.10     Proxy Statement. The proxy statement relating to the Special Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will, at the date first mailed to Company shareholders and at the time of the Special Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in, or information omitted from, any of the foregoing documents based on and in conformity with information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 3.11     Litigation. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any officer, director or employee of the Company in such capacity, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and, to the Knowledge of the Company, no event has occurred, and no claim has been asserted, that might result in litigation against Company or any of its Subsidiaries, its Business or the assets; and to the Knowledge of the Company there is no reasonable basis for any such claim. Neither the Company nor any of its Subsidiaries is a party or subject to or in default under any Order which would have, individually or in the aggregate, a Company Material Adverse Effect. There are no material judgments, orders, awards or decrees outstanding or pending against the Company or any of its Subsidiaries

Section 3.12     Employees and Labor Matters.

(a)     There are no independent contractors that currently work exclusively at or for the Restaurants. Schedule 3.12 of the Company Disclosure Letter sets forth the names of each restaurant general manager, assistant restaurant manager, shift manager and manager in training who currently works for the Restaurants (collectively, the “Restaurant Management”) and the current compensation of any salaried Restaurant Management. No Restaurant Personnel is a party to any employment agreement with the Company or any Subsidiary. The Company is not a party to any Contract or legally binding policy or practice that requires it to pay termination or severance pay to any Restaurant Personnel.

(b)     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is delinquent in payments to any Restaurant Personnel for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees, (ii) there is no employment or wage and hour claim pending or, to the Knowledge of the Company, threatened against or involving the Restaurants, (iii) the Company has not received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of or affecting the Company and, to the Knowledge of the Company, no such investigation is in progress, (iv) there is no claim with the U.S. Equal Employment Opportunity Commission or similar Governmental Entity pending or, to the knowledge of Company, threatened against or involving the Restaurants, (iv) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any other Governmental Entity relating to labor practices at the Restaurants, (v) there is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or involving the Restaurants, (vi) no labor union currently represents the employees of the Restaurants, and (vii) to the Knowledge of the Company, no labor union has taken any action with respect to organizing the employees of the Restaurants. The Company is not a party to or bound by any collective bargaining agreement, union contract or similar agreement with respect to the Restaurants.

(c)     With respect to Restaurant Personnel, the Company and its Subsidiaries are in material compliance with all applicable Laws, judgments and other requirements relating to the regulation of foreign nationals in the United States, including those relating to the employment and compensation of foreign nationals in the United States. To the Knowledge of the Company, there are no unresolved past, pending or threatened administrative, regulatory or judicial actions, proceedings, investigations, obligations, liabilities, losses, decrees, judgments, penalties, fines, fees, demands, demand letters, orders, directives, claims, or notices of noncompliance or violation relating in any way to the Restaurants. As used herein, the term “foreign national” means a person who is not a citizen of the United States of America.

Section 3.13     Employee Compensation and Benefit Plans; ERISA.

(a)     Section 3.13(a) of the Company Disclosure Letter sets forth a correct and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA but excluding any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”)) and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, compensation, severance or employment agreement, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan, and bonus or other incentive compensation or salary continuation plan or policy contributed to, sponsored or maintained by or with respect to which the Company or any Subsidiary of the Company has any liability (contingent or otherwise) as of the date hereof for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any Subsidiary of the Company (such plans, programs, policies, agreements and arrangements, collectively, being the “Company Plans”).

(b)     With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust or custodial agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) any current summary plan description or employee handbook, (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports, if any, and (v) copies of any correspondence from the IRS, SEC, Pension Benefit Guaranty Corporation or Department of Labor (or any agency thereof) relating to any material compliance issues with respect to any Company Plan.

(c)     Each Company Plan has been established and is being administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other Law and there have been no material violations of ERISA or other applicable Law, including, but not limited to, rules and regulations promulgated by the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, and the Department of Treasury, in the Company Plan’s administration.

(d)     With respect to any Multiemployer Plan with respect to which the Company or any Subsidiary of the Company has any liability or contributes (or has at any time contributed) or has an obligation to make a contribution, neither the Company nor any Subsidiary of the Company has incurred any withdrawal liability under Subtitle E of Title IV of ERISA that remains unsatisfied and would have reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)     No Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan.

(f)     Neither the Company nor any Subsidiary of the Company has incurred any liability under Subtitle C or D of Title IV of ERISA that has not been satisfied in full, and (ii) to the Knowledge of the Company, no condition exists that presents a risk to the Company of incurring any such liability other than liability for premiums due to the Pension Benefit Guaranty Corporation.

(g)     Each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received either a determination letter to that effect from the IRS or, with respect to a prototype plan, has received an opinion letter of the Internal Revenue Service issued to the provider of the Company Plan that the form of such Plan is tax qualified and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption or the form of the Company Plan and no Company Plan is currently under examination or audit by the IRS, Department of Labor, or any other Governmental Entity.

(h)     Neither the execution and delivery of this Agreement by the Company, nor the Merger will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, manager or employee of Company, under any Company Plan or otherwise; (ii) increase any benefits otherwise payable under any Company Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(i)     All required, declared or discretionary (in accordance with historical practices), payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date have been made or properly accrued on the Company’s latest balance sheet or, with respect to accruals properly made after the date of its latest balance sheet, on the books and records of the Company.

(j)     All reports and filings with Governmental Entities (including the Department of Labor, the IRS and the SEC) required in connection with any Company Plan have been timely made, and all disclosures and notices required by Law or Company Plan provisions to be given to participants and beneficiaries in connection with each Company Plan have been properly and timely made.

Section 3.14     Properties.

(a)     Section 3.14(a) of the Company Disclosure Letter contains a true and complete list of all material real property owned by the Company or any Subsidiary of the Company (the “Owned Real Property”).

(b)     Section 3.14(b) of the Company Disclosure Letter contains a true and complete list of all material real property leased or subleased (whether as tenant or subtenant) by the Company or any Subsidiary of the Company (including the improvements thereon, the “Leased Real Property” , and together with Owned Real Property, the “Real Property”).

(c)     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has (i) good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances, and (ii) exclusive possession of the Real Property, other than (A) any occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the Ordinary Course of Business or (B) pursuant to the Permitted Encumbrances.

(d)     Each lease for the Leased Real Property is in full force and effect and is valid and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law), and neither Company nor its Subsidiaries has received written notice of any material default under any lease for the Leased Property either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default by the Company or its Subsidiaries thereunder. Rent under any lease for the Leased Real Property either by the Company or its Subsidiaries has been paid through the most current month due. Neither the Company nor any of its Subsidiaries has received written notice from the landlord of any deduction against the security deposit under any lease for the Leased Real Property.

(e)     There are no pending or, to the Knowledge of the Company, threatened in writing (i) condemnation or eminent domain proceedings that affect any Real Property, and (ii) the Company has not received any written notice of the intention of any Governmental Entity or other Person to take any Real Property.

Section 3.15     Intellectual Property.

(a)     Section 3.15 of the Company Disclosure Letter lists all (i) registrations and applications for Intellectual Property owned by the Company or one of its Subsidiaries and material to the Company’s business, and (ii) agreements (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) to which the Company or any of its Subsidiaries is a party or otherwise bound and pursuant to which the Company or any of its Subsidiaries (x) obtains the right to use, or a covenant not to be sued under, any Intellectual Property right or (y) grants the right to use, or a covenant not to be sued under, any Intellectual Property right, and in each case, material to the Company’s business.

(b)     The Company or one of its Subsidiaries owns all right, title, and interest in, or has the right to use, pursuant to a license or otherwise, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property required to operate the Company’s business as presently conducted (the “Company Intellectual Property”) and (ii) as of the date hereof, (x) the Company has not received any written notice of any actual or threatened Actions alleging a violation, misappropriation or infringement of the Intellectual Property of any other Person, except for any of the foregoing that have since been resolved, (y) to the Knowledge of the Company, the operation of the business of the Company as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person or constitute unfair competition or trade practices under the Laws of any jurisdiction; and (z) to the Knowledge of the Company, no other Person has violated, misappropriated or infringed any Intellectual Property owned by the Company or one of its Subsidiaries.

Section 3.16     Environmental Laws.

(a)     (i) To the Knowledge of the Company, the Company and any of its subsidiaries comply and has in the past five years complied with all applicable Environmental Laws, and possesses and complies, and has complied, with all applicable Environmental Permits required under such Laws to operate as it currently operates; (ii) to the Knowledge of the Company, there are no, and there have not been any, Materials of Environmental Concern at any property currently or formerly owned, operated or leased by the Company or any of its subsidiaries, under circumstances that have resulted in liability of the Company under any applicable Environmental Laws; (iii) the Company or any of its subsidiaries has not received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar foreign, state or local Law, concerning any release of Materials of Environmental Concern at any property currently or formerly owned, operated or leased by the Company except, with respect to any such notification or request for information concerning any such release to the extent such matter has been fully resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; (iv) to the Knowledge of the Company, there are no hazardous substances on, in, or under any property (including the groundwater thereunder) owned, operated, or leased by the Company or any of its subsidiaries, the properties have never been used for hazardous substance generation (or manufacture, formulation, or production in any manner), transportation, treatment, storage, disposal, or handling in any manner; (v) no liens have arisen under or pursuant to any environmental law on any property owned, operated, or leased by the Company or any of its subsidiaries, and no federal, state, or local Governmental Entity action has been taken or, to the Knowledge of the Company, is in process that could subject any such property to such liens, and neither the Company nor any subsidiary would be required to place any notice or restriction relating to the presence of hazardous materials at any site or facility owned by it in any deed to the real property on which such site or facility is located. There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There have been no environmental investigations, studies, audits, tests, reviews, or other analyses conducted by, or that are in the possession of, the Company in relation to any property now or previously owned, operated, or leased by the Company or any of its subsidiaries that have not been made available to Parent or Merger Sub.

(b)     Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.16 are the only representations and warranties in this Agreement with respect to Environmental Laws, Environmental Permits or Materials of Environmental Concern.

Section 3.17     Taxes.

(a)     The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file and has paid all Taxes shown thereon as due and owing. All such Tax Returns were correct and complete (in so far as they relate to the Taxes shown thereon as due and owing) in all respects.

(b)     Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(c)     No waivers of statutes of limitations have been given or requested with respect to the Company or any of its Subsidiaries.

(d)     There are no unresolved deficiencies or additions to Taxes asserted or assessed against Company and its Subsidiaries.

(e)     Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

(f)     Each of the Company and its Subsidiaries has withheld and remitted all Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party.

(g)     There are no Encumbrances for unpaid Taxes on the assets of the Company or the Subsidiaries, except Encumbrances for current Taxes not yet due and payable.

(h)     There is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Governmental Entity in respect of any material Tax and there are no pending or, to the Knowledge of the Company, threatened Tax audits of any Tax Returns of the Company or any of its Subsidiaries.

(i)     Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(j)     Each of the Company and its Subsidiaries has made full and adequate provision on its latest balance sheet for all Taxes payable by it for all periods prior to the date of the latest balance sheet, and on its books for all Taxes payable by it for all periods beginning on or after the date of its latest balance sheet.

Section 3.18     Suppliers. Section 3.18 of the Company Disclosure Letter lists all material suppliers and purchasing co-ops of the Company or any of its Subsidiaries. No supplier has terminated or significantly reduced its business with Company or any Subsidiaries in the last 12 months. Neither Company nor any Subsidiaries has received any notice of default from any supplier and does not otherwise have any reason to believe that any of the suppliers intends to terminate or reduce its business with Company or any of its Subsidiaries.

Section 3.19     Title to Assets. The Company or its Subsidiaries own all right, title and interest in and to all tangible and intangible assets, properties and rights of every kind, nature, character and description, whether real, personal or mixed, and wherever situated, relating to, associated with or utilized in the operation of the Restaurants (such assets, properties and rights, being referred to as the “Assets”), free and clear of all liens, mortgages, charges, security interests, claims, restrictions and encumbrances of any kind or nature, except for property leased pursuant to leases disclosed on any Schedule hereto. Except pursuant to leases described on any Schedule hereto, no Person other than Company owns any vehicles, equipment or other tangible assets situated on the facilities used by Company or any Subsidiary (other than immaterial items of Personal property owned by Company’s or any Subsidiary’s employees) which are necessary to the operation of the Company’s Business. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all of the inventory is useable and saleable in the Ordinary Course of Business, and (b) the equipment and all other tangible assets and properties are usable in the Ordinary Course of the Business, subject to ordinary wear and tear.

Section 3.20     Insurance. Section 3.21 of the Company Disclosure Letter contains a complete and accurate list and summary description of all policies of fire, liability, workmen’s compensation, life, property and casualty, and other insurance owned or held by Company, copies of which have been made available to the Parent Company and Merger Sub. All such policies are in full force and effect, and Company has not committed any default thereunder. No written notice of cancellation or non-renewal has been received by Company with respect to such policies nor is Company aware of any basis therefore.

Section 3.21     Opinion of Financial Advisor. The Company Board has received the opinion of Brookwood Associates, dated the date of this Agreement, that, as of such date, the consideration to be received in the Merger by the Company’s shareholders is fair to the Company’s shareholders from a financial point of view.

Section 3.22      Brokers or Finders. Except for Brookwood Associates, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee from the Company or any of its Subsidiaries in connection with any of the Transactions.

Section 3.23      State Takeover Statutes. The Company Board has taken all necessary action so that the “moratorium,” “fair price,” “control share acquisition” and other similar anti-takeover provisions of Ohio Law (each, a “Takeover Statute”) are not applicable to the Transactions or the Voting Agreement.

Section 3.24     No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered to Parent or Merger Sub by the Company in accordance with the terms hereof, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, and for the avoidance of doubt, neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to “Information” as defined in the Confidentiality Agreement, dated November 13, 2013, between the Company and Parent (the “Confidentiality Agreement”).

Article IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1     Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on the ability of Purchaser and Merger Sub to consummate the Merger and the other Transactions. Parent owns all of the issued and outstanding capital stock of the Merger Sub.

Section 4.2     Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Voting Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Voting Agreement and the consummation of the Transactions have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the Voting Agreement or the consummation of the Transactions. This Agreement and the Voting Agreement have been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, are valid and binding obligations of each of Parent and Merger Sub enforceable against each of them in accordance with their terms, except (i) for the Enforceability Exceptions and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3     Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the filing of the certificate of merger, none of the execution, delivery or performance of this Agreement or the Voting Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement or the Voting Agreement will (a) conflict with or result in any breach of any provision of the respective Articles of Incorporation, Code of Regulations or other similar organizational documents of Parent or Merger Sub, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries (including Merger Sub) is a party or by which any of them or any of their respective properties or assets may be bound or (d) violate any Order or Law applicable to Parent, any of its Subsidiaries (including Merger Sub) or any of their properties or assets, except in the case of clause (b), (c) or (d) where failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser and Merger Sub to consummate the Merger and the other Transactions.

Section 4.4     Information in Proxy Statement. None of the information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date first mailed to the Company’s shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement in light of the circumstances under which they are made, not misleading.

Section 4.5     Available Funds.

(a)     Parent has received (i) an executed commitment letter, dated as of the date of this Agreement (including all exhibits, schedules, annexes and amendments thereto and each related fee or engagement letter as of the date of this Agreement, the “Debt Commitment Letter”), from Huntington Bank (“Lender”) to provide Parent with up to $20,000,000 in debt financing at the Closing (the “Debt Financing”) and (ii) equity commitments for up to $5,700,000 in equity financing (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(b)     The aggregate proceeds of the Financing together with the available cash of Parent and the Company will be sufficient to enable Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement and will be used to pay the Merger Consideration and the fees and expenses relating to the Transactions. Parent has provided the Company with an accurate and complete copy of each of the Debt Commitment Letter.

(c)     The Debt Commitment Letter has been duly executed and delivered by Parent and, to the Knowledge of Parent, Lender, and constitutes the valid and legally binding obligation of Parent and, to the Knowledge of Parent, Lender, enforceable against Parent and, to the Knowledge of Parent, Lender, in accordance with its terms, subject to the Enforceability Exceptions.

(d)     As of the date of this Agreement, (i) the Debt Commitment Letter has not been amended, restated or otherwise modified, (ii) the financing commitment in the Debt Commitment Letter has not been withdrawn, rescinded or terminated, (iii) none of Parent or, to the Knowledge of Parent, any other parties thereto is in breach of any of the terms or conditions set forth in the Debt Commitment Letter and (iv) assuming the accuracy in all material respects of the representations and warranties of the Company set forth in Article III , no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach on the part of Parent under any term or condition of the Debt Commitment Letter.

(e)     Parent has fully paid all commitment fees and other fees in connection with the Debt Commitment Letter that are payable on or prior to the date of this Agreement. There are no side letters or other agreements, arrangements or understandings (written or oral) relating to the Financing (other than the Debt Commitment Letter) to which Parent or, to the Knowledge of Parent, any of its Affiliates is a party that impose additional conditions precedent to the Financing or are otherwise reasonably likely to impair or delay the Closing or the availability of the Financing on the Closing Date.

(f)     Assuming the accuracy in all material respects of the representations and warranties of the Company set forth in Article III , and subject to the satisfaction or waiver of the conditions set forth in Article VII , as of the date of this Agreement, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Debt Commitment Letter will not be satisfied on the Closing Date or that the Financing or any portion thereof will otherwise not be available to Parent on the Closing Date. There are no conditions precedent to the funding of (i) the Debt Financing, other than as expressly set forth in the Debt Commitment Letter, or (ii) the Equity Financing. The Company is a third party beneficiary of the Debt Commitment Letter.

Section 4.6     No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

Section 4.7     Surviving Corporation After the Merger. At and immediately after the Effective Time, and after giving effect to the Merger, the Financing and any other transactions contemplated in connection therewith (and any changes in the Surviving Corporation’s assets and liabilities as a result thereof), the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liabilities on its debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur in debts beyond its ability to pay as they mature.

Section 4.8     Disclaimer of Warranties. Parent and Merger Sub acknowledge that neither the Company nor any Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, except as expressly set forth in Article III , and Parent and Merger Sub further agree that the Company shall not have or be subject to any liability to Parent, the Merger Sub or any other Person resulting from the distribution to Parent and Merger Sub, or Parent’s or the Merger Sub’s use of, any such information, including the “Information,” as defined in the Confidentiality Agreement.

Article V

COVENANTS

Section 5.1     Interim Operations of the Company. Except (a) as expressly contemplated by this Agreement, (b) as set forth on Section 5.1 of the Company Disclosure Letter, (c) as required by Law, or (d) as consented to by Parent after the date of this Agreement and prior to the Effective Time, which consent shall not be unreasonably withheld or delayed:

(i)     the Company and its Subsidiaries will conduct business only in the Ordinary Course of Business and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its reasonable best efforts to preserve its business organization intact, and maintain its existing Company Permits, relations with customers, suppliers, employees, creditors and business partners;

(ii)     the Company and its Subsidiaries will maintain their existing policies of insurance at current levels;

(iii)     the Company and its Subsidiaries will maintain their assets in normal operating condition and will not sell, lease, pledge or otherwise dispose of encumber any properties or assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale or non-exclusive license of products and the sale of inventory in the Ordinary Course of Business);

(iv)     the Company and its Subsidiaries will not adopt or implement any shareholder rights plan;

(v)     the Company and its Subsidiaries will not enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

(vi)     the Company and its Subsidiaries will purchase and maintain inventories for the Restaurants in such quantities and quality as necessary to operate the Restaurants in accordance with historical practice; and

(vii)     the Company and its Subsidiaries will make all payments for rent or other amounts due under the Real Property Lease when such payments become due.

(viii)     the Company and its Subsidiaries will not amend its Amended Articles of Incorporation, as amended, or Amended Code of Regulations;

(ix)     neither the Company nor any of its Subsidiaries will, (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (B) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire (or stock appreciation rights with respect to), any shares of capital stock of the Company or any of its Subsidiaries (including treasury stock), other than in respect of Common Shares reserved for issuance on the date of this Agreement pursuant to the exercise of Options outstanding on the date of this Agreement, (C) split, combine or reclassify the outstanding Common Shares or any outstanding capital stock of any of the Subsidiaries of the Company or (D) redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock;

(x)     except in the Ordinary Course of Business or as required by any Law or under the terms of any Company Plan, the Company will not (A) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents, consultants or Persons providing management services, (B) enter into or amend any employment, severance, consulting, termination or other agreement or Company Plan or (C) make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an Company Plan or otherwise;

(xi)     except in the Ordinary Course of Business or as required by any Law or under the terms of any Company Plan, the Company will not, (A) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate, (B) pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company of any amount relating to unused vacation days, (C) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Company Plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present or (D) amend in any material respect any such existing Company Plan, agreement or arrangement in a manner inconsistent with the foregoing;

(xii)     neither the Company nor any of its Subsidiaries will (A) incur or assume any long-term Indebtedness, or except in the Ordinary Course of Business, incur or assume any short-term Indebtedness in amounts not consistent with past practice, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the Ordinary Course of Business and consistent with past practice, (C) make any loans, advances or capital contributions to, or investments in, any other Person except in the Ordinary Course of Business and consistent with past practice or (D) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate), except in the Ordinary Course of Business and consistent with past practice;

(xiii)     neither the Company nor any of its Subsidiaries will settle, or offer or propose to settle, any material Action involving or against the Company or any of its Subsidiaries, any shareholder litigation or dispute against the Company or any of its officers or directors or any Action that relates to the Transactions;

(xiv)     neither the Company nor any of its Subsidiaries will pay, discharge, waive or satisfy any rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver or satisfaction of any such rights, claims, liabilities or obligations, in the Ordinary Course of Business and consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements (or the notes to the Financial Statements);

(xv)     neither the Company nor any of its Subsidiaries will (A) change any of the accounting methods used by it unless required by GAAP or Law, (B) settle any material tax claim or assessment or (C) consent to any material tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment;

(xvi)     neither the Company nor any of its Subsidiaries will (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than this Agreement) or (B) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets, other than in the Ordinary Course of Business and consistent with past practice; and

(xvii)     neither the Company nor any of its Subsidiaries will commit any material violation of applicable Law;

(xviii)     neither the Company nor any of its Subsidiaries will fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed or change any accounting method, policy, practice or application previously employed;

(xix)     neither the Company nor any of its Subsidiaries will fail to pay, or to make adequate provision for the payment of, all Taxes, interest payments and penalties due and payable to any city, state, the United States, or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established, or make any elections with respect to Taxes;

(xx)     neither the Company nor any of its Subsidiaries will acquire, enter into letters of intent, or agree to acquire (i) any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company or any of its Subsidiaries, except purchases of inventory in the Ordinary Course of Business consistent with past practice.

(xxi)     neither the Company nor any of its Subsidiaries will open or close any Restaurant;

(xxii)     neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 5.2     No Solicitation by the Company.

(a)     From and after the date of this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or knowingly permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative (collectively, the “Representatives”) of, the Company or any of its Subsidiaries to, (i) solicit, initiate or knowingly or intentionally encourage the submission of any Company Takeover Proposal, (ii) enter into any letter of intent, memorandum of understanding or agreement with respect to any Company Takeover Proposal or (iii) other than informing persons of the existence of this Section 5.2, provide any non-public information regarding the Company to any third party or engage in any negotiations or substantive discussions in connection with any Company Takeover Proposal; provided, however, that prior to the receipt of Shareholder Approval, the Company and the Representatives of the Company may, in response to a Company Takeover Proposal that was not solicited, initiated or knowingly or intentionally encouraged by the Company or a Representative of the Company in breach of this Section 5.2(a), make such inquiries as may be necessary to inform itself of the proposed terms and details of the unsolicited Company Takeover Proposal and, if the Company Board determines in good faith, after consultation with counsel and its financial advisor, that the following actions could result in the Company Takeover Proposal becoming a Company Superior Proposal, may provide any non-public information regarding the Company to any third-party or engage in any negotiations or substantive discussions with such person regarding any Company Takeover Proposal. The Company shall, and shall cause each of its Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any Subsidiary of the Company or any Representative of the Company, with any parties conducted heretofore with respect to any of the foregoing.

(b)     Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, at any time after the date of this Agreement and prior to the receipt of Shareholder Approval, (x) in response to a Company Takeover Proposal that was not solicited, initiated or knowingly or intentionally encouraged by the Company or a Representative in breach of Section 5.2(a), the Company Board may terminate this Agreement pursuant to Section 8.1(c) and cause the Company to enter into an agreement with respect to any Company Superior Proposal, but only at a time that is after the second business day following the Company’s delivery to Parent of written notice advising Parent that the Company Board is prepared to accept a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal, and during such two-day period the Company has reasonably cooperated with Parent and Merger Sub to enable Parent and Merger Sub to make an offer that is at least as favorable to the shareholders of the Company as such Company Superior Proposal, and (y) the Company Board may withdraw or modify in a manner adverse to Parent the Company Recommendation, but only if and to the extent, in each case, that the Company Board determines in good faith, after consultation with counsel and its financial advisor, that failing to take any such action could result in a breach of the fiduciary duties of the Company Board.

(c)     The Company shall promptly advise Parent orally and in writing of the receipt of any Company Takeover Proposal and of the material terms of any such Company Takeover Proposal and of any changes thereto. The Company shall promptly advise Parent orally and in writing of the commencement of any discussions with any third party or its representatives regarding a Company Takeover Proposal by such third party.

(d)     Nothing contained in this Section 5.2 or in Section 6.7 shall prohibit the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to the Company’s shareholders if, in the Company Board’s determination in good faith after consultation with counsel, the failure so to disclose could be inconsistent with its obligations under applicable Law. No action taken by the Company or the Company Board in accordance with this Section 5.2(d) shall be deemed to be a modification of the Company Recommendation.

Section 5.3     Consultation and Reporting. During the period from the date of this Agreement to the Effective Date, except as prohibited by Law (i) the Company will confer on a regular and frequent basis with Parent and Merger Sub to report material operational matters and to report on the general status of ongoing operations, and (ii) the Company will notify Parent and Merger Sub of any unexpected emergency or other change in the normal course of Business or in the operation of its properties and of any governmental complaints, investigations, adjudicatory proceedings, or hearings (or communications indicating that the same may be contemplated) and will keep Parent and Merger Sub fully informed of such events. The Parties shall, upon obtaining Knowledge of any of the following, promptly notify each other of:

(a)     Any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction contemplated herein;

(b)     Any notice or other communication from any Governmental Entity in connection with the Transaction contemplated herein; and

(c)     Any material Actions commenced or threatened against any such Party.

Article VI

ADDITIONAL AGREEMENTS

Section 6.1     Preparation of Proxy Statement.

(a)     As soon as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company will use reasonable efforts to cause the Proxy Statement to be disseminated to the holders of the Common Shares as and to the extent required by applicable federal securities Laws. Subject to Section 5.2, the Proxy Statement will contain the Company Recommendation.

(b)     Parent and Merger Sub will provide for inclusion or incorporation by reference in the Proxy Statement all required information. Parent and its counsel shall be given the opportunity to review and comment on the Proxy Statement before it is filed with the SEC. In addition, the Company will provide Parent and its counsel, in writing, with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and the opportunity to review and comment on such comments.

(c)     Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented to be filed with the SEC and to be disseminated to the holders of the Common Shares, in each case as and to the extent required by applicable federal securities Laws.

Section 6.2     Shareholders Meeting.

(a)     The Company shall, as soon as practicable after the date of this Agreement, in accordance with applicable Law, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement.

(b)     Parent shall vote, or cause to be voted, all of the Common Shares then owned by it, Merger Sub or any of its other Subsidiaries and Affiliates in favor of the approval of the Merger and the approval and adoption of this Agreement.

Section 6.3     Financing.

(a)     Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Debt Commitment Letter, including (i) using reasonable best efforts to (x) satisfy on a timely basis all terms, covenants and conditions set forth in the Debt Commitment Letter; (y) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter; and (z) consummate the Financing at or prior to Closing. Parent will furnish correct and complete copies of all such definitive agreements to the Company promptly upon their execution.

(b)     Parent shall keep the Company informed with respect to all material activity concerning the status of the Financing contemplated by the Debt Commitment Letter and shall give the Company prompt notice of any material adverse change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two Business Days, if at any time (i) the Debt Commitment Letter expires or is terminated for any reason, (ii) any financing source that is a party to the Debt Commitment Letter or the Equity Financing notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing. Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent consummation of the or any Alternate Financing contemplated by any Alternate Financing. Parent shall not amend or alter, or agree to amend or alter, the Debt Commitment Letter in any manner that would prevent or materially impair or delay the consummation of Transactions without the prior written consent of the Company.

(c)     If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or the Debt Commitment Letter is terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions (“Alternate Financing”) and to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as the Debt Commitment Letter as originally issued, to the extent needed to fund the Merger Consideration, and on terms and conditions (including termination rights and funding conditions) no less favorable to Parent or Merger Sub than those included in the Debt Commitment Letter (the “New Commitment Letter”). To the extent applicable, Parent shall use its reasonable best efforts to take, or cause to be taken, all things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Commitment Letter, including using reasonable best efforts to (x) satisfy on a timely basis all terms, covenants and conditions set forth in the New Commitment Letter; (y) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the New Commitment Letter; and (z) consummate the Alternate Financing at or prior to the Closing. In the event Alternate Financing is obtained and New Commitment Letter are entered into, references in this Agreement to the Debt Commitment Letter shall be deemed to refer to the New Commitment Letter, as applicable.

Section 6.4     Reasonable Best Efforts.

(a)     Prior to the Closing, Parent, Merger Sub and the Company shall each use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the other parties’ conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information required in connection with approvals of or filings with any other Governmental Entity) required to be obtained or made by Parent, Merger Sub, the Company or any of their Subsidiaries in connection with the Transactions or the taking of any action contemplated by the Transactions or by this Agreement, (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Additionally, each of Parent and the Company shall use all reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

(b)     Prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to and provide the other parties (or their counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from any Governmental Entity regarding any of the Transactions. If any party to this Agreement or any Affiliate of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the Company shall use its reasonable best efforts to effect such transfers.

(c)     Prior to the Closing, Company and its Subsidiaries shall use reasonable best efforts to obtain the landlord’s consent to the Transactions as required under any lease for Leased Real Property.

Section 6.5     Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or (ii) any condition to the Merger to be unsatisfied in any material respect on the Effective Time and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.

Section 6.6     Access; Confidentiality. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company shall promptly furnish Parent and its Representatives with such information as Parent shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations, including but not limited to (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws; and (b) all other information concerning its business, properties, assets and personnel as the other may reasonably request. The Company shall afford Parent and Lender or Lenders’ agents or representatives reasonable access, during normal business hours, to the Real Property and improvements for purposes of any non-intrusive physical, structural or environmental inspection of the Real Property. Parent shall, and shall cause Parent’s Affiliates and Representatives to hold any non-public information received from the other, directly or indirectly, in accordance with the Confidentiality Agreement.

Section 6.7     Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company, except as either party reasonably believes, after receiving the advice of outside counsel and after informing the other party, another form of press release may be required by Law or by any listing agreement with a national securities exchange or trading market. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other party, except as such party reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Law or by any trading market.

Section 6.8     Indemnification; Directors’ and Officers’ Insurance.

(a)     From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under Ohio Law, honor the Company’s obligations pursuant to Article VI of the Company’s Amended Code of Regulations to indemnify certain persons as set forth therein (collectively, the “Indemnified Parties”) arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the Transactions). The Surviving Corporation shall be entitled to assume the defense of any such claim, action, suit, investigation or proceeding with counsel reasonably satisfactory to the Indemnified Party. If the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest between the Surviving Corporation, the Indemnified Party may retain separate counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay the fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its consent (which consent shall not be unreasonably withheld or delayed).

(b)     The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide, for a period of not less than four years after the Effective Time, the Company’s current directors and officers (as defined to mean those persons insured under such policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200 percent of the aggregate annual premiums paid by the Company for such insurance in 2013 through the date of this Agreement on an annualized basis (the “D&O Premium”), but in such case shall purchase as much of such coverage as possible for such amount; and provided, further, however, that at Parent’s option in lieu of the foregoing insurance coverage, the Surviving Corporation may purchase “tail” insurance coverage that provides coverage substantially similar in all material respects to the coverage described above and such purchases do not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

(c)     The Articles of Incorporation and Code of Regulations of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Amended Code of Regulations of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of four years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of any individual who at the Effective Time is a director, officer, employee or agent of the Company or is or previously was serving at the request of the Company or its Subsidiaries as a director, trustee, officer, member, manager, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, pension or other employee benefit plan or other enterprise, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

(d)     The rights of each Indemnified Party under this Section 6.6 shall be in addition to any rights such individual may have under the Amended Articles of Incorporation, as amended, and Amended Code of Regulations (or other governing documents) of the Company or any of its Subsidiaries, under Ohio Law or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

(e)     In the event that the Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.8.

Section 6.9     Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

Section 6.10     Employee Matters.

(a)     Benefits. From and after the Effective Time and until the second anniversary of the Effective Time, Parent shall provide, or cause to be provided, the employees and former employees of the Company and its Subsidiaries as of the Effective Time with employee benefits and compensation plans (including with respect to salary and bonus, but not equity awards), programs and arrangements no less favorable, in the aggregate, than those provided by the Company or its Subsidiaries, as the case may be, to the such employees immediately prior to the Effective Time..

(b)     Eligibility. From and after the Effective Time, Parent shall (i) provide, or cause to be provided, the employees of the Company and its Subsidiaries with service credit for purposes of eligibility to participate, vesting and benefit accruals (other than benefit accruals under a defined benefit plan) under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or any of its Subsidiaries in which such employees are eligible to participate, for all periods of employment with the Company or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent credited by the Company for purposes of a comparable plan (provided that there will be no duplication of benefits); and (ii) with respect to any self-insured welfare benefit plans of Parent or any of its Subsidiaries, cause, and with respect to all other welfare benefit plans, use reasonable best efforts to cause, any pre-existing conditions limitations, eligibility waiting periods or required physical examinations to be waived with respect to the employees of the Company and its Subsidiaries and their eligible dependents to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable employee participated immediately prior to the Effective Time. If the Company's or any of its Subsidiaries' medical, vision and/or dental benefit plans for the employees of the Company or any of its Subsidiaries are terminated prior to the end of a plan year, such employees and their dependents who are then participating in a deductible-based medical, vision and/or dental benefit plan sponsored by the Company or any of its Subsidiaries will be given credit for deductibles, co-payments and eligible out-of-pocket expenses incurred toward deductibles, co-payments and out-of-pocket maximums during the portion of the plan year preceding the termination date (or transfer date) in a comparable deductible-based medical, vision and/or dental benefit plan of Parent or any of its Subsidiaries for the corresponding Parent benefit plan year.

(c)     Accrued Benefit Obligations. Parent and the Surviving Corporation shall honor, or cause to be honored, in accordance with their respective terms, all vested or accrued benefit obligations to, and contractual rights of, the employees of the Company and its Subsidiaries, including any benefits or rights arising as a result of the Transactions (either alone or in combination with any other event).

(d)     No Third Party Beneficiaries. This Section 6.10 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Article VII

CONDITIONS

Section 7.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Merger Sub, as the case may be, to the extent permitted by applicable Law:

(a)     Shareholder Approval. The Merger and this Agreement shall have been adopted by the requisite vote of the holders of the Common Shares. (the “Shareholder Approval”).

(b)     No Injunctions or Restraints. No Order or Law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other Governmental Entity, or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger; provided, however, that each of the parties to this Agreement shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

Section 7.2     Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

(a)     Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)     Performance of Obligations of the Company. The Company shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Company Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)     Officer’s Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)     Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect to the Company.

Section 7.3     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to prevent or materially delay the consummation of the Merger.

(b)     Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or material adverse effect, in all respects) all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)     Officer’s Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4     Frustration of Closing Conditions. Neither Parent or Merger Sub nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligations hereunder if such failure was caused by such party’s failure to comply with its obligations to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.3.

Article VIII

TERMINATION

Section 8.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any Shareholder Approval):

(a)     by mutual written consent of Parent, Merger Sub and the Company;

(b)     by either Parent or the Company if:

(i)     the Merger has not been consummated on or before July 31, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii)     a permanent injunction which is final and non-appealable shall have been issued restraining or otherwise prohibiting consummation of the Merger or any of the other transactions contemplated by this Agreement; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used all reasonable best efforts to prevent the entry of such permanent injunction, including by satisfying its obligations under Section 6.3; or

(iii)     if the Special Meeting (including any adjournments and postponements thereof) shall have concluded without the Shareholder Approval having been obtained.

(c)     by the Company, if prior to the receipt of the Shareholder Approval, the Company Board shall have:

(i)     withdrawn the Company Recommendation in compliance with Section 5.2(b); or

(ii)     recommended, or entered into an agreement with respect to, a Company Takeover Proposal other than the Merger in compliance with Section 5.2(b).

(d)     by Parent, if:

(i)     the Company Board shall have withdrawn, or modified in a manner materially adverse to Parent, the Company Recommendation;

(ii)     the Company Board shall have recommended a Company Takeover Proposal other than the Merger; or

(iii)     the Company shall have materially breached its obligations under Section 5.2, Section 6.1(a) or Section 6.2(a).

Section 8.2     Effect of Termination.

(a)     If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that if such termination shall result from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach; provided, further, that the provisions of Section 6.5, this Section 8.1, Article IX and Article X and the provisions of the Confidentiality Agreement shall survive such termination.

(b)     The Company shall pay Parent a fee equal to $500,000 if this Agreement is terminated:

(i)     by Parent pursuant to the provisions of Section 8.1(d);

(ii)     by the Company pursuant to the provisions of Section 8.1(c) if Parent and Merger Sub are not then in breach of their representations, warranties or covenants under this Agreement; or

(iii)     by either party pursuant to Section 8.1(b)(iii) if, prior to the time of the Special Meeting (including any adjournments or postponements thereof), there shall have been announced a Company Takeover Proposal that shall not have been withdrawn or abandoned by the time of the Special Meeting and within twelve months after such termination the Company shall have consummated any transaction, or entered into any agreement for a transaction that is ultimately consummated, providing for the merger or combination of the Company into a third party other than a wholly owned subsidiary of the Company (a “Tail Transaction”).

Any fee due under Section 8.2(b)(i) or Section 8.2(b)(ii) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement. Any fee due under Section 8.2(b)(iii) shall be paid by wire transfer of same-day funds within one business day after consummation of the Tail Transaction.

Article IX

MISCELLANEOUS

Section 9.1     Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company, by written agreement of the parties to this Agreement, by action taken by their respective boards of directors or equivalent governing bodies, at any time prior to the Effective Time with respect to any of the terms contained in this Agreement; provided, however, that after Shareholder Approval, no such amendment, modification or supplement shall alter or change (a) the Merger Consideration, (b) any term of the Articles of Incorporation of the Surviving Corporation (except for alterations or changes that would otherwise be adopted by the board of directors of the Surviving Corporation) or (c) any other terms and conditions of this Agreement if such alterations or changes, alone or in the aggregate, would materially adversely affect any shareholder of the Company.

Section 9.2     Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3     Expenses. All fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses.

Section 9.4     Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile transmission (which is electronically confirmed), mailed by first class registered or certified mail, postage prepaid or sent by a nationally recognized overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)

if to Parent or Merger Sub, to:

Apex Restaurant Management, Inc.

Apex Brands Foods, Inc.

Attention: Tabbassum Mumtaz

Telephone No.: (469) 317-3900

Email Address: tmumtaz@sonic.net

with a copy to:

Law Office of Omar Misleh, P.C.

10190 Katy Freeway, Suite 550

Houston, Texas 77043

Attention: Omar Misleh

Telephone No.: (713) 439-1625

Email Address: omar@mislehlaw.com

and

Fisher Zucker LLC

21 S. 21st Street

Philadelphia, Pennsylvania 19103

Attention:

Lane Fisher

Telephone No.: (215) 825-3100

Email Address: lfisher@fisherzucker.com

and

F. Joseph Dunn

Telephone No.: (215) 825-3100

Email Address: jdunn@fisherzucker.com

(b)	if to the Company, to: Morgan’s Foods, Inc. 4829 Galaxy Parkway, Suite S Cleveland, OH 44128 Attention: Kenneth L. Hignett Telephone No.: (216) 359-2102 Email Address: ken.hignett@morgansfoods.com with a copy to:

Tucker Ellis LLP

950 Main Avenue

Suite 1100

Cleveland, Ohio 44113

Attention:

Christopher J. Hewitt

Telephone No.: (216) 696-2691

Email Address: christopher.hewitt@tuckerellis.com

and

Robert M. Loesch

Telephone No.: (216) 696-5916

Email Address: robert.loesch@tuckerellis.com

Section 9.5     Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute one instrument.

Section 9.6     Entire Agreement; No Third Party Beneficiaries. This Agreement (including the schedules and annexes to this Agreement) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) other than as provided in Section 6.6, is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies under this Agreement.

Section 9.7     Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties agree that the court asking such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 9.8     Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio without giving effect to the principles of conflicts of law of the Laws of the State of Ohio.

Section 9.9     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.10     Consent to Jurisdiction.

(a)     Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the state and federal courts of the State of Ohio in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court.

(b)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

Section 9.11     Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. In circumstances where the Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated because Parent and Merger Sub have not obtained the Financing, the parties acknowledge that the Company shall be entitled to enforce specifically the Parent’s and Merger Sub’s obligation to draw upon and cause the Financing to be funded if the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than conditions which by their nature cannot be satisfied until Closing) and the funds contemplated by the Financing or any Alternate Financing are available.

Article X

DEFINITIONS; INTERPRETATION

Section 10.1     Cross References. Each of the following terms is defined in the section set forth opposite such term.

Defined Term	Section

Agreement	Preamble
Alternate Financing	6.3(c)
Assets	3.19
Certificate	2.1(a)
Closing	1.3
Closing Date	1.3
Code	3.13(c)
Common Shares	Recitals
Company	Preamble
Company Board	3.2(a)
Company Disclosure Letter	Article III Preamble
Company Intellectual Property	3.15(b)
Company Permits	3.8
Company Plans	3.13(a)
Company Recommendation	3.2(c)
Company SEC Documents	3.5(a)
Confidentiality Agreement	3.24
D&O Insurance	6.8(b)
D&O Premium	6.8(b)
Debt Commitment Letter	4.5(a)
Debt Financing	4.5(a)
Dissenting Shares	2.4(a)
Effective Time	1.2
Equity Financing	4.5(a)
Financial Statements	3.5(b)
Financing	4.5(a)
Franchise Agreement	3.9(a)
GAAP	3.5(b)
Governmental Entity	3.3
Indemnified Parties	6.8(a)
internal controls	3.5(d)
IRS	3.13(b)
Leased Real Property	3.14(b)
Lender	4.5(a)
Material Control	3.9
Merger	1.1
Merger Consideration	2.1(a)
Merger Sub	Preamble

Multiemployer Plan	3.13(a)
New Commitment Letter	6.3(c)
Options	2.3(a)
Outside Date	8.1(b)(i)
Owned Real Property	3.14(a)
Parent	Preamble
Paying Agent	2.2(a)
Payment Fund	2.2(a)
Per Share Merger Consideration	2.1(a)
Preferred Stock	3.4(a)
Proxy Statement	3.1
Real Property	3.14(b)
Real Property Leases	3.9(a)(ix)
Representatives	5.2(a)
Restaurant Management	3.12
Restraints	7.1(b)
Securities Act	3.5(a)
Shareholder Approval	7.1(a)
Special Meeting	6.2(a)
Surviving Corporation	1.1
Tail Transaction	8.2(b)(iii)
Takeover Statute	3.23
Transactions	2.2(e)
Uncertified Share	2.1(a)
Voting Agreement	Recitals

Section 10.2     Certain Terms Defined. The following terms shall have the meanings set forth below for purposes of this Agreement:

“Action” means any claim, action, suit, complaint, petition, proceeding or investigation by or before any Governmental Entity or Person, whether at law, in equity, in arbitration or otherwise.

“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive Order to close.

“Company Superior Proposal” means a Company Takeover Proposal that the Company Board determines in good faith, after consultation with counsel and its financial advisor and taking into account all legal, financial and regulatory and other aspects of the Company Takeover Proposal, the person making the Company Takeover Proposal and all relevant material terms of such Company Takeover Proposal and this Agreement (including any changes to this Agreement proposed by Parent in response to a Company Takeover Proposal), is more favorable to the shareholders of the Company than the Merger and the other transactions contemplated by this Agreement.

“Company Takeover Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, business combination or other similar transaction involving the Company, (ii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, more than 25 percent of the outstanding Common Shares or (iii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, assets of the Company or its Subsidiaries representing more than 25 percent of the consolidated assets of the Company, in each case, other than the transactions contemplated by this Agreement.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

“Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (ii) general principles of equity.

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern in effect up through the date of Closing.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Franchisor” shall collectively mean Taco Bell Corp., KFC Corporation and Pizza Hut, Inc.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices), (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations under financing leases, (d) all obligations in respect of acceptances issued or created, (e) all liabilities secured by any lien on any property and (f) all guarantee obligations.

“Intellectual Property” means United States or foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, corporate names, Internet domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including databases and related documentation), (vi) moral and economic rights of authors and inventors and (vii) all other proprietary rights whether now known or hereafter recognized in any jurisdiction.

“Knowledge” means (i) with respect to Parent, the actual knowledge (without independent inquiry or investigation) of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge (without independent inquiry or investigation) of the following executive officers of the Company: James J. Liguori and Kenneth L. Hignett.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Entity.

“Material Adverse Effect” means any event, circumstance, change, occurrence or state of facts that (i) has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole other than events, circumstances, changes, occurrences or any state of facts relating to (A) changes in industries relating to the Company and its Subsidiaries in general and not specifically relating to the Company and its Subsidiaries, (B) general legal, regulatory, political, business, economic, financial or securities market conditions in the United States or elsewhere (including fluctuations, in and of themselves, in the price of the Common Shares), (C) the negotiation, execution or the announcement of this Agreement, the undertaking and performance or observance of the obligations contemplated by this Agreement or necessary to consummate the Transactions (including adverse effects on the results of operations attributable to uncertainties associated with the period between the date hereof and the Closing Date) or the consummation of any Transaction (including the Merger), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (D) acts of war, insurrection, sabotage or terrorism, (E) changes in GAAP or the accounting rules or regulations of the SEC, (F) the effect of incurring out-of-pocket expenses in connection with negotiating, entering into, performing or consummating the Transactions or (G) the failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or (ii) prevents the Company from performing its obligations under this Agreement, provided that “material” and “materially” have correlative meanings.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq. and the federal Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.

“Ohio Law” means the Ohio General Corporation Law.

“Option Plans” means the Nonqualified Stock Option Plan for Executives and Managers and the Key Employees Nonqualified Stock Option Plan.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Permitted Encumbrances” means: (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that are being contested in good faith by appropriate proceedings or for which reserves have been established on the most recent financial statements included in the Company SEC Documents, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the Ordinary Course of Business, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company arising or incurred in the Ordinary Course of Business, (v) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws, (vi) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, (vii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities, (viii) any Laws affecting any Site, (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (x) any encroachments upon the property from any adjacent property, easement area, street or highway; provided, however, that in the case of clauses (v) through (x), none of the foregoing, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon, (xi) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof, and (xii) any matters disclosed in reports delivered or made available to Parent by the Company prior to the date of this Agreement.

“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“Related Party” means (A) any director or officer of the Company or any of its Subsidiaries, (B) any record or beneficial owner of 5% or more of the voting securities of the Company or (C) any Affiliate, “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director, officer or owner.

“Restaurants” means all sixty-eight (68) restaurant locations owned and operated by Company and its Subsidiaries.

“Restaurant Personnel” means Restaurant Management and the Employees who work at or for the Restaurants.

“SEC” means the United States Securities and Exchange Commission.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“Subsidiary” means, with respect to any party, any foreign or domestic corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” or “Taxes” means all federal, state, local and foreign taxes, payments due under any applicable abandoned property, escheat, or similar Laws and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

“Tax Return” or “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return related to Taxes.

Section 10.3     Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures on Following Page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

APEX RESTAURANT MANAGEMENT, INC.

By:	/s/ Tabbassum Mumtaz
Name: Tabbassum Mumtaz
Title: President & Chief Executive Officer

APEX BRANDS FOODS, INC.

By:	/s/ Tabbassum Mumtaz
Name: Tabbassum Mumtaz
Title: President & Chief Executive Officer

MORGAN’S FOODS, INC.

By:	/s/ James J. Liguori
Name: James J. Liguori
Title: President & Chief Executive Officer

Annex B

Voting Agreement

Annex B

VOTING AGREEMENT

by and among

BANDERA MASTER FUND L.P.,

APEX RESTAURANT MANAGEMENT, INC.

and

APEX BRANDS FOODS, INC.

dated as of

March 30, 2014

TABLE OF CONTENTS

		Page

ARTICLE 1
__________________
1.01	Certain Definitions	1
1.02	Representations and Warranties of the Shareholder	1
1.03	Representations and Warranties of Parent and Merger Sub	2
ARTICLE 2
__________________
2.01	Transfer of the Shares	3
2.02	Adjustments	3
ARTICLE 3
_____________________
3.01	Voting Agreement	3
ARTICLE 4
_____________________
4.01	Termination	4
4.02	Expenses	4
4.03	Further Assurances	4
4.04	Press Releases	4
4.05	Specific Performance	5
4.06	Miscellaneous	5

B-i

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of March 30, 2014 (this “Agreement”), is by and among Apex Restaurant Management, Inc., a California corporation (“Parent”), Apex Brands Foods, Inc., an Ohio corporation (“Merger Sub”), and the shareholder of Morgan’s Foods, Inc., an Ohio corporation (the “Company”), set forth on the signature page hereto (the “Shareholder”).

WHEREAS, the Shareholder is the beneficial owner of the number of common shares, without par value, of the Company (the “Company Common Shares”) as set forth on Annex A hereto (the “Shares”);

WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), which provides, among other things, that, upon the terms and subject to the conditions therein, Merger Sub will merge with and into the Company (the “Merger”); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have requested that the Shareholder agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Shareholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE 1
__________________

1.01          Certain Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

1.02          Representations and Warranties of the Shareholder. The Shareholder represents and warrants to Parent and Merger Sub as follows:

(a)     The Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply to all uses of the term “beneficial owner” (or any variation thereof) contained in this Agreement) of, and has good title to, the Shares, free and clear of any Encumbrances (including any restriction on the right to vote, sell or otherwise dispose of the Shares), except as set forth in this Agreement or in connection with any margin loans in the ordinary course of the Shareholder’s business.

(b)     The Shares constitute all of the securities (as defined in Section 3(10) of the Exchange Act, which definition will apply to all uses of the term “securities” contained in this Agreement) of the Company beneficially owned, directly or indirectly, by the Shareholder (excluding any securities beneficially owned by any of its affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act, which definitions will apply to all uses of the terms “affiliates” and “associates,” respectively, contained in this Agreement) as to which he does not have voting or investment power).

(c)     Except for the Shares, the Shareholder does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is the Shareholder subject to any contract, commitment, arrangement, understanding or relationship (whether or not legally enforceable), other than this Agreement, that obligates it to vote or acquire any securities of the Company. The Shareholder holds exclusive power to vote the Shares and has not granted a proxy to any other Person to vote the Shares, subject to the limitations set forth in this Agreement.

(d)     The Shareholder has the power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement is the Shareholder’s valid and legally binding obligation, enforceable against the Shareholder in accordance with its terms (except for any Enforceability Exceptions).

(e)     No consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by the Shareholder in connection with the execution, delivery or performance by the Shareholder of this Agreement, other than filings required under the Exchange Act.

(f)     The execution, delivery and performance of this Agreement by the Shareholder does not and will not constitute a violation of any Law to which the Shareholder or any of the Shareholder’s properties is subject or bound.

1.03         Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Shareholder as follows:

(a)     Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b)     Each of Parent and Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. Each of Parent and Merger Sub has duly authorized, executed and delivered this Agreement. This Agreement has been duly authorized by all necessary corporate action of each of Parent and Merger Sub. This Agreement is each of Parent’s and Merger Sub’s valid and legally binding obligation, enforceable against each of them in accordance with its terms (except for any Enforceability Exceptions).

(c)     No consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by either Parent or Merger Sub in connection with the execution, delivery or performance by Parent and Merger Sub of this Agreement.

(d)     The execution, delivery and performance of this Agreement by Parent and Merger Sub does not and will not constitute (i) a violation of any Law to which Parent or Merger Sub or any of their properties is subject or bound or (ii) a breach or violation of, or a default under, Parent’s or Merger Sub’s organizational documents.

ARTICLE 2
__________________

2.01         Transfer of the Shares. During the term of this Agreement, except as otherwise provided herein or in the Merger Agreement, the Shareholder will not (a) tender into any tender or exchange offer or otherwise sell, transfer, pledge, assign or otherwise dispose of, or encumber with any Encumbrance, any of the Shares, (b) acquire any Company Common Share or other securities of the Company (otherwise than in connection with a transaction of the type described in Section 2.02), (c) deposit the Shares into a voting trust, enter into any other voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares, or (d) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, transfer, pledge, assignment or other disposition of any interest in or the voting of any Company Common Share or any other securities of the Company.

2.02         Adjustments.

(a)     In the event (i) of any share dividend, share split, recapitalization, reclassification, combination or exchange of the Company Common Shares or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing the Shareholder’s ownership of the Shares or (ii) the Shareholder becomes the beneficial owner of any additional Company Common Shares or other securities of the Company, then the terms of this Agreement will apply to the Company Common Shares or other securities of the Company held by the Shareholder immediately following the effectiveness of the events described in clause (i) or the Shareholder becoming the beneficial owner thereof as described in clause (ii) as though they were Shares hereunder.

(b)     The Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Company Common Shares acquired by the Shareholder, if any, after the date hereof.

ARTICLE 3
_____________________

3.01        Voting Agreement. The Shareholder, by this Agreement, does hereby agree to vote all the Shares that the Shareholder beneficially owns as of the record date for any annual, special or adjourned meeting of the shareholders of the Company (a) in favor of adoption of the Merger Agreement and (b) against (x) any Acquisition Proposal, (y) any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement and (z) the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (iii) (A) any change in a majority of the persons who constitute the board of directors of the Company as of the date hereof; (B) any change in the present capitalization of the Company or any amendment of the Company’s articles of incorporation or code of regulations, as amended to date; (C) any other material change in the Company’s corporate structure or business; or (D) any other action that, in the case of each of the matters referred to in clauses (iii)(A), (B) and (C), is intended, or would reasonably be expected, to impede, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by this Agreement and the Merger Agreement.

3.02        Consent to Consideration. The Shareholder acknowledges that it is familiar with or has reviewed the Merger Agreement, understands that the only consideration that it is entitled to receive as a shareholder of Company in connection with the Merger is the Per Share Merger Consideration to be paid pursuant to the Merger Agreement, and the Shareholder consents to such consideration as provided in the Merger Agreement as in effect on the date hereof. Effective as of the Effective Time (as defined in the Merger Agreement), the Shareholder by this Voting Agreement agrees to refrain from exercising any appraisal rights under Ohio Law (including but not limited to Section 1701.85 of Ohio Law), dissenter rights under Ohio Law, or similar rights under applicable law with respect to the Merger.

ARTICLE 4
_____________________

4.01         Termination. This Agreement will terminate upon the earliest to occur of (a) the Effective Time (as defined in the Merger Agreement), (b) the date the Merger Agreement is terminated in accordance with its terms, (c) the mutual consent of the Shareholder and Parent, and (d) the effectiveness of any amendment, modification or supplement to the Merger Agreement, or waiver under the Merger Agreement by the Company of any of its rights, powers or privileges, in any such case, where such amendment, modification, supplement or waiver would (i) decrease, or change the form of, the Merger Consideration, or (ii) materially delay the occurrence of the Effective Time, provided, however, with respect to item 4.01(d)(i), this Agreement shall not terminate and will continue in full force if the Shareholder subsequently approves such decrease or change in form of the Merger Consideration.

4.02         Expenses. Except as may otherwise be specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

4.03         Further Assurances. Each party hereto will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

4.04         Press Releases. Parent and Merger Sub, on the one hand, and the Shareholder, on the other hand, will consult with each other before issuing any press release with respect to this Agreement and will not issue any such press release without the prior written consent of the other party, which will not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue any such press release, or make any filings, as may be required by applicable Laws (including the Exchange Act), or securities exchange rules.

4.05         Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The Shareholder agrees that, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, Parent and Merger Sub shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each party further agrees that neither Parent, Merger Sub or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.05, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

4.06         Miscellaneous.

(a)     None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or termination of this Voting Agreement.

(b)     Any provision of this Agreement may be (i) waived by the party benefited by the provision, but only in writing, or (ii) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable Law.

(c)     This Agreement (including the annex to this Agreement) (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies under this Agreement.

(d)     This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio without giving effect to the principles of conflicts of law of the Laws of the State of Ohio. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the state and federal courts of the State of Ohio in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.06(d).

(e)     The table of contents and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(f)     All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile transmission (which is electronically confirmed), mailed by first class registered or certified mail, postage prepaid or sent by a nationally recognized overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to Parent or Merger Sub, to:

Apex Restaurant Management, Inc.

Apex Brands Foods, Inc.

Attention: Tabbassum Mumtaz

Telephone No.: (469) 317-3900

Email Address: tmumtaz@sonic.net

with a copy to:

Law Office of Omar Misleh, P.C.

10190 Katy Freeway, Suite 550

Houston, Texas 77043

Attention: Omar Misleh

Telephone No.: (713) 439-1625

Email Address: omar@mislehlaw.com

and

Fisher Zucker LLC

21 S. 21st Street

Philadelphia, Pennsylvania 19103

Attention: Lane Fisher

Telephone No.: (215) 825-3100

Email Address: lfisher@fisherzucker.com

and

F. Joseph Dunn

Telephone No.: (215) 825-3100

Email Address: jdunn@fisherzucker.com

(ii)            if to the Shareholder, to:

Bandera Partners LLC

50 Broad Street, Suite 1820

New York, New York 10004

Attention: Jefferson Gramm

Telephone No.: (212) 232-4583

Email Address: jeff@banderapartners.com

with a copy to:

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention: Steve Wolosky

Telephone No.: (212) 451-2300

Email Address: swolosky@olshanlaw.com

(g)     This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute one instrument

(h)     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(i)     Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties agree that the court asking such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision

(j)     All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

APEX RESTAURANT MANAGEMENT, INC.

By:	/s/ Tabbassum Mumtaz
Name:	Tabbassum Mumtaz
Title:	President & Chief Executive Officer

APEX BRANDS FOODS, INC.

By:	/s/ Tabbassum Mumtaz
Name:	Tabbassum Mumtaz
Title:	President & Chief Executive Officer

BANDERA MASTER FUND L.P.

By:	/s/ Jefferson P. Gramm
Name:	Jefferson P. Gramm
Title:	Managing Director

[Signature Page to Voting Agreement]

ANNEX A

NUMBER OF SHARES
1,052,250

B-A-1

Annex C

Brookwood Associates, L.L.C. Fairness Opinion

Annex C

[Brookwood Associates Letterhead]

March 30, 2014

Board of Directors

Morgan’s Foods, Inc.

4829 Galaxy Parkway, Suite S

Cleveland, Ohio 44128

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, to the holders of common shares, without par value (the "Common Shares"), of MUNCHIE, an Ohio corporation (the "Company"), of the consideration to be received by them pursuant to the Agreement and Plan of Merger (the "Agreement") to be entered into among the Company, Apex Brands Foods, Inc., an Ohio corporation (“Parent”) and Apex Merger Sub, Inc., an Ohio corporation (“Merger Subsidiary”). The Agreement provides for the merger (the "Merger") of Merger Subsidiary with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Parent. As set forth more fully in the Agreement, in connection with the Merger, each outstanding Common share of the Company (other than shares, if any, held by the Company, Parent or Merger Subsidiary or any of their respective subsidiaries, which are not covered by this opinion) will be converted into the right to receive $5.00 per share in cash, without interest (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee from the Company, a substantial portion of which is contingent upon the consummation of the Merger. We will also receive a fee from the Company for providing this opinion, in addition to the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services and to reimburse us for certain expenses in connection with our services. In the past, we have provided financial advisory services to the Company and have received fees for the rendering of those services.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed: (i) the financial terms of the March 28, 2014 draft of the Agreement; (ii) certain publicly available financial, business and operating information related to the Company that we deemed relevant; (iii) certain internal financial, operating and other data with respect to the historical, current and future operations, financial condition and prospects of the Company prepared and furnished to us by the management of the Company; (iv) certain internal financial projections for the Company that were prepared for financial planning purposes and furnished to us by the management of the Company; (v) certain publicly available market and securities data of the Company (including historical trading prices and volume); (vi) certain financial data, transaction terms, and the imputed prices and trading activity of certain other publicly-traded companies that we deemed relevant for purposes of our opinion; and (vii) other information, financial studies, analyses and investigations and other factors that we deemed relevant for purposes of our opinion. In addition, we have performed a discounted cash flow analysis for the Company. We have also conducted discussions with members of management of the Company concerning the historical, current and future financial condition, operating results, business and prospects for the Company.

In connection with our review, with your consent, we have relied upon and assumed the accuracy, completeness and fair presentation of the financial, accounting and other information furnished or otherwise made available to us by the Company, discussed with or otherwise reviewed by us, or publicly available, and have not assumed responsibility independently to verify such information or any liability therefore. We also have relied upon and assumed that there is not (and that management of the Company is not aware of) any information or facts that would make the information provided or otherwise made available to us incomplete or misleading. We have further relied upon the assurances of the management of the Company that the financial forecasts, projections and other estimates and business outlook information have been prepared on a reasonable basis in accordance with industry practice, reflecting the best currently available estimates and judgments of the management of the Company. We express no opinion as to such financial forecasts, projections and other estimates and business outlook information or the assumptions on which they are based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither the Company nor Parent is party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spin off other than the Merger and other financing transactions described in the Agreement. Furthermore, in arriving at our opinion, we have not been requested to make, and have not made, any physical inspection of the properties or facilities of the Company. In addition we have assumed the continuity of the Company’s existing and future relationships, agreements and arrangements, and the ability of Parent to retain, key suppliers, franchisors and other contracts of the Company without any adverse effect to the Company’s operations, financial position or otherwise.

We have assumed that the final form of the Agreement will be in all material respects identical to the last draft reviewed by us, without modification of material terms or conditions by the Company, Parent or any other party thereto. We have not been asked to, nor do we, take any responsibility as to the terms and conditions of the Agreement or the form of the transaction. We have assumed the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and with full satisfaction of all covenants and conditions without any waiver thereof. In arriving at our opinion, we have assumed that all necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not result in the disposition of any material portion of the assets of the Company or Parent, or otherwise adversely affect the Company or Parent, and that will not alter the terms of the Merger. We express no opinion regarding whether the necessary approvals or other conditions to the consummation of the Merger will be obtained or satisfied.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent, off-balance sheet or other) of the Company, and have not been furnished with any such appraisals or valuations. Our analyses performed in connection with this opinion were going-concern analyses. We express no opinion regarding the liquidation value or solvency of any entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject. With your consent, we have relied upon and assumed the accuracy of information provided by management, but our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any other pending or threatened litigation, regulatory action, unasserted claims or other contingent liabilities.

This opinion is necessarily based upon market, real estate, economic or other facts, circumstances and conditions as they exist and can be evaluated on, and on the information available to us on, the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the prices at which the Common Shares may trade following announcement of the Merger or at any future time, and we express no opinion as to the underlying valuation, future performance or long-term viability of the Company. We have not agreed or undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is solely for the benefit and use of the Board of Directors of the Company in connection with its consideration of' the Merger and may not be relied upon by any other person. This opinion is not intended to be and does not constitute a recommendation to the Board of Directors of the Company, the Company or any shareholder of the Company as to how such shareholder should vote or otherwise act with respect to the Merger, and should not be relied upon by any such person as such. This opinion is not intended to confer rights and remedies upon Parent, the Company, any shareholders of the Company or Parent or any other person (including holders of options to purchase Common Shares). Except as contemplated in the September 23, 2013 engagement letter between us, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval. This opinion should not be construed as creating any fiduciary obligation on our party to any person or entity.

This opinion addresses solely the fairness, from a financial point of view, to holders of Common Shares of the Company (other than the Company, Parent, Merger Subsidiary and their respective subsidiaries) of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreements relating to the Merger. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, or the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company. Further, we have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified herein), (ii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iii) the fairness of any portion or aspect of the Merger to any one class or group of security holders or other constituents vis-à-vis any other class or group of security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (iv) whether or not Parent, the Company, or their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (v) the solvency, creditworthiness or fair value of Parent, the Company or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vi) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature. During the course of our engagement, at the request of the Board of Directors of the Company, we contacted certain parties to solicit indications of interest regarding a transaction involving the Company. This process resulted in certain bids which culminated in the Company's decision to enter into the Agreement. We have considered the results of such solicitation in rendering our opinion.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration to be received by the holders of Common Shares of the Company pursuant to the Agreement is fair, from a financial point of view, as of the date hereof, to the holders of Common Shares of the Company (excluding the Company, Parent, Merger Subsidiary and their respective subsidiaries).

Sincerely,

/s/ Brookwood Associates, LLC

Annex D

Dissenters’ Rights under Sections 1701.84 and 1701.85 of the Ohio Revised Code

1701.84 Dissenting shareholders entitled to relief.

(A) Except as provided in division (B) of this section, the following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78 , 1701.781 , 1701.79 , 1701.791 , or 1701.801 of the Revised Code;

(2) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

(3) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

(4) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

(5) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code;

(6) Shareholders of a domestic corporation that is being converted pursuant to section 1701.792 of the Revised Code.

(B) All of the following shareholders shall not be entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1) Shareholders described in division (A)(1) or (6) of this section, if both of the following apply:

(a) The shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief under division (A)(1) or (6) of this section are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders.

(b) The consideration to be received by the shareholders consists of shares or shares and cash in lieu of fractional shares that, immediately following the effective time of a merger, consolidation, or conversion, as applicable, are listed on a national securities exchange and for which no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger, consolidation, or conversion.

(2) Shareholders described in division (A)(2) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the merger and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the merger;

(3) The shareholders described in division (A)(4) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the combination or majority share acquisition, and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the combination or majority share acquisition.

1701.85 Dissenting shareholders - compliance with section - fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74 , 1701.76 , and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation's shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder's address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation's shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder's address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory's authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation's written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A) (4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder's demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver the certificates terminates the dissenting shareholder's rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders ;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder's demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Morgan's FOODS, INC.

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IMPORTANT SPECIAL MEETING INFORMATION

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET <u>OR</u> TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Morgan's Foods, Inc.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints James C. Pappas, James J. Liguori and Kenneth L. Hignett, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the Special Meeting of Shareholders of Morgan's Foods, Inc. to be held at the Marriott Cleveland East Hotel, 26300 Harvard Road, Warrensville Heights, Ohio 44122 on ________, _____, 2014 at ____ a.m. Eastern Time, or any adjournment thereof, and to vote the number of common shares of Morgan's Foods, Inc. which the undersigned would be entitled to vote, and with all power the undersigned would possess if personally present.

Receipt of the Notice of Special Meeting of Shareholders and Proxy Statement dated __________ [ ], 2014 is hereby acknowledged.

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